Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

April 27, 2016

by and among

ABBOTT LABORATORIES,

ST. JUDE MEDICAL, INC.,

VAULT MERGER SUB, INC.

and

VAULT MERGER SUB, LLC

EXHIBITS

Exhibit A: Surviving Company Certificate of Formation

Exhibit B: Surviving Company Limited Liability Company Agreement

DISCLOSURE LETTERS

Company Disclosure Letter
Parent Disclosure Letter

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 27, 2016, is by and among Abbott Laboratories, an Illinois corporation (“Parent”), St. Jude Medical, Inc., a Minnesota corporation (the “Company”), Vault Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub 1”), and Vault Merger Sub, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub 2”).  Parent, the Company, Merger Sub 1 and Merger Sub 2 are referred to individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, (a) Merger Sub 1 will merge with and into the Company, with the Company surviving such merger as the First Surviving Corporation (the “First Merger”), pursuant to which each of the Company’s issued and outstanding common shares, par value $0.10 per share (the “Company Shares”), other than certain Company Shares to be cancelled, will be converted into the right to receive the Merger Consideration; and (b) promptly following the First Effective Time, the First Surviving Corporation shall merge with and into Merger Sub 2, with Merger Sub 2 surviving such merger as the Surviving Company (the “Second Merger” and, together with the First Merger, the “Mergers”);

WHEREAS, the Boards of Directors of Parent, the Company and Merger Sub 1 have each unanimously (i) determined that the Mergers, this Agreement, the plan of merger (as such term is used in Section 302A.611 of the Minnesota Business Corporation Act) contained in this Agreement (the “Plan of Merger”) and the transactions contemplated hereby, are in the best interests of their respective companies and shareholders and (ii) approved this Agreement, the Plan of Merger and the transactions contemplated hereby, including the Mergers;

WHEREAS, the Board of Directors of Merger Sub 2 has (i) determined that the Mergers, this Agreement and the transactions contemplated hereby, are in the best interests of Merger Sub 2 and Merger Sub 2’s sole member and (ii) approved this Agreement and the transactions contemplated hereby, including the Second Merger;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously resolved to recommend that the Company’s shareholders approve this Agreement, the First Merger and the adoption of the Plan of Merger;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01          Definitions.  (a)  As used herein, the following terms have the following meanings:

“1933 Act” means the U.S. Securities Act of 1933.

“1934 Act” means the U.S. Securities Exchange Act of 1934.

“2017 Private Placement Notes” means St. Jude Medical Japan Co., Ltd.’s 1.58% Senior Notes due 2017, issued pursuant to the Existing Note Purchase Agreement.

“2018 Senior Notes” means the Company’s 2.000% Senior Notes due 2018, issued pursuant to the Existing Senior Notes Indenture.

“2020 Private Placement Notes” means St. Jude Medical Japan Co., Ltd.’s 2.04% Senior Notes due 2020, issued pursuant to the Existing Note Purchase Agreement.

“2020 Senior Notes” means the Company’s 2.800% Senior Notes due 2020, issued pursuant to the Existing Senior Notes Indenture.

“2023 Senior Notes” means the Company’s 3.25% Senior Notes due 2023, issued pursuant to the Existing Senior Notes Indenture.

“2025 Senior Notes” means the Company’s 3.875% Senior Notes due 2025, issued pursuant to the Existing Senior Notes Indenture.

“2043 Senior Notes” means the Company’s 4.75% Senior Notes due 2043, issued pursuant to the Existing Senior Notes Indenture.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by, or is under common control with such Person.  The term “control” (including its correlative meanings “controlled” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether though ownership of 50% or more of such Person’s securities or partnership or other ownership interests, or by Contract or otherwise).

“Aggregate Cash Amount” means the aggregate amount of cash to be paid to holders of Company Shares (including in respect of any Dissenting Shares and any fractional shares pursuant to Section 2.07) in exchange for their Company Shares.  Solely for purposes of Section 2.09 and the definitions used therein, the amount of cash payable in respect of Dissenting Shares shall be deemed to be $85.00 per Dissenting Share (it being understood that the actual amount that would be payable in respect of any Dissenting Shares following completion of a proceeding determining the “fair value” of such Dissenting Shares would be determined pursuant to such proceeding in accordance with the applicable provisions of Minnesota law).

“Aggregate Stock Consideration” means the product of (i) the aggregate number of Parent Shares to be delivered to the holders of Company Shares in exchange for their Company Shares pursuant to this Agreement (disregarding for this purpose shares of Parent Stock issued to and sold by the Exchange Agent pursuant to Section 2.07), multiplied by (ii) the Applicable Stock Value.

“Applicable Stock Value” means $43.88.

“Business Day” means any day that is not a Saturday, a Sunday or other day that (i) is a statutory holiday under the federal Laws of the United States or (ii) is otherwise a day on which banks in New York, New York are authorized or obligated by Law or executive order to remain closed.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreements” means any Contract or any side letter to which a Party or its Subsidiaries is bound or that has been entered into between a Party or any Subsidiary thereof and any labor organization, union, works council, employee association, trade union, or other similar employee representative body or employee committee.

“Company Acquisition Proposal” means any inquiry, proposal, indication of interest or offer from any Person (other than Parent and its Subsidiaries or Affiliates) relating to (i) any direct or indirect acquisition or purchase of the business or assets (based on the fair market value thereof) (including equity interests in Subsidiaries) of the Company or any of its Subsidiaries representing 15% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, (ii) any issuance, sale or other disposition, directly or indirectly, to any Person of securities representing 15% or more of the total voting power of the Company, (iii) any tender offer or exchange offer that if consummated would result in any Person, directly or indirectly, beneficially owning 15% or more of the outstanding Company Shares, (iv) any merger, consolidation, amalgamation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, or similar transaction involving the Company or any of its Subsidiaries pursuant to which any Person (or the stockholders of any Person) would acquire, directly or indirectly, more than 15% of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof) or more than 15% of the aggregate voting power of the Company or of the surviving entity or (v) any combination of the foregoing, in each case, other than this Agreement and the transactions contemplated by this Agreement.

“Company Adverse Recommendation Change” means any action by the Company Board, or any committee thereof, to: (i) withhold or withdraw (or modify or qualify in a manner adverse to Parent) or propose publicly to withhold or withdraw (or modify or qualify in a manner adverse to Parent), the Company Board Recommendation, (ii) approve, recommend, or publicly propose to approve or recommend any Company Acquisition Proposal or (iii) in the case of the Company Board, following any Company Acquisition Proposal structured as a tender offer or exchange offer, fail, within ten (10) Business Days of the commencement thereof pursuant to Rule 14d-2 of the 1934 Act, to recommend against acceptance of any such tender offer or exchange offer by the Company’s shareholders, or subsequently withdraw (or modify or qualify in a manner adverse to Parent) any such recommendation (it being understood that the Company Board or any committee thereof may make or cause the Company to make a customary “stop, look and listen” communication and may elect to take no position with respect to a Company Acquisition Proposal until the close of business on the tenth (10th) Business Day after the commencement of such tender offer or exchange offer pursuant to Rule 14e-2 under the 1934 Act without such action in and of itself being considered a Company Adverse Recommendation Change).

“Company Balance Sheet” means the consolidated balance sheet of the Company as of January 2, 2016 and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means January 2, 2016.

“Company Credit Facilities” means (i) the Existing Credit Facility and (ii) the Yen Credit Facilities.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent in connection with, and upon the execution of, this Agreement.

“Company Licensed Intellectual Property Rights” means any and all Intellectual Property Rights owned by a Third Party and licensed or sublicensed to the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has obtained a covenant not to be sued.

“Company Material Adverse Effect” means any effect, change, condition, occurrence or event that, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (ii) would prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Mergers, excluding, in the case of clauses (i) and (ii), any effect, change, condition, occurrence or event to the extent resulting from or arising out of or attributable to (A) the credit, financial or securities markets or general economic or political conditions in the United States or elsewhere in the world, including changes in interest or exchange rates, except to the extent any such effect, change, condition, occurrence or event has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate, (B) conditions generally affecting the industries in which the Company and its Subsidiaries operate, except to the extent any such effect, change, condition, occurrence or event has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate, (C) acts of war (whether or not declared), sabotage or terrorism or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, or natural disasters (including hurricanes, tornadoes, floods, volcanoes, tsunamis, pandemics or earthquakes), except to the extent any such effect, change, condition, occurrence or event has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate, (D) any failure by the Company and its Subsidiaries to meet any internal or published projections, forecasts, predictions, guidance, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position, (E) changes or proposed changes in Law (including changes or proposed changes in generally applicable rules, regulations and administrative policies of the FDA) or GAAP or the authoritative interpretations thereof, except to the extent any such effect, change, condition, occurrence or event has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate, (F) the execution and delivery of this Agreement, the performance of the transactions contemplated by this Agreement and the consummation of the Mergers and the announcement of the foregoing (other than for purposes of any representation or warranty contained in Section 4.02(a), Section 4.03, Section 4.04, clauses (f), (g) and (l)(v) of Section 4.17 and Section 4.23), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the transactions contemplated by this Agreement, (G) any action taken by the Company or its Subsidiaries that is required to comply with this Agreement (other than for purposes of any representation or warranty contained in Section 4.02(a), Section 4.03, Section 4.04, clauses (f), (g) and (l)(v) of Section 4.17 and Section 4.23), or that is taken with Parent’s written consent or at Parent’s written request, (H) any change or proposed change in the Company’s credit ratings or (I) any decline in the market price, or change in trading volume, of the capital stock of the Company (it being understood that clauses (D), (H) and (I) shall not prevent the underlying cause of any such effect, change, condition, occurrence or event (to the extent not otherwise falling within any of the exceptions provided by clauses (A) through (C), and (E) through (G) hereof) from being taken into account in determining whether there has been a Company Material Adverse Effect); provided, however, that with respect to a disproportionate adverse effect referred to in clauses (A), (B), (C) or (E), only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

“Company Owned Intellectual Property Rights” means any and all Intellectual Property Rights owned by the Company or any of its Subsidiaries.

“Company Product” means all “drugs” and “devices” (as those terms are defined in Section 201 of the FDCA) and other products subject to the FDCA or any similar Law in any foreign jurisdiction that are being researched, tested, developed, commercialized, manufactured, sold or distributed by or on behalf of the Company or any of its Subsidiaries.

“Company Share Plans” means the Company’s 1997 Stock Option Plan, as amended, the Company’s 2000 Stock Plan, as amended, the Company’s 2007 Stock Incentive Plan, as amended and restated, the Company’s 2006 Stock Plan, as amended and restated, the Company’s 2002 Stock Plan, as amended and restated, and the Thoratec Corporation Amended and Restated 2006 Incentive Stock Plan.

“Company Specified Representations” means the representations and warranties of the Company set forth in Section 4.01 (Corporate Existence and Power), Section 4.02 (Corporate Authorization), Section 4.04 (Non-contravention), Section 4.05 (Capitalization), Section 4.21

(Finders’ Fees, etc.), Section 4.22 (Opinion of Financial Advisor) and Section 4.23 (Antitakeover Statues).

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended January 2, 2016.

“Competition Laws” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act, and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade through merger or acquisition.

“Confidentiality Agreement” means the Confidentiality Agreement, dated February 28, 2016, by and between the Company and Parent.

“Contract” means any contract, instrument, note, bond, mortgage, indenture, deed of trust, lease, license or other agreement or legally binding arrangement or understanding.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Letter” means, as the context requires, the Company Disclosure Letter and/or the Parent Disclosure Letter.

“DLLCA” means the Limited Liability Company Act of the State of Delaware.

“EC Merger Regulation” means the Council Regulation (EC) No 139/2004 of 20 January 2004 (published in the Official Journal of the European Union on January 29, 2004 at L 24/1).

“EMA” means European Medicines Agency.

“Environmental Claim” means any claim, action, suit, Proceeding, investigation, Order, demand or notice (written or oral) alleging potential or actual liability (including liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, fines or penalties) arising out of, based on, resulting from or relating to (i) the presence, Release of, or exposure to any Hazardous Substances, (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (iii) any other matters covered or regulated by, or for which liability is imposed under, Environmental Laws.

“Environmental Law” means any Law or Order relating to pollution, the protection, restoration or remediation of or prevention of harm to the environment or natural resources, or the protection of human health and safety with regard to exposure to Hazardous Substances, including any Law or Order relating to: (i) the exposure to, or Releases or threatened Releases of, Hazardous Substances; (ii) the generation, manufacture, processing, distribution, use, treatment, containment, disposal, storage, transport or handling of Hazardous Substances; or (iii) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

“Environmental Permits” means all Governmental Authorizations relating to or required by Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means each entity that is treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Existing Credit Facility” means the Amended and Restated Multi-year $1,500,000,000 Credit Agreement, dated as of August 21, 2015, among the Company, the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, L/C Issuer and lender, as amended, restated, supplemented or otherwise modified prior to the date of this Agreement.

“Existing Note Purchase Agreement” means the Note Purchase Agreement, dated as of April 28, 2010, among St. Jude Medical Japan Co., Ltd., the Company and the purchasers named therein in respect of the 2017 Private Placement Notes and the 2020 Private Placement Notes.

“Existing Senior Notes Indenture” means the Indenture, dated as of July 28, 2009, between the Company and U.S. Bank National Association, as trustee, as supplemented by (i) the Fourth Supplemental Indenture, dated as of April 2, 2013, between the Company and U.S. Bank National Association, as trustee, in respect of the 2023 Senior Notes and the 2043 Senior Notes and (ii) the Fifth Supplemental Indenture, dated as of September 23, 2015, between the Company and U.S. Bank National Association, as trustee, in respect of the 2018 Senior Notes, the 2020 Senior Notes and the 2025 Senior Notes.

“Existing Term Loan” means the Term Loan Agreement, dated as of August 21, 2015, among the Company, the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent and lender, as amended, restated, supplemented or otherwise modified prior to the date of this Agreement.

“FDA” means U.S. Food and Drug Administration.

“FDCA” means U.S. Food, Drug, and Cosmetic Act of 1938.

“Financing Source Parties” means any Person (other than Parent or any of its Affiliates) that has committed to provide or arrange or otherwise entered into agreements in connection with providing the Debt Financing or any portion thereof or other financings in connection with the transactions contemplated hereby, and the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, each together with their respective former, current and future equityholders, controlling persons, Representatives, Affiliates, members, managers, general or limited partners or successors or assignees of such Persons and/or their respective Affiliates, successors and assigns.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means (i) any nation or government, any supranational or multinational governmental body, any provincial, federal, state, city, town, municipality, county,

local or other political subdivision of any of the foregoing and any department, commission, board, bureau, instrumentality, agency or merger control authority of any of the foregoing, (ii) any national, supranational, multinational, provincial, federal, state, local or foreign court, tribunal, (iii) any national securities exchange or other self-regulatory authority, or (iv) other governmental entity or quasi-governmental entity created or empowered under a statute (or rule, regulation or ordinance promulgated thereunder) or at the direction of one or more governmental authorities, including those set forth in clauses (i), or (ii) of this definition, and that is empowered thereunder or thereby to exercise executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Authorization” means any license, approvals, clearances, permits, certificates, waivers, amendments, consents, exemptions, variances, expirations and terminations of any waiting period requirements (including pursuant to Competition Laws), other actions by, and notices, filings, registrations, qualifications, declarations and designations with, and other authorizations and approvals issued by or obtained from a Government Authority, including a Healthcare Regulatory Authority.

“Hazardous Substance” means any material, substance, chemical, or waste (or combination thereof) that (i) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect under any Law or Order relating to pollution, waste, the environment, or the protection of human health and safety; or (ii) can form the basis of any liability under any Law or Order relating to pollution, waste, the environment, or the protection of human health and safety.

“Healthcare Laws” means (i) the FDCA (including all applicable registration and listing requirements set forth in Section 510 of the FDCA (21 U.S.C. § 360) and 21 C.F.R. Part 807); (ii) federal Medicare and Medicaid statutes (Title XVIII and Title XIX of the Social Security Act); (iii) Patient Protection and Affordable Care Act; (iv) the Physician Payments Sunshine Act; (v) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), Stark Law (42 U.S.C. § 1395nn), False Claims Act (31 U.S.C. § 3729 et seq.), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.) (HIPAA), as amended by the Health Information Technology for Economic and Clinical Health Act, and any comparable federal, state, provincial or local Laws; (vi) state or provincial device licensing, disclosure and reporting requirements; (vii) the Federal Trade Commission Act and (viii) any comparable foreign Laws for any of the foregoing.

“Healthcare Regulatory Authority” means any federal, national, foreign or multinational governmental health regulatory agency or authority with jurisdiction over (i) the research, development, marketing, labeling, sale, distribution, use, handling and control, safety, efficacy, reliability, manufacturing, approval, licensing of any drug or medical device, (ii) federal healthcare programs under which such products are purchased or (iii) the protection of personal health information.  References in this Agreement to Healthcare Regulatory Authority shall be deemed to include the EMA and the FDA, the Centers for Medicare & Medicaid Services, the U.S. Department of Justice, the U.S. Department of Health and Human Services, Office of Civil Rights, and the Federal Trade Commission and their equivalent foreign entities.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property Rights” means any and all intellectual property rights or similar proprietary rights throughout the world, including all (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of patents, trademarks, service marks, trade dress, trade names, domain names, copyrights and designs, (iii) processes, formulae, methods, schematics, technology, know-how, data, computer software programs and applications, and (iv) trade secrets and other tangible or intangible proprietary or confidential information and materials.

“knowledge” means (i) with respect to the Company, the actual knowledge of each of the individuals listed in Section 1.01(a) of the Company Disclosure Letter and (ii) with respect to Parent, the actual knowledge of each of the individuals listed in Section 1.01(a) of the Parent Disclosure Letter.

“Laws” means any national, supranational, multinational, provincial, federal, state or local law (in each case, whether U.S. or foreign or otherwise, and whether statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, statute, regulation or other similar requirement enacted, issued, adopted, promulgated, entered into or applied by a Governmental Authority, including Healthcare Laws and Laws relating to Personal Information.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or limitation on transfer (other than such a limitation arising under federal or state securities Laws) in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“NYSE” means the New York Stock Exchange.

“MBCA” means the Minnesota Business Corporation Act.

“Order” means any outstanding order, writ, injunction, decree, award, consent decree, settlement or judgment issued, promulgated, made, or rendered by or entered into with any Governmental Authority or arbitrator (in each case, whether temporary, preliminary or permanent).

“Parent Balance Sheet” means the consolidated balance sheet of Parent as of December 31, 2015 and the footnotes thereto set forth in Parent 10-K.

“Parent Balance Sheet Date” means December 31, 2015.

“Parent Closing Price” means an amount equal to the average of the volume weighted average price per Parent Share on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on each of the five (5) consecutive trading days ending with the complete trading day ending immediately prior to the Closing.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent to the Company in connection with, and upon the execution of, this Agreement.

“Parent Material Adverse Effect” means any effect, change, condition, occurrence or event that, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on the business, assets, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole, or (ii) would prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement or to consummate the Mergers, excluding, in the case of clauses (i) and (ii), any effect, change, condition, occurrence or event to the extent resulting from or arising out of or attributable to (A) the credit, financial or securities markets or general economic, or political conditions in the United States or elsewhere in the world, including changes in interest or exchange rates, except to the extent any such effect, change, condition, occurrence or event has a disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to other participants in the industries in which Parent and its Subsidiaries operate, (B) conditions generally affecting the industries in which Parent and its Subsidiaries operate, except to the extent any such effect, change, condition, occurrence or event has a disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to other participants in the industries in which Parent and its Subsidiaries operate, (C) acts of war (whether or not declared), sabotage or terrorism or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, or natural disasters (including hurricanes, tornadoes, floods, volcanoes, tsunamis, pandemics or earthquakes), except to the extent any such effect, change, condition, occurrence or event has a disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to other participants in the industries in which Parent and its Subsidiaries operate, (D) any failure by Parent and its Subsidiaries to meet any internal or published projections, forecasts, predictions, guidance, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position, (E) changes or proposed changes in Law (including changes or proposed changes in generally applicable rules, regulations and administrative policies of the FDA) or GAAP or the authoritative interpretations thereof, except to the extent any such effect, change, condition, occurrence or event has a disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to other participants in the industries in which Parent and its Subsidiaries operate, (F) the execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement and the consummation of the Mergers and the announcement of the foregoing (other than for purposes of any representation or warranty contained in Section 5.02(a), Section 5.03 and Section 5.04), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the transactions contemplated by this Agreement, (G) any action taken by Parent or its Subsidiaries that is required to comply with this Agreement (other than for purposes of any representation or warranty contained in Section 5.02(a), Section 5.03 and Section 5.04), or that is taken with the Company’s written consent or at the Company’s written request, (H) any change or proposed change in Parent’s credit ratings or (I) any decline in the market price, or change in trading volume, of the capital stock of Parent (it being understood that clauses (D), (H) and (I) shall not prevent the underlying cause of any such effect, change, condition, occurrence or event (to the extent not otherwise falling within any of the exceptions provided by clauses (A) through (C), and (E) through (G) hereof) from being taken into account in determining whether there has been a Company Material Adverse Effect); provided, however, that with respect to a disproportionate adverse effect referred to in clauses (A), (B), (C) or (E), only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect.

“Parent Shares” means the common shares, without par value, of Parent.

“Parent Share Issuance” means the issuance of Parent Shares as part of the consideration payable to the shareholders of the Company in connection with the First Merger.

“Parent Specified Representations” means the representations and warranties of Parent, Merger Sub 1 and Merger Sub 2 set forth in Section 5.01 (Corporate Existence and Power), Section 5.02 (Corporate Authorization), Section 5.04 (Non-contravention), Section 5.05 (Capitalization) and Section 5.18 (Finders’ Fees, etc.).

“Parent 10-K” means Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2015.

“Permitted Interim Debt Actions” means (i) any incurrence of debt under, or amendment, refinancing or renewal of, existing credit facilities and debt securities (including disclosed in Section 4.20(a)(iv) of the Company Disclosure Letter) and commercial paper issuances; provided that the aggregate commitments/principal amount thereunder shall not be increased (other than as a result of de minimis breakage costs or prepayment fees); (ii) any incurrence of debt under, and any amendment of, letter of credit facilities, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, short term working capital facilities, ordinary course foreign working capital facilities, factoring arrangements, capital leases, financial leases, hedging and cash management and purchase money and equipment financings (in each case including the renewal, replacement or refinancing thereof with the same form of financing), in each case, in the ordinary course of business; and (iii) guarantees of any of the foregoing obligations of the Company or any of its wholly owned Subsidiaries; provided that, in the case of each of clauses (i) through (iii), (x) any new or amended indebtedness or other instruments or agreements (A) do not include any greater prepayment premiums or restrictions on prepayment than the indebtedness being amended or refinanced, (B) do not include any covenants that are materially more burdensome on the parties obligated in respect of such indebtedness than the indebtedness being amended or refinanced and (C) do not contain any terms that would be triggered by the consummation of the transactions contemplated by this Agreement that are not included in the indebtedness being amended or refinanced, (y) the aggregate amount of borrowings under the Existing Credit Facility together with the amount of outstanding commercial paper of the Company shall not at any time exceed $900,000,000 and (z) in no event will the Company or any of its Subsidiaries be permitted to incur additional debt under, amend (except as required by Section 8.05(e)(i)(B)), refinance or renew the Existing Term Loan or the Senior Notes.

“Permitted Liens” means (i) Liens for Taxes, assessments or other charges by Governmental Authorities not yet delinquent or the amount or validity of which is being contested in good faith and by appropriate proceedings and, with respect to material amounts contested as of the date of the most recent consolidated financial statements of the Company included or incorporated by reference in the Company SEC Documents, for which adequate reserves are maintained on the consolidated financial statements included in the Company SEC

Documents filed prior to the date hereof, in accordance with GAAP, (ii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens or other encumbrances arising in the ordinary course of business, (iii) Liens reflected in the Company Balance Sheet or Parent Balance Sheet, as applicable, (iv) with respect to any Real Property Lease, Liens that do not materially impair the value or use of such Real Property Lease or are being contested in the ordinary course of business in good faith and by appropriate proceedings, (v) Liens imposed or promulgated by operation of applicable Law with respect to real property and improvements, including zoning regulations, permits, licenses, utility easements, rights of way and similar Liens imposed or promulgated by any Governmental Authority, (vi) gaps in the chain of title evident from the records of the relevant Governmental Authority maintaining such records which would not materially detract from the value of or materially impair the existing use of the relevant properties, (vii) Liens securing payment, or any obligation, with respect to outstanding indebtedness so long as there is no event of default under such indebtedness or (viii) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business.

“Person” means an individual, corporation, partnership, limited liability company, association, company, joint venture, estate, trust, association other entity or organization of any kind or nature, including a Governmental Authority, or group (within the meaning of Section 13(d)(3) of the 1934 Act).

“Personal Information” means the information pertaining to an individual that is regulated or protected by any Law concerning the privacy or security of information pertaining to an individual, including HIPAA, state data breach notification Laws, state social security number protection Laws, the European Union Directive 95/46/EC, the Federal Trade Commission Act, Canada’s Personal Information Protection and Electronic Documents Act, the Gramm Leach Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act and state consumer protection Laws.

“Proceeding” means any suit, action, claim, proceeding, arbitration, mediation, audit, hearing, or investigation (in each case, whether civil, criminal, administrative,  or investigative) commenced, brought, conducted or heard by or before, any Governmental Authority or arbitrator.

“Release” means any release, spill, emission, discharge, leaking, pouring, dumping or emptying, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

“Representatives” means, with respect to a Person, its respective directors, managers, officers, partners, agents, control persons, employees, consultants, professional advisers

(including attorneys, accountants, investment bankers and financial advisors), its Affiliates, and, as applicable, Financing Source Parties.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Senior Notes” means the 2018 Senior Notes, the 2020 Senior Notes, the 2023 Senior Notes, the 2025 Senior Notes and the 2043 Senior Notes.

“Significant Subsidiaries” means, with respect to a Person, any “significant subsidiary” of such Person as such term is defined in Section 1-02(w) of Regulation S-X under the 1934 Act.

“Stock Award Exchange Ratio” means the sum of (i) the Exchange Ratio and (ii) the quotient of (x) the Per Share Cash Amount divided by (y) the Parent Closing Price.

“Subsidiary” means, with respect to any Person, another Person (other than a natural Person), of which such first Person (i) owns directly or indirectly (a) an aggregate amount of the voting securities, other voting ownership or voting partnership interests to elect or appoint a majority of the board of directors or other governing body or (b) if there are no such voting interests, 50% or more of the equity interests therein or (ii) has the right to appoint 50% or more of the directors or managers; “wholly owned Subsidiary” means a Subsidiary that is directly or indirectly wholly owned by a Person except for a de minimis amount of shares or other equity interests held by third parties as required under local law or regulation.

“Superior Proposal” means a bona fide written Company Acquisition Proposal made after the date of this Agreement from any Person (other than Parent and its Subsidiaries or Affiliates) (with all references to “15% or more” in the definition of Company Acquisition Proposal being deemed to reference “50% or more”) which the Company Board has, after consultation with the Company’s financial advisors and outside legal counsel, determined in its good-faith judgment would, if consummated, result in a transaction more favorable to its shareholders from a financial point of view than the transactions contemplated by this Agreement and is reasonably capable of being completed on the terms proposed, taking into account all financial, legal, regulatory, timing, financing and other aspects thereof that the Company Board deems relevant).

“Tax” means any (i) tax, fee or other like assessment or charge (together with any interest, penalty, and additions to tax) imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and (ii) liability for the payment of any amount of the type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group.

“Tax Return” means any report, return, declaration or information statement filed or required to be filed with any Taxing Authority with respect to Taxes, including any schedule or attachment thereto, and any amendment thereof.

“Third Party” means any Person other than Parent, the Company or any of their respective Affiliates.

“Threshold Percentage” means the quotient, expressed as a percentage, obtained by dividing (i) the Aggregate Stock Consideration by (ii) the sum of the Aggregate Stock Consideration plus the Aggregate Cash Amount.

“Treasury Regulations” means the regulations promulgated under the Code.

“Yen Credit Facilities” means (i) the Agreement on Overdraft in Special Current Account, by and between Mizuho Bank, Ltd. and St. Jude Medical Japan Co., Ltd., (ii) the Guaranty, dated March 8, 2011, by the Company to Mizuho Bank, Ltd., (iii) the Special Overdraft Agreement, dated March 8, 2011, by and between Sumitomo Mitsui Banking Corporation and St. Jude Medical Japan Co., Ltd. and (iv) the Guaranty by the Company to Sumitomo Mitsui Banking Corporation.

(b)           Each of the following terms is defined in the page set forth opposite such term:

Term	Page
1933 Act	6
1934 Act	6
2017 Private Placement Notes	6
2018 Senior Notes	6
2020 Private Placement Notes	6
2020 Senior Notes	6
2023 Senior Notes	6
2025 Senior Notes	6
2043 Senior Notes	6
Acceptable Confidentiality Agreement	83
Affiliate	6
Aggregate Cash Amount	6
Aggregate Stock Consideration	7
Agreement	5
Alternative Acquisition Agreement	83
Applicable Stock Value	7
Assumed Company Option	32
Assumed Company RSU Award	33
Book-Entry Shares	25
Business Day	7
Certificate	25
Claim	74
Closing	23
Closing Date	7
Code	7
Collective Bargaining Agreements	7
Company	5
Company 10-K	10
Company Acquisition Proposal	7
Company Adverse Recommendation Change	7

Company Balance Sheet	8
Company Balance Sheet Date	8
Company Board	5
Company Board Recommendation	37
Company Disclosure Letter	8
Company Indemnitee	73
Company International Plan	47
Company Licensed Intellectual Property Rights	8
Company Material Adverse Effect	8
Company Material Contract	52
Company Options	32
Company Owned Intellectual Property Rights	9
Company Plan	45
Company Product	9
Company Qualified DC Plan	77
Company Real Property	42
Company Regulatory Permits	48
Company Restricted Share Awards	34
Company RSU Awards	33
Company SEC Documents	40
Company Securities	38
Company Share Awards	31
Company Share Plans	9
Company Shareholder Approval	37
Company Shareholder Meeting	70
Company Shares	5
Company Specified Representations	9
Company Subsidiary Securities	39
Company Termination Fee	102
Company Transaction Litigation	96
Competition Laws	10
Confidentiality Agreement	10
Continuing Employee	76
Contract	10
D&O Insurance	74
Debt Financing	61
Debt Transaction Documents	91
Debt Transactions	91
Definitive Financing Agreements	85
DFS Provisions	106
DGCL	10
Disclosure Letter	10
Dissenting Shares	26
DLLCA	10
EC Merger Regulation	10
EMA	10

End Date	99
Environmental Claim	10
Environmental Law	10
Environmental Permits	11
ERISA	11
ERISA Affiliate	11
ESPP	34
Exchange Agent	27
Exchange Fund	27
Exchange Ratio	25
Existing Credit Facility	11
Existing Note Purchase Agreement	11
Existing Senior Notes Indenture	11
Existing Term Loan	11
FDA	11
FDCA	11
Financing	87
Financing Commitment Letters	61
Financing Source Parties	11
First Delaware Certificate of Merger	24
First Effective Time	24
First Merger	5
First Merger Certificates	24
First Minnesota Articles of Merger	24
First Surviving Corporation	23
GAAP	11
Governmental Authority	11
Governmental Authorization	12
Hazardous Substance	12
Healthcare Laws	12
Healthcare Regulatory Authority	12
HSR Act	12
Indemnitee	73
Intellectual Property Rights	13
Japan ESPP	35
knowledge	13
Laws	13
Lien	13
MBCA	13
Measurement Date	38
Merger Consideration	25
Merger Sub 1	5
Merger Sub 2	5
Mergers	5
Net Exercise Shares	32
Note Purchase Agreement Transaction	91

NYSE	13
Order	13
Parent	5
Parent 10-K	15
Parent Balance Sheet	13
Parent Balance Sheet Date	13
Parent Closing Price	13
Parent Disclosure Letter	13
Parent Material Adverse Effect	14
Parent Options	57
Parent Plans	76
Parent SEC Documents	59
Parent Securities	58
Parent Share Awards	58
Parent Share Issuance	15
Parent Shares	15
Parent Specified Representations	15
Parties	5
Party	5
Payoff Letters	93
Per Share Cash Amount	25
Per Share Parent Share Amount	25
Permitted Interim Debt Actions	15
Permitted Liens	15
Person	16
Personal Information	16
Plan of Merger	5
Premium Cap	74
Proceeding	16
Proxy Statement/Prospectus	41
Public Official	53
Public Statement	93
Registration Statement	41
Release	16
Replacement Commitments	87
Replacement Financing	87
Replacement Financing Commitment Letter	87
Replacement Financing Documents	87
Representatives	16
Sarbanes-Oxley Act	17
SEC	17
Second Delaware Certificate of Merger	24
Second Effective Time	24
Second Merger	5
Second Merger Certificates	24
Second Minnesota Articles of Merger	24

Sections 471 and 473	26
Senior Notes	17
Significant Subsidiaries	17
Stock Award Exchange Ratio	17
Subsidiary	17
Subsidiary Indemnitee	73
Substitute Financing	86
Superior Proposal	17
Surrendered Company Option	32
Surrendered Company Restricted Share Award	33
Surrendered Company RSU Award	33
Surviving Company	23
Tax	17
Tax Return	17
Taxing Authority	17
Term Loan Transaction	91
Third Party	17
Threshold Percentage	18
Treasury Regulations	18

Section 1.02          Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  The word “or” is used in the inclusive sense of “or.”  The terms “or,” “any” and “either” are not exclusive. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and, to the extent applicable, to any rules or regulations promulgated thereunder. References to any Contract are to that Contract as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms hereof and thereof.  References to “the transactions contemplated by this Agreement” or words with a similar import shall be deemed to include the Mergers and the Parent Share Issuance.  References to any Person include the successors and permitted assigns of that Person.  References herein to “$” or dollars will refer to U.S. dollars, unless otherwise specified.   References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively.  References to any period of days will be deemed to be to the relevant number of calendar days unless otherwise specified.  The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not merely mean “if.”  The phrase “made available” shall be deemed to include any documents filed or furnished with the SEC.  The phrase “ordinary course of business” shall be deemed to mean the ordinary course of business consistent with past practice.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE 2

THE MERGERS; EFFECT ON THE CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 2.01          The Mergers.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and MBCA, at the First Effective Time, Merger Sub 1 shall be merged with and into the Company, whereupon the separate existence of Merger Sub 1 will cease and the Company shall continue as the surviving corporation (the “First Surviving Corporation”).

(b)           Promptly following the First Effective Time, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA and MBCA, the First Surviving Corporation shall be merged with and into Merger Sub 2, whereupon the separate existence of the First Surviving Corporation will cease and Merger Sub 2 shall continue as the surviving company (the “Surviving Company”).

(c)           It is intended that the Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

Section 2.02          Closing.  Subject to the provisions of this Agreement, the closing of the Mergers (the “Closing”) shall take place in New York City at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 at 9:00 a.m. on the second Business Day following the satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in Article 9 (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the Party entitled to waive such conditions), or such date, time or place is agreed to in writing by Parent and the Company.

Section 2.03          Effective Times.

(a)           Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Parties shall cause to be filed (i) with the Secretary of State of the State of

Delaware the certificate of merger relating to the First Merger (the “First Delaware Certificate of Merger”), executed and acknowledged in accordance with the relevant provisions of the DGCL, and (ii) with the Secretary of State of the State of Minnesota the articles of merger relating to the First Merger (the “First Minnesota Articles of Merger” and together with the First Delaware Certificate of Merger, the “First Merger Certificates”), executed and acknowledged in accordance with the relevant provisions of the MBCA.  The First Merger shall become effective at the later of (A) the time that the First Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware and (B) the time that the First Minnesota Articles of Merger have been duly filed with the Secretary of State of the State of Minnesota, or at such later time as Parent and the Company shall agree and specify in the First Merger Certificates (the time the First Merger becomes effective, the “First Effective Time”).

(b)           Subject to the provisions of this Agreement, as soon as practicable after the First Effective Time, the Parties shall cause to be filed (i) with the Secretary of State of the State of Delaware the certificate of merger relating to the Second Merger (the “Second Delaware Certificate of Merger”), executed and acknowledged in accordance with the relevant provisions of the DLLCA, and (ii) with the Secretary of State of the State of Minnesota the articles of merger relating to the Second Merger (the “Second Minnesota Articles of Merger” and together with the Second Delaware Certificate of Merger, the “Second Merger Certificates”), executed and acknowledged in accordance with the relevant provisions of the MBCA.  The Second Merger shall become effective at the later of (A) the time that the Second Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware and (B) the time that the Second Minnesota Articles of Merger have been duly filed with the Secretary of State of the State of Minnesota, or at such later time as Parent and the Company shall agree and specify in the Second Merger Certificates (the time the Second Merger becomes effective, the “Second Effective Time”).  The First Effective Time shall, in all events, precede the Second Effective Time.

Section 2.04          Effects of the Mergers.

(a)           At the First Effective Time, the First Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and MBCA.  Without limiting the generality of the foregoing, at the First Effective Time, the First Surviving Corporation shall possess all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub 1 and be subject to all of the obligations, liabilities and duties of the Company and Merger Sub 1, all as provided under the DGCL and MBCA.

(b)           At the Second Effective Time, the Second Merger shall have the effects set forth in this Agreement and the applicable provisions of the DLLCA and MBCA.  Without limiting the generality of the foregoing, at the Second Effective Time, the Surviving Company shall possess all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub 2 and be subject to all of the obligations, liabilities and duties of the Company and Merger Sub 2, all as provided under the DLLCA and MBCA.

Section 2.05          Effect of the Mergers on Share Capital of the Company, Merger Sub 1 and Merger Sub 2.

(a)           At the First Effective Time, by virtue of the First Merger and without any action on the part of any holder of any securities of the Company or Merger Sub 1:

(i)            All Company Shares that are owned directly or indirectly by Parent, any Subsidiary of Parent or any Subsidiary of the Company immediately prior to the First Effective Time shall be automatically cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(ii)           Subject to Section 2.09 and Section 2.12(e), each Company Share issued and outstanding immediately prior to the First Effective Time (other than (A) shares to be cancelled in accordance with Section 2.05(a)(i), and (B) subject to the provisions of Section 2.08, Dissenting Shares) shall at the First Effective Time be converted into the right to receive (x) $46.75  in cash, without interest (the “Per Share Cash Amount”), and (y) 0.8708 (such ratio, as may be adjusted pursuant to Section 2.06, the “Exchange Ratio”) of a validly issued, fully paid and non-assessable Parent Share (the “Per Share Parent Share Amount”) (the consideration payable in accordance with this Section 2.05(a)(ii), the “Merger Consideration”), less any applicable withholding Taxes in accordance with Section 2.10(i); provided that cash shall be payable in respect of fractional Parent Shares sold in accordance with Section 2.07.

(iii)          As of the First Effective Time, all Company Shares converted into the Merger Consideration pursuant to this Section 2.05(a) shall automatically be cancelled and shall cease to exist, and each holder of (A) a certificate that immediately prior to the First Effective Time represented any such Company Shares (a “Certificate”) or (B) Company Shares held in book-entry form (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except (subject to Section 2.08) (1) the Merger Consideration and (2) the right to receive any other amounts expressly provided herein, without interest, subject to compliance with the procedures set forth in Section 2.10.

(iv)          Each share of common stock of Merger Sub 1 issued and outstanding immediately prior to the First Effective Time shall be converted into and become one validly issued, fully paid and nonassessable common share, par value $0.10 per share, of the First Surviving Corporation.

(b)           At the Second Effective Time, by virtue of the Second Merger and without any action on the part of any holder of any securities of the First Surviving Corporation or Merger Sub 2:

(i)            Each common share, par value $0.10 per share, of the First Surviving Corporation shall be automatically cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(ii)           Each limited liability company interest of Merger Sub 2 issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a limited liability company interest of the Surviving Company.

Section 2.06          Certain Adjustments.  Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the earlier of (a) the First Effective Time or (b) any termination of this Agreement in accordance with Article 10, the outstanding Parent Shares or Company Shares shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend thereon shall be declared with a record date within said period, then the Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide Parent and the holders of Company Shares (including Company Options exercisable for Company Shares) the same economic effect as contemplated by this Agreement prior to such event, including any volume weighted average price determinations.  Nothing in this Section 2.06 shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 2.07          Fractional Shares.  No certificates or scrip or book-entry notations representing fractional Parent Shares shall be issued upon the conversion of Company Shares pursuant to Section 2.05(a).  In respect of any such fractional shares, each holder of record of Company Shares who would otherwise be entitled to such fractional shares shall be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.07, a cash payment representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by any fees of the Exchange Agent attributable to such sale), as agent for former holders of Company Shares, in one or more transactions of Parent Shares (which Parent shall issue to the Exchange Agent on behalf of such former holders of Company Shares) equal to the excess of (a) the aggregate number of shares to be delivered to the Exchange Agent by Parent pursuant to Section 2.10(a) over (b) the aggregate number of whole Parent Shares to be issued to the holders of Company Shares pursuant to Section 2.05(a).  As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Shares in respect of any fractional share interests in Parent Shares, the Exchange Agent shall make available such amounts, without interest, to the holders of Company Shares entitled to receive such cash.

Section 2.08          Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, Company Shares that are outstanding immediately prior to the First Effective Time and that are held by any Person who is entitled to demand and properly demands dissenters’ rights with respect to such shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Sections 471 and 473 of the MBCA (“Sections 471 and 473”) shall not be converted into the Merger Consideration as provided in Section 2.05, but rather the holders of Dissenting Shares shall be entitled to payment by the Surviving Company of the “fair value” of such Dissenting Shares in accordance with Sections 471 and 473; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose dissenters’ rights pursuant to (or a court of competent jurisdiction shall determine that such holder is not entitled to receive fair value pursuant to) Sections 471 and 473, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the First Effective Time into, and to have become exchangeable solely for, the

Merger Consideration as provided in Section 2.05.  The Company shall provide prompt notice to Parent of any demands received by the Company for dissenters’ rights with respect to any Company Shares, written notices of intent to demand, written withdrawals of such demands and any other instruments served pursuant to Sections 471 and 473 received by the Company and any other documents related thereto received from any Person purporting to seek to exercise dissenters’ rights.  Parent shall have the right to participate in and direct all negotiations and Proceedings with respect to such demands.  Prior to the First Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.  Prior to the First Effective Time, Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal, or offer to settle or settle any such demands if such settlement would involve payment prior to the Closing or would otherwise not be contingent upon the Closing.

Section 2.09          Limitation on Cash Consideration Payable.   Notwithstanding anything in this Agreement to the contrary, if the Threshold Percentage (determined without regard to this sentence) is less than 41%, then an amount of cash otherwise payable to the holders of Company Shares under this Agreement (other than to holders of Dissenting Shares), equal to the amount of cash which would be necessary to cause the recomputed Threshold Percentage to equal 41%, shall instead be payable to such holders in an equivalent amount of Parent Shares (with each Parent Share valued for this purpose at $43.93); provided that cash shall be payable in respect of fractional Parent Shares in accordance with Section 2.07. This Section 2.09 (including the defined terms used herein) is intended to cause this Agreement to satisfy the requirements of Treasury Regulations section 1.368-1(e) (treating not less than 41% as a “substantial part” for such purpose) and shall be interpreted in a manner consistent therewith.

Section 2.10          Exchange of Company Shares.

(a)           Prior to the First Effective Time, Parent shall enter into a customary exchange agreement in form reasonably acceptable to the Company with a nationally recognized financial institution designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), and shall deposit with the Exchange Agent for the benefit of the holders of Company Shares, for exchange in accordance with this Article 2, through the Exchange Agent, book-entry shares representing the full number of whole Parent Shares issuable pursuant to Section 2.05 in exchange for outstanding Company Shares (disregarding for this purpose the proviso in Section 2.05(a)(ii)).  Prior to the First Effective Time, Parent shall provide or shall cause to be provided to the Exchange Agent cash in an aggregate amount necessary to pay the Per Share Cash Amount in exchange for outstanding Company Shares pursuant to Section 2.05, and Parent shall, after the First Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions payable on such Parent Shares pursuant to Section 2.10(c) which had not theretofore been surrendered for exchange or been exchanged pursuant to Section 2.10(b)(ii) (such Parent Shares and cash provided to the Exchange Agent, together with any dividends or other distributions with respect thereto, are hereinafter referred to as the “Exchange Fund”).  The Exchange Agent shall deliver the Merger Consideration to be issued pursuant to Section 2.05 out of the Exchange Fund.  Except as provided in Section 2.10(h), the Exchange Fund shall not be used for any other purpose.

(b)           Exchange Procedures.

(i)            Certificates.  Parent shall cause the Exchange Agent to mail, as soon as reasonably practicable after the First Effective Time (but in no event more than four Business Days thereafter), to each holder of record of a Certificate whose Company Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.05, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in customary form and have such other provisions as Parent and the Company may reasonably agree) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.  Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay and deliver in exchange therefor as promptly as practicable, (A) cash in an amount equal to the Per Share Cash Amount multiplied by the number of Company Shares previously represented by such Certificate, (B) the number of Parent Shares (which shall be in book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Certificate pursuant to Section 2.05(a)(ii) (after taking into account all other Company Shares held by such holder that are converted into the Merger Consideration), (C) any dividends or other distributions payable pursuant to Section 2.10(c)(i) and (D) cash in respect of fractional Parent Shares payable pursuant to Section 2.07, and the Certificate so surrendered shall forthwith be cancelled.  In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, payment may be made and shares may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Company that such Tax has been paid or is not applicable.  No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(ii)           Book-Entry Shares.  Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article 2.  In lieu thereof, each holder of record of one or more Book-Entry Shares whose Company Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.05 shall automatically upon the First Effective Time (or, at any later time at which such Book-Entry Shares shall be so converted) be entitled to receive, and Parent shall cause the

Exchange Agent to pay and deliver as promptly as practicable after the First Effective Time, (A) cash in an amount equal to the Per Share Cash Amount multiplied by the number of Company Shares previously represented by such Book-Entry Shares, (B) the number of Parent Shares (which shall be in book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Book-Entry Shares pursuant to Section 2.05(a)(ii) (after taking into account all other Company Shares held by such holder that are converted into the Merger Consideration), (C) any dividends or distributions payable pursuant to Section 2.10(c)(ii) and (D) cash in respect of any fractional shares payable pursuant to Section 2.07, and the Book-Entry Shares of such holder shall forthwith be cancelled.  No interest shall be paid or accrue on any cash payable upon conversion of any Book-Entry Shares.

(c)           Distributions with Respect to Unexchanged Shares.

(i)            Certificates.  No dividends or other distributions with respect to Parent Shares with a record date after the First Effective Time shall be paid to the holder of any Certificate formerly representing Company Shares, and no cash payment in respect of fractional shares shall be paid to any such holder pursuant to Section 2.07, until the surrender of such Certificate in accordance with this Article 2.  Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the holder of the Parent Shares issued in exchange therefor, without interest, (A) at the time of delivery of such Parent Shares by the Exchange Agent pursuant to Section 2.10(b)(i), in addition to the Merger Consideration, the amount of dividends or other distributions with a record date after the First Effective Time theretofore paid with respect to such Parent Shares and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the First Effective Time but prior to such delivery of such Parent Shares by the Exchange Agent pursuant to Section 2.10(b)(i), and a payment date subsequent to such delivery of such Parent Shares by the Exchange Agent pursuant to Section 2.10(b)(i), payable with respect to such Parent Shares.

(ii)           Book-Entry Shares.  Subject to applicable Law, there shall be paid to the holder of the Parent Shares issued in exchange for Book-Entry Shares in accordance with this Article 2, without interest, (A) at the time of delivery of such Parent Shares by the Exchange Agent pursuant to Section 2.10(b)(ii), in addition to the Merger Consideration, the amount of dividends or other distributions with a record date after the First Effective Time theretofore paid with respect to such Parent Shares and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the First Effective Time but prior to the time of such delivery by the Exchange Agent pursuant to Section 2.10(b)(ii), and a payment date subsequent to the time of such delivery by the Exchange Agent pursuant to Section 2.10(b)(ii), payable with respect to such Parent Shares.

(d)           The Merger Consideration paid in accordance with the terms of this Article 2 upon the surrender of the Certificates (or, immediately, in the case of the Book-Entry Shares) shall be deemed to be in full satisfaction of all rights pertaining to such Company Shares (other than the right to receive dividends or other distributions, if any, in accordance with Section 2.10(c)).  After the First Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Company of Company Shares that were outstanding immediately prior to the First Effective Time.  If, after the First Effective Time, any Certificates formerly representing Company Shares are presented to the Surviving Company or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article 2.

(e)           Any portion of the Exchange Fund that remains undistributed to the former holders of Company Shares for one (1) year after the First Effective Time shall be delivered to the Surviving Company, upon demand, and any former holder of Company Shares who has not theretofore complied with this Article 2 shall thereafter look only to the Surviving Company for payment of its claim for the Merger Consideration and any dividends or distributions with respect to Parent Shares as contemplated by Section 2.10(c).

(f)            None of Parent, Merger Sub 1, Merger Sub 2, the Company, the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any Parent Shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  Any Merger Consideration remaining unclaimed by former holders of Company Shares immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the fullest extent permitted by applicable Law, become the property of the Surviving Company free and clear of any claims or interest of any Person previously entitled thereto.

(g)           In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in reasonable amount as Parent or the Exchange Agent may direct, as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and any unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to Section 2.10(c) had such lost, stolen or destroyed Certificate been surrendered as provided in this Article 2.

(h)           The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent; provided, however, that no such investment income or gain or loss thereon shall affect the amounts payable to holders of Company Shares.  Any interest, gains and other income resulting from such investments shall be the sole and exclusive property of Parent payable to Parent upon its request, and no part of such interest, gains and other income shall accrue to the benefit of holders of Company Shares; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s

Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Company Shares pursuant to this Article 2.  If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(i)            Parent, the Surviving Company or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Company Options, Company RSU Awards or Surrendered Company Restricted Share Awards (collectively, the “Company Share Awards”) or Company Shares pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law and further shall be entitled to make any required reporting regarding such payment to the appropriate Taxing Authority.  Any amount deducted or withheld pursuant to this Section 2.10(i), and paid over to the appropriate Taxing Authority, shall be treated as having been paid or issued, as applicable, to the holder of Company Shares or Company Share Awards in respect of which such deduction or withholding was made.  With respect to withholding on payments to a holder of Company Shares, such withholding shall be made first from the cash otherwise payable to such holder prior to withholding from Parent Shares. In the case of any withholding from Parent Shares, Parent shall withhold an amount of Parent Shares having a fair market value equal to the withholding obligation to be satisfied with such Parent Shares at the time such shares are withheld, and shall be treated as having paid such amount to the Person from whom withheld.  Parent shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate Taxing Authority within the period required under applicable Law.  With respect to the Merger Consideration payable to any individual in respect of Surrendered Company Options, Surrendered Company RSU Awards or Surrendered Company Restricted Share Awards, any applicable Tax withholding shall first reduce the Per Share Cash Amount, and if the Per Share Cash Amount is reduced to $0, any additional Tax withholding shall next reduce the Per Share Parent Share Amount.

Section 2.11          Further Assurances.  If, at any time after the First Effective Time, the First Surviving Corporation or the Surviving Company shall determine that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the First Surviving Corporation or the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of any of the Company, Merger Sub 1 or Merger Sub 2 acquired or to be acquired by the First Surviving Corporation or the Surviving Company as a result of, or in connection with, the Mergers or otherwise to carry out this Agreement, then the respective officers and directors and manager of the First Surviving Corporation and the Surviving Company, as applicable, shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the First Surviving Corporation or the Surviving Company or otherwise to carry out this Agreement.

Section 2.12          Company Share Awards.

(a)           Surrendered Company Options.  Each option to purchase Company Shares granted under a Company Share Plan and any other compensatory option to purchase Company Shares (excluding any option granted under the ESPP or the Japan ESPP), in each case, that is outstanding as of immediately prior to the First Effective Time and is either vested as of immediately prior to the First Effective Time or will become vested by its terms as a result of the occurrence of the First Effective Time (each, a “Surrendered Company Option”), as of the First Effective Time, shall be deemed exercised pursuant to a cashless exercise (in which Company Shares are deemed to be withheld to fund the exercise price due in connection with such exercise) and settled by issuance of that number of Company Shares (the “Net Exercise Shares”) equal to the excess (rounded down to the nearest whole share, but with any partial shares otherwise issuable settled in cash) of (i) the number of Company Shares subject to such Surrendered Company Option as of immediately prior to the First Effective Time over (ii) the number of whole and partial (computed to the nearest four decimal places) Company Shares that, when multiplied by the “Fair Market Value” (as defined in the applicable Company Share Plan), is equal to the aggregate exercise price of such Surrendered Company Option.  Each Net Exercise Share shall be canceled and converted into the right to receive the Merger Consideration, less any applicable withholding Taxes in accordance with Section 2.10(i), as soon as reasonably practicable following the Closing Date but in no event later than ten (10) Business Days following the Closing Date.

(b)           Assumed Company Options.  Each option to purchase Company Shares granted under a Company Share Plan and any other compensatory option to purchase Company Shares (excluding any option granted under the ESPP or the Japan ESPP), in each case, that is outstanding as of immediately prior to the First Effective Time and is not a Surrendered Company Option (each, an “Assumed Company Option”, and together with the Surrendered Company Options, the “Company Options”), as of the First Effective Time, shall be assumed by Parent and converted into an option to acquire, on substantially the same terms and conditions as were applicable to such Assumed Company Option immediately prior to the First Effective Time (with the terms and conditions relating to vesting to remain the same, it being understood that the transactions contemplated by this Agreement constitute a “change in control” for purposes of the Company Share Plans and award agreements thereunder), the number of Parent Shares equal to the product (rounded down to the nearest whole share) of (i) the number of Company Shares subject to such Assumed Company Option as of immediately prior to the First Effective Time multiplied by (ii) the Stock Award Exchange Ratio, at an exercise price per Parent Share equal to the quotient (rounded up to the nearest whole cent) of (A) the per share exercise price for the Company Shares subject to such Assumed Company Option as of immediately prior to the First Effective Time divided by (B) the Stock Award Exchange Ratio; provided, however, that the vesting of each Assumed Company Option, to the extent then unvested, shall immediately accelerate in full upon the second anniversary of the First Effective Time if the holder of the Assumed Company Option remains employed with Parent and its Subsidiaries (including the Surviving Company) as of the second anniversary of the First Effective Time.  The exercise price per Parent Share subject to any such Assumed Company Option will be determined in a manner consistent with requirements of Section 409A of the Code.  Notwithstanding the foregoing, prior to the Closing Date, Parent may elect to treat some or all Company Options that would otherwise be Assumed Company Options as Surrendered Company Options, which shall be settled in accordance with Section 2.12(a).

(c)           Surrendered Company RSU Awards.  Each restricted stock unit award with respect to Company Shares that is outstanding as of immediately prior to the First Effective Time and is vested as of immediately prior to the First Effective Time or will become vested by its terms as a result of the occurrence of the First Effective Time and, in each case, by its terms is to be settled in connection with the occurrence of vesting or the First Effective Time (each, a “Surrendered Company RSU Award”), as of the First Effective Time, shall be canceled and converted into the right to receive the Merger Consideration (or, with respect to Surrendered Company RSU Awards that are settled in cash under their existing terms, the cash equivalent thereof based on the value of the Merger Consideration as of the First Effective Time) with respect to each Company Share subject to the Surrendered Company RSU Award, less any applicable withholding Taxes in accordance with Section 2.10(i), as soon as reasonably practicable following the Closing Date but in no event later than ten (10) Business Days following the Closing Date.

(d)           Assumed Company RSU Awards.  Each restricted stock unit award with respect to Company Shares that is outstanding as of immediately prior to the First Effective Time and is not a Surrendered Company RSU Award (each, an “Assumed Company RSU Award” and together with the Surrendered Company RSU Awards, the “Company RSU Awards”), as of the First Effective Time, shall be assumed by Parent and converted into an award of restricted stock units, with substantially the same terms and conditions as were applicable to such Assumed Company RSU Award immediately prior to the First Effective Time (with the terms and conditions relating to vesting to remain the same, it being understood that the transactions contemplated by this Agreement constitute a “change in control” for purposes of the Company Share Plans and award agreements thereunder), in respect of the number of Parent Shares equal to the product (rounded to the nearest whole share) of (i) the number of Company Shares subject to such Assumed Company RSU Award as of immediately prior to the First Effective Time multiplied by (ii) the Stock Award Exchange Ratio; provided, however, that the vesting of each Assumed Company RSU Award, to the extent then unvested, shall immediately accelerate in full upon the second anniversary of the First Effective Time (with settlement to occur at such time as permitted under Section 409A of the Code) if the holder of the Assumed Company RSU Award remains employed with Parent and its Subsidiaries (including the Surviving Company) as of the second anniversary of the First Effective Time.  Notwithstanding the foregoing, prior to the Closing Date, Parent may elect to treat some or all Company RSU Awards that would otherwise be Assumed Company RSU Awards as Surrendered Company RSU Awards, which shall be settled in accordance with Section 2.12(c), provided that the applicable settlement date may be delayed to the extent required by Section 409A of the Code.

(e)           Surrendered Company Restricted Share Awards.  Each restricted share award of Company Shares that is outstanding as of immediately prior to the First Effective Time and is vested or would become vested by its terms as a result of the occurrence of the First Effective Time (each, a “Surrendered Company Restricted Share Award”), as of the First Effective Time, shall vest as of the First Effective Time and shall be canceled and converted into the right to receive the Merger Consideration with respect to each Company Share subject to the Surrendered Company Restricted Share Award, less any applicable withholding Taxes in accordance with Section 2.10(i), as soon as reasonably practicable following the Closing Date but in no event later than ten (10) Business Days following the Closing Date.  Parent and the Company agree that all restricted share awards currently outstanding (the “Company Restricted Share Awards”), shall be or become vested as of immediately prior to the First Effective Time.

(f)            Parent Actions.  Parent shall take such actions as are reasonably necessary to reserve for issuance a number of authorized but unissued Parent Shares for delivery upon exercise or settlement of the Assumed Company Options and Assumed Company RSU Awards.  No later than the First Effective Time, Parent shall prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the 1933 Act, with respect to the Parent Shares subject to the Assumed Company Options and Assumed Company RSU Awards.  Parent will use the same level of efforts Parent uses to maintain the effectiveness of its other registration statements on Form S-8 to maintain the effectiveness of such registration statement for so long as any Assumed Company Options or Assumed Company RSU Awards remain outstanding.  Parent may process any payments contemplated by this Section 2.12 through the payroll of Parent, the Surviving Company or their respective Affiliates.

(g)           Company Actions.  Prior to the First Effective Time, the Company shall (i) take such actions with respect to the Company’s equity compensation plans or arrangements as are reasonably necessary to give effect to the transactions contemplated by this Section 2.12, including (x) providing notice to each holder of a Company Share Award in a form reasonably acceptable to Parent of the treatment of the Company Share Awards set forth in this Agreement and (y) satisfying all applicable requirements of Rule 16b-3(e) promulgated under the 1934 Act, and (ii) if requested by Parent, take such actions as are reasonably necessary to freeze the Company’s equity compensation plans such that no future awards may be granted from and after the First Effective Time.  The Company shall provide Parent with drafts of, and a reasonable opportunity to comment upon, all resolutions and other written actions as may be required to give effect to the provisions of this Section 2.12.  For the avoidance of doubt, the treatment of Company Share Awards set forth in this Agreement shall not require the consent of each holder of a Company Share Award.

Section 2.13          Employee Stock Purchase Plan.

(a)           The Company shall take all actions that are reasonably necessary to ensure that (i) no new offering periods under the Company’s 2007 Employee Stock Purchase Plan, as amended (the “ESPP”) will commence during the period from the date of this Agreement through the First Effective Time, (ii) there will be no increase in the amount of payroll deductions permitted to be made by the participants under the ESPP during the current offering periods, except those made in accordance with payroll deduction elections that are in effect as of the date of this Agreement, and (iii) no individuals shall commence participation in the ESPP during the period from the date of this Agreement through the First Effective Time.  The accumulated contributions of the participants in the current offering periods under the ESPP shall be used to purchase Company Shares as of no later than five Business Days prior to the First Effective Time, and the participants’ purchase rights under such offerings shall terminate immediately after such purchase.

(b)           Subject to compliance with applicable Law, within fourteen Business Days after the date hereof, the Company shall (i) give notice of the amendment to the Company’s Employee Stock Purchase Savings Plan currently maintained for employees located in Japan (the “Japan ESPP”) in accordance with Article 24 thereof so that (A) no new offering periods will commence under the Japan ESPP during the period from the date of this Agreement through the First Effective Time, (B) there will be no increase in the amount of payroll deductions permitted to be made by the participants under the Japan ESPP during the current offering periods, except those made in accordance with payroll deduction elections that are in effect as of the date of this Agreement, and (C) no individuals shall commence participation in the Japan ESPP during the period from the date of this Agreement through the First Effective Time, and (ii) use commercially reasonable efforts to cause such amendment to become effective in accordance with Article 24 of the Japan ESPP as soon as reasonably practicable after the date hereof.  The accumulated contributions of the participants in the current offering periods under the Japan ESPP shall be used to purchase Company Shares as of no later than five Business Days prior to the First Effective Time, and the participants’ purchase rights under such offerings shall terminate immediately after such purchase.

(c)           The Company Shares purchased pursuant to this Section 2.13 shall be treated the same as all other Company Shares in accordance with Section 2.05.  As of no later than the Business Day immediately prior to the First Effective Time, the Company shall terminate the ESPP and the Japan ESPP.

ARTICLE 3

THE SURVIVING COMPANY

Section 3.01          First Surviving Corporation Matters.

(a)           At the First Effective Time, the articles of incorporation of the Company, as in effect immediately prior to the First Effective Time (with such modifications as determined by Parent), shall be the articles of incorporation of the First Surviving Corporation until further amended in accordance with applicable Law.

(b)           At the First Effective Time, the bylaws of the Company, as in effect immediately prior to the First Effective Time (with such modifications as determined by Parent), shall be the bylaws of the First Surviving Corporation, until further amended in accordance with applicable Law.

(c)           From and after the First Effective Time, until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal, the officers and directors, respectively, of Merger Sub 1 immediately prior to the First Effective Time shall be the officers and directors, respectively, of the First Surviving Corporation.

Section 3.02          Surviving Company Matters.

(a)           At the Second Effective Time, the certificate of formation of Merger Sub 2, as in effect immediately prior to the Second Effective Time and as attached as Exhibit A hereto, shall be the certificate of formation of the Surviving Company until further amended in accordance with applicable Law (subject to Section 7.04).

(b)           At the Second Effective Time, the limited liability company agreement of Merger Sub 2, as in effect immediately prior to the Effective Time and as attached as Exhibit B hereto, shall be the limited liability company agreement of the Surviving Company, except the references to Vault Merger Sub, LLC shall be replaced with references to St. Jude Medical, LLC until further amended in accordance with applicable Law (subject to Section 7.04).

(c)           From and after the Second Effective Time, until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal, the officers and directors of Merger Sub 2 immediately prior to the Second Effective Time shall be the officers and directors of the Surviving Company.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (a) disclosed in the correspondingly numbered section of the Company Disclosure Letter (it being agreed that any item contained in any section of Article 4 of the Company Disclosure Letter shall be deemed to be disclosed with respect to the Company’s representations and warranties set forth in any other section of this Article 4 to the extent the relevance of such item to such other representations and warranties is reasonably apparent on its face) or (b) publicly disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC by the Company between January 1, 2014 and the date that is three Business Days prior to the date of this Agreement (it being agreed that any item disclosed in any such document shall be deemed to be disclosed with respect to the Company’s representations and warranties set forth in any section of this Article 4 only to the extent the relevance of such item to such representations and warranties is reasonably apparent on its face); provided, that no such disclosure in the Company SEC Documents shall qualify any Company Specified Representation; provided, further, that in no event shall any risk factor disclosure under the heading “Risk Factors” (other than statements of historical facts) or disclosure set forth in any “forward looking statements” disclaimer or other general statements to the extent they are predictive, cautionary, or forward looking in nature be deemed to be an exception to, or, as applicable, disclosure for purposes of, any representations and warranties of the Company, the Company represents and warrants to Parent, Merger Sub 1 and Merger Sub 2 that:

Section 4.01          Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota.  The Company has all requisite corporate power and corporate authority necessary to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where such qualification is necessary, except for any failure to be so qualified that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. True and complete copies of the articles of incorporation and bylaws of the Company as in effect on the date of this Agreement are included in the Company SEC

Documents. The Company is not in violation of its articles of incorporation or bylaws, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.02          Corporate Authorization.

(a)           The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate power and corporate authority and have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the consummation of the transactions contemplated hereby, to the accuracy of the representations and warranties set forth in Section 5.15 and the receipt of the Company Shareholder Approval. The affirmative vote of the holders of a majority of the outstanding Company Shares (the “Company Shareholder Approval”) to approve the First Merger and adopt the Plan of Merger is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the transactions contemplated hereby. This Agreement, assuming due authorization, execution and delivery by Parent, Merger Sub 1 and Merger Sub 2, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a Proceeding in equity or at Law).

(b)           At a meeting duly called and held, as of the date of this Agreement, the Company Board has (i) unanimously determined that this Agreement, the Plan of Merger and the transactions contemplated hereby are in the best interests of the Company’s shareholders, (ii) unanimously approved and declared advisable this Agreement, the Plan of Merger and the transactions contemplated hereby and (iii) unanimously resolved to recommend approval of the First Merger and adoption of the Plan of Merger by its shareholders (such recommendation, the “Company Board Recommendation”).

Section 4.03          Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the First Delaware Certificate of Merger with respect to the First Merger with the Delaware Secretary of State, the First Minnesota Articles of Merger with respect to the First Merger with the Minnesota Secretary of State, the Second Delaware Certificate of Merger with respect to the Second Merger with the Delaware Secretary of State, the Second Minnesota Articles of Merger with respect to the Second Merger with the Minnesota Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and any applicable non-U.S. Competition Laws, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws, (d) compliance with any applicable requirements of the NYSE, and (e) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04          Non-contravention. Assuming the actions, filings and approvals referred to in Section 4.03 and the Company Shareholder Approval are obtained, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Company, (b) contravene, conflict with or result in a violation or breach of any Law or Order, (c) constitute a breach, default or a violation, or an event that, with or without notice or lapse of time or both, would constitute a breach, default or a violation, under or of, or give rise to a right of termination, cancellation, acceleration, or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any provision of any Contract to which the Company or any of its Subsidiaries is a party or any license, franchise, permit, certificate, approval or other similar authorization granted to the Company or any of its Subsidiaries or (d) result in the creation or imposition of any Lien, other than any Permitted Lien, on any asset of the Company or any of its Subsidiaries, except, in the case of each of clauses (b), (c) and (d), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05          Capitalization.  The authorized capital stock of the Company consists of 500,000,000 Company Shares, and 25,000,000 preferred shares, par value $1.00 per share.  As of April 25, 2016 (the “Measurement Date”), (i) there were issued and outstanding 284,004,177 Company Shares, (ii) there were outstanding (A) Company Options to purchase an aggregate of 16,452,857 Company Shares, (B) Company RSU Awards in respect of an aggregate of 1,875,118 Company Shares (of which, Company RSU Awards in respect of an aggregate of 16,877 Company Shares are settled in cash under their existing terms), (C) Company Restricted Share Awards in respect of an aggregate of 46,168 Company Shares, (D) no preferred shares of the Company and (E) no shares of other series of common shares of the Company, (iii) 8,552,561 Company Shares were available for issuance of future awards under the Company Share Plans, and (iv) 4,612,330 Company Shares were registered and remained available for issuance under the ESPP.  Except as set forth in the preceding sentence or upon the exercise of Company Options or settlement of Company RSU Awards or Company Restricted Share Awards, in each case, that were outstanding on the Measurement Date, as of the date hereof, there are no issued, reserved for issuance or outstanding (1) shares of capital stock or other voting securities of or other ownership interests in the Company, (2) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interests in the Company, (3) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interests in the Company or (4) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of or other ownership interests in the Company (the items in clauses (1) through (4) being referred to collectively as the “Company Securities”).  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities (other than pursuant to the cashless exercise of Company Options or the forfeiture or withholding of taxes with respect to Company Options, Company RSU Awards or Company Restricted Share Awards).  Neither the Company nor any of its Subsidiaries is a party to any voting trust, proxy, voting agreement or other similar agreement with respect to the voting of any Company Securities.  All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any equity compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.

Section 4.06          Subsidiaries.

(a)           Each Subsidiary of the Company is an entity duly incorporated or otherwise duly organized, validly existing and (where applicable or recognized) in good standing under the laws of its jurisdiction of incorporation or organization, except where the failure to be so incorporated, organized, existing or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Subsidiary of the Company has all corporate, limited liability company or comparable powers and all Governmental Authorizations required to carry on its business as now conducted, except for those powers or Governmental Authorizations the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 4.06(a) of the Company Disclosure Letter sets forth a complete and accurate list as of the date hereof of each Significant Subsidiary (for the avoidance of doubt, Section 4.06(a) of the Company Disclosure Letter also sets forth additional wholly owned Subsidiaries which are not Significant Subsidiaries) of the Company and its jurisdiction of organization.

(b)           All of the outstanding capital stock or other voting securities of or other ownership interests in each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction except for Permitted Liens, transfer restrictions of general applicability as may be provided under the 1933 Act or other applicable securities Laws (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or other ownership interests) and a de minimis amount of shares or other equity interests held by third parties as required under local law or regulation.  There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock or other voting securities of or other ownership interests in or any securities convertible into, or exchangeable for, any shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 4.07          SEC Filings and the Sarbanes-Oxley Act.

(a)           The Company has filed with or furnished to the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the 1934 Act) all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished, as the case may be, by the Company since January 1, 2014 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b)           As of the date it was filed or furnished to the SEC (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed or furnished prior to the date of this Agreement), each Company SEC Document complied in all material respects with the applicable requirements of the 1933 Act and the 1934 Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder, as the case may be.

(c)           As of the date it was filed or furnished to the SEC (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed or furnished prior to the date of this Agreement), each Company SEC Document did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.  As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Company SEC Documents.

(d)           The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(e)           The Company has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“internal controls”) as required by Rule 13a-15 under the 1934 Act. As of the date hereof, the Company has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to the Company’s auditors and audit committee (i) any “significant deficiencies” and “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud as to which the Company has knowledge, whether or not material, that involves management or other employees who have a significant role in internal controls.

Section 4.08          Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents (including all related notes and schedules thereto) (a) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods shown (subject to normal and immaterial year-end adjustments in the case of any unaudited quarterly and other interim financial statements), (b) comply in all material respects with the published rules and regulations of the SEC with respect thereto, and (c) have been prepared in accordance with GAAP (except, in the case of unaudited interim and quarterly statements, as may be permitted under Form 10-Q and the Exchange Act and other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or as permitted under Regulation S-X).

Section 4.09          Disclosure Documents. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the Parent Share Issuance (including any amendments or supplements, the “Registration Statement”) will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the definitive proxy statement/prospectus to be sent to the Company shareholders in connection with the First Merger and the other transactions contemplated by this Agreement (including any amendments or supplements, the “Proxy Statement/Prospectus”) will, at the date the Proxy Statement/Prospectus is first mailed to the Company shareholders or at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement or the Proxy Statement/Prospectus which were not supplied by or on behalf of the Company.

Section 4.10          Absence of Certain Changes.  From the Company Balance Sheet Date through the date of this Agreement, except for the execution and delivery of this Agreement and actions taken in furtherance of the transactions contemplated by this Agreement, (a) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business consistent with past practice in all material respects, (b) there has not been any effect, change, condition, occurrence or event that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (c) neither the Company nor any of its Subsidiaries has taken any action that would constitute a breach of clause (iv), subclause (x) of clause (viii), or clause (xiv) of Section 6.01(b) if taken after the date hereof.

Section 4.11          No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any nature (whether accrued, absolute, contingent or otherwise), that would be required under GAAP, as in effect on the date hereof, to be reflected on a consolidated balance sheet of the Company (including the notes thereto) other than:

(a)           liabilities disclosed, reflected, reserved against or otherwise provided for in the Company Balance Sheet or in the notes thereto;

(b)           liabilities incurred in the ordinary course of business since the Company Balance Sheet Date;

(c)           liabilities contemplated by this Agreement or otherwise incurred in connection with the transactions contemplated hereby; and

(d)           liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12          Compliance with Laws and Orders; Governmental Authorizations.

(a)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries is and since January 1, 2014 has been in compliance with all applicable Laws and Orders and, to the knowledge of the Company, is not under investigation by a Governmental Authority with respect to any Law or Order, and (ii) there is no Order of any Governmental Authority outstanding against the Company or any of its Subsidiaries. This Section 4.12 does not relate to Tax matters, which is the subject of Section 4.16.

(b)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries has all Governmental Authorizations necessary for the ownership and operation of its businesses as presently conducted, and each such Governmental Authorization is in full force and effect.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries is and since January 1, 2014 has been in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of its businesses, and (ii) since January 1, 2014, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization.

Section 4.13          Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no Proceeding pending against, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any other Person for whom the Company or any of its Subsidiaries may be liable.

Section 4.14          Properties.  The Company or one of its Subsidiaries owns good and valid title to the real estate owned by the Company or any of its Subsidiaries, and a good and valid leasehold interest in each real property lease or sublease under which the Company or any of its Subsidiaries leases or subleases any real property (together with the owned real estate, “Company Real Property”), in each case, free and clear of all Liens, except (i) for Permitted Liens, (ii) for the property that has been disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice, or (iii) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no expropriation or condemnation Proceedings pending against the Company Real Property and, to the knowledge of the Company, there are no expropriation or condemnation Proceedings threatened or proposed against the Company Real Property.

Section 4.15          Intellectual Property.

(a)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries own all registrations and applications for material Company Owned Intellectual Property Rights.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries own or have a valid and enforceable license to use all Intellectual Property Rights necessary to, or material and used in, the conduct of the business of the Company and its Subsidiaries as currently conducted.

(b)           To the knowledge of the Company, since January 1, 2014, neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property Right of any Person except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Except for matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no Proceeding pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries or, to the knowledge of the Company, any of their respective present or former officers, directors or employees, (A) challenging or seeking to deny or restrict, the rights of the Company or any of its Subsidiaries in any of the Company Owned Intellectual Property Rights or Company Licensed Intellectual Property Rights, (B) alleging that any Company Owned Intellectual Property Rights or Company Licensed Intellectual Property Rights are invalid or unenforceable, or (C) alleging that the use of any of the Company Owned Intellectual Property Rights or Company Licensed Intellectual Property Rights or that the conduct of the business of the Company and its Subsidiaries do or may misappropriate, infringe or otherwise violate any Intellectual Property Right of any Person.

(c)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all issued or registered material Company Owned Intellectual Property Rights that have not been abandoned and are subsisting are valid and enforceable, and the Company or one of its Subsidiaries owns all Company Owned Intellectual Property Rights free and clear of all Liens other than Permitted Liens.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, as of the date of this Agreement, no Person is infringing, misappropriating or otherwise violating any material Company Owned Intellectual Property Right.

Section 4.16          Taxes.

(a)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)            each Tax Return required to be filed with any Taxing Authority by the Company or any of its Subsidiaries has been filed when due

(taking into account valid extensions of time within which to file) and is true and complete in all material respects;

(ii)           the Company and each of its Subsidiaries has timely paid (or caused to be timely paid) to the appropriate Taxing Authority all Taxes, including any Taxes required to be withheld from amounts owing to any employee, creditor, or third party, required to be paid by it (whether or not such Taxes were shown as due on any Tax Return), or such Taxes have been adequately reserved against in accordance with GAAP;

(iii)          no deficiency for any Tax has been asserted or assessed by any Taxing Authority in writing against the Company or any of its Subsidiaries, except for deficiencies that have been satisfied by payment in full, settled or withdrawn;

(iv)          the accruals and reserves with respect to Taxes as set forth on the Company Balance Sheet are adequate as of the date thereof (as determined in accordance with GAAP);

(v)           as of the date of this Agreement, the Company has not received written notice of a pending or threatened Proceeding with respect to the Company or any of its Subsidiaries in respect of any material Tax;

(vi)          there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens;

(vii)         neither the Company nor any of its Subsidiaries is a party to any tax sharing agreement (other than (A) any agreement exclusively between or among the Company and its Subsidiaries or among the Company’s Subsidiaries, (B) any agreement the primary purpose of which is not the sharing of Taxes, (C) any agreement entered into in the ordinary course of business or (D) any agreement, ruling, or grant entered into with or issued by a Governmental Authority) pursuant to which it will have any obligation to make any material payments for Taxes after the First Effective Time;

(viii)        neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2);

(ix)          All Company Options were granted with an exercise price per share no lower than the “Fair Market Value” (as defined in the applicable plan) of one Company Share on the date of the corporate action effectuating the grant; and

(x)           no Subsidiary of the Company owns any shares of capital stock of the Company or any Company Securities.

(b)           During the two-year period ending on the date of this Agreement, none of the Subsidiaries of the Company was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(c)           The Company has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Notwithstanding anything to the contrary in this Agreement, the representations and warranties contained in this Section 4.16 and Section 4.17 are the only representations and warranties being made by the Company with respect to Taxes.

Section 4.17          Employees and Employee Benefit Plans.

(a)           Section 4.17(a) of the Company Disclosure Letter contains a complete and accurate list of each material “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA and whether maintained for the benefit of current or former employees, directors or individuals who are independent contractors located in the United States or outside the United States), each material employment Contract (other than standard forms of employment agreements with employees outside of the United States that do not provide for material severance compensation), severance Contract or plan, and each other material plan, program, policy, fund, provident fund, gratuity, agreement, or arrangement, whether written or unwritten, providing for compensation, bonuses or other incentive compensation, profit-sharing, equity compensation or other forms of incentive or deferred compensation, health, medical or welfare benefits, workers compensation, fringe benefits, 13 month or similar benefits or post-employment or retirement benefits (including pension, health, medical or life insurance benefits, whether insured or self-insured) that is maintained, administered or contributed to by the Company or any of its Subsidiaries or their respective ERISA Affiliates or with respect to which the Company or any of its Subsidiaries or their respective ERISA Affiliates has any material liability, other than any plan, program, policy, agreement or arrangement mandated by applicable Law (each such plan, program, policy, agreement or arrangement, whether or not material, is referred to herein as a “Company Plan”).  Within 60 days following the date of this Agreement, the Company shall use commercially reasonable efforts to provide Parent a list of all Company Plans identified by jurisdiction.

(b)           The Company has made available to Parent, to the extent applicable: (i) copies of each material Company Plan and all amendments thereto, (ii) the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) required under ERISA or the Code in connection with each material Company Plan, (iii) the most recent actuarial or other funding report for each material Company Plan, (iv) the most recent summary plan description required under ERISA with respect to each material Company Plan, (v) all material Collective Bargaining Agreements, and (vi) the most recent Internal Revenue Service determination or opinion letter issued with respect to each Company Plan intended to be qualified under Section 401(a) of the Code.

(c)           Other than the ESPP and the Japan ESPP, neither the Company nor any of its Subsidiaries has sponsored or is currently sponsoring an employee stock purchase plan with respect to Company Shares.

(d)           Neither the Company nor any ERISA Affiliate maintains, contributes to, or sponsors (or has in the past six years maintained, contributed to, or sponsored) a multiemployer plan as defined in Section 3(37) of ERISA, a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA or a plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code.

(e)           Each Company Plan intended to qualify under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service upon which it may rely regarding its qualified status under the Code for all statutory and regulatory changes with respect to plan qualification requirements for which the Internal Revenue Service will issue such a letter and nothing has occurred that caused or would reasonably be expected to result in the loss of such qualification or the imposition of any material penalty or material Tax liability.  No Proceeding has been asserted, instituted or, to the knowledge of the Company, threatened against any of the Company Plans (other than routine claims for benefits and appeals of such claims), or any of the assets of any trust of any of the Company Plans, any trustee or fiduciary thereof to which the Company has an indemnification obligation or the Company or any of its ERISA Affiliates, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Each Company Plan complies in form and has been maintained and operated in accordance with its terms and applicable Law, including, without limitation, ERISA and the Code, other than instances of noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  No Company Plan provides post-termination or retirement health and welfare benefits to any current or former employee of the Company or its Subsidiaries, except as required under Section 4980B of the Code, Part 6 of Title I of ERISA.

(f)            The consummation of the transactions contemplated by this Agreement will not (either alone or together with any subsequent termination of employment or service) (i) entitle any employee, director, or individual who is an independent contractor of the Company or any of its Subsidiaries (whether current, former or retired) or their beneficiaries to any payment, right or other benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of any compensation or benefits, (iii) increase the amount payable or trigger any other obligation pursuant to any Company Plan or (iv) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Plan or related trust.

(g)           Without limiting the generality of Section 4.17(f), no amounts payable to any “disqualified individual” will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code or subject to an excise tax under Section 4999 of the Code as a result of the occurrence of the transactions contemplated by this Agreement.  Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, director or independent contractor of the Company or any of its Subsidiaries for any Tax incurred by such individual, including under Section 409A, 457A or 4999 of the Code.

(h)           Each Company Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) or 457A of the Code) has been in documentary and operational compliance with Sections 409A and 457A of the Code, as applicable, and all applicable Internal Revenue Service guidance promulgated thereunder, other than any compliance failures that would not reasonably be expected to result in any material penalty or material Tax liability.

(i)            Each Company Plan that is mandated by the Laws of a government other than the United States or is subject to the Laws of Puerto Rico or a jurisdiction outside of the United States (a “Company International Plan”) (i) if intended to qualify for special Tax treatment, meets all the requirements for such treatment, other than any failures that would not reasonably be expected to have a Company Material Adverse Effect, and (ii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

(j)            Other than instances of noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with all applicable Laws in respect of employment and employment practices and terms and conditions of employment and wages and hours, (ii) no Person has been treated as an independent contractor of the Company or any of its Subsidiaries for Tax purposes, or for purposes of exclusion from any Company Plan, who should have been treated as an employee for such purposes, (iii) the Company and its Subsidiaries have no liability by reason of an individual who performs or performed services for the Company or its Subsidiaries in any capacity being improperly excluded from participating in a Company Plan, and (iv) each employee of the Company and its Subsidiaries has been properly classified as “exempt” or “non-exempt” under applicable Law.

(k)           Section 4.17(k) of the Company Disclosure Letter contains a complete and accurate list identifying each material Collective Bargaining Agreement.

(l)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) since January 1, 2014, none of the Company or any of its Subsidiaries has breached or otherwise failed to comply with the provisions of any Collective Bargaining Agreement and there are no grievances or arbitrations outstanding thereunder; (ii) there are (and since January 1, 2014 have been) no labor organizational campaigns, corporate campaigns, petitions, demands for recognition or, to the knowledge of the Company, other unionization activities seeking recognition of a bargaining unit at the Company or any of its Subsidiaries; (iii) there are (and since January 1, 2014 have been) no unfair labor practice charges, grievances, arbitrations or other complaints or union matters before the National Labor Relations Board or other labor board of Governmental Authority that would reasonably be expected to affect the employees of the Company and its Subsidiaries; (iv) there are no current or, to the knowledge of the Company, threatened strikes, slowdowns, lockouts, organized labor disputes or work stoppages, and no such strike, slowdown, lockout, organized labor dispute or work stoppage has occurred since January 1, 2014; and (v) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or other violation of any Collective Bargaining Agreement.

Section 4.18          Environmental Matters.

(a)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(b)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are and since January 1, 2014 have been in compliance with all Environmental Laws and all Environmental Permits required for the operation of their respective businesses.

(c)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no liabilities or obligations of the Company or any of its Subsidiaries, whether accrued, contingent, absolute or otherwise, arising under or relating to any Environmental Law, Environmental Permit or Hazardous Substance (including any such liability or obligation retained or assumed by Contract or by operation of law).

Section 4.19          Healthcare Regulatory Matters.

(a)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries holds all authorizations under applicable Healthcare Laws that are necessary for the lawful operation of the business of the Company and its Subsidiaries (the “Company Regulatory Permits”), and the Company and its Subsidiaries are in compliance with the terms of the Company Regulatory Permits.

(b)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the businesses of each of the Company and its Subsidiaries are being, and since January 1, 2014 have been, conducted in compliance with all applicable Healthcare Laws.

(c)           (i) Neither the Company nor any of its Subsidiaries is a party to any corporate integrity agreements, monitoring agreements, deferred prosecution agreements, or similar material agreements with or imposed by any U.S. Government Authority and, to the knowledge of the Company, no such action is currently pending, and (ii) except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries is a party to any corporate integrity agreements, monitoring agreements, deferred prosecution agreements, or similar material agreements with or imposed by any non-U.S. Government Authority and, to the knowledge of the Company, no such action is currently pending.

(d)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2014, all reports, documents, claims, permits, adverse event reports, notices, registrations and applications required to be filed, maintained or furnished to the FDA or any other Healthcare Regulatory Authority by the Company and its Subsidiaries have been so filed, maintained or furnished, and all such reports, documents, claims, permits, adverse event reports, notices, registrations and applications were complete and accurate on the date filed (or were corrected in or supplemented by a subsequent filing).  Since January 1, 2014, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Healthcare Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Healthcare Regulatory Authority, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of the Company or any of its Subsidiaries, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Healthcare Regulatory Authority to invoke any similar policy.

(e)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries, nor, since January 1, 2014, to the knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries organized in the United States, has been debarred, convicted of any crime or engaged in any conduct for which debarment is mandated or permitted by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law, and (ii) since January 1, 2014, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries organized in the United States, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935.

(f)            Except as available in the public databases of any Healthcare Regulatory Authority prior to the date hereof, since January 1, 2014, neither the Company nor any of its Subsidiary has initiated, conducted or issued, or caused to be initiated, conducted or issued any material recall, field corrective action, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Company Product or been required to do so, other than notices and actions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) neither the Company nor any of its Subsidiaries has received any written notice from the FDA or any other Healthcare Regulatory Authority regarding (i) any recall, market withdrawal or replacement of any Company Product, (ii) a change in the marketing status or classification, or a material change in the labelling of any such Company Products or (iii) a negative change in reimbursement status of a Company Product, and, (B) to the knowledge of the Company, none of the matters set forth in clauses (i) through (iii) are forthcoming.

Section 4.20          Material Contracts.

(a)           Section 4.20(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and accurate list of each of the following types of Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound that:

(i)            (A) contains provisions that prohibit (or would reasonably be expected to prohibit) the Company or any of its Affiliates (or, after the Closing, Parent or any of its Affiliates) from competing in or conducting any material line of business or prevent the Company or any of its Affiliates (or, after the Closing, Parent or any of its Affiliates) from entering any material territory, market or field (it being understood that a right of exclusivity or “most favored nation” right in a Contract of the type described in clause (B)(1) through (6) below shall not be deemed to be a provision of the type described in this clause (A)), or (B) is material to the Company and its Subsidiaries, taken as a whole, and contains provisions that grant a right of exclusivity or “most favored nation” right to any Person in connection with the sale, purchase or supply of the Company’s products or services, other than in the case of this clause (B), (1) Contracts that can be terminated (including such restrictive provisions) by the Company or any of its Subsidiaries on less than 90 days’ notice without payment by the Company or any of its Subsidiaries, (2) distribution, sales agency or customer Contracts entered into in the ordinary course of business granting exclusive rights to sell or distribute a Company Product (and not other products) or granting a “most favored nation” right in respect of a Company Products or services (and not other products or services), (3) license agreements for Company Licensed Intellectual Property Rights limiting the Company’s and its Subsidiaries’ use of such Company Licensed Intellectual Property Rights to specified fields of use,  (4) supplier Contracts entered into in the ordinary course of business with requirements to purchase exclusively from a party, (5) marketing agreements entered into in the ordinary course of business and (6) research and development agreements entered into in the ordinary course of business;

(ii)           is or relates to the formation, creation, governance, economics or control of a joint venture, partnership or similar agreement involving any Person other than a wholly owned Subsidiary of the Company;

(iii)          other than intercompany agreements solely among the Company and/or any of its wholly owned Subsidiaries, contains any provision that limits or restricts (or purports to limit or restrict) the ability of the Company or any of its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be;

(iv)          is a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment (other than letters of credit and those between the Company and its wholly owned Subsidiaries) relating to indebtedness for borrowed money of the Company or any of its Subsidiaries having an outstanding or committed amount in excess of $50 million individually;

(v)           is a Contract (A) with respect to Intellectual Property Rights (other than generally commercially available, “off-the-shelf” software programs or non-exclusive licenses granted by the Company or any Subsidiary of the Company in the ordinary course of business which do not contain any material restriction or condition on the use or exploitation of any Intellectual Property Rights by the Company or any Subsidiary of the Company) which would reasonably be expected to involve payments by or to the Company or any of the Subsidiaries of more than $25 million in any twelve month period or (B) under which a license of Intellectual Property Rights is granted by or to the Company or any of its Subsidiaries, which license in the case of this clause (B) is material to any material Company Product;

(vi)          is an acquisition agreement, asset purchase or sale agreement, stock purchase or sale or purchase agreement or other similar agreement pursuant to which (A) any purchase price (including any earn-out or deferred or contingent payment) obligations remain outstanding, or indemnification claims have been made or threatened in writing, pursuant to which the Company and its Subsidiaries would reasonably be expected to be required to pay a total amount (including assumption of debt) after the date of this Agreement in excess of $20 million or (B) any other Person has the right to acquire any assets of the Company and its Subsidiaries after the date of this Agreement with a fair market value or purchase price of more than $20 million (in each case, excluding acquisitions or dispositions of supplies, inventory, merchandise or products in the ordinary course of business or of supplies, inventory, merchandise, products, properties or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or its Subsidiaries);

(vii)         is a settlement or similar agreement with any Governmental Authority or order or consent of a Governmental Authority to which the Company or any of its Subsidiaries is subject involving future performance by the Company or any of its Subsidiaries which is material to the Company and its Subsidiaries, taken as a whole;

(viii)        any Contract (or series of related Contracts) that obligates the Company or any of its Subsidiaries to make any capital commitment, loan or capital expenditure in an amount in excess of $50 million in the aggregate after the date of this Agreement;

(ix)          is a Contract for the purchase of materials, supplies, goods, services, equipment or other assets with any Person that required during the fiscal year ended January 2, 2016, or requires (or under which there are reasonably expected to be) during the current fiscal year, aggregate payments by the Company or any Subsidiary of the Company of more than $50 million;

(x)           is a Contract with a customer of the Company or any Subsidiary of the Company, including distributors, which required during the fiscal year ended January 2, 2016, or requires (or under which there are reasonably expected to be) during the current fiscal year aggregate payments to the Company or any Subsidiary of the Company of more than $50 million; or

(xi)          any Contract that is or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.

(xii)         Each Contract of the type described in clauses (i) through (xi) is referred to herein as a “Company Material Contract”.

(b)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is valid and binding and in full force and effect and, to the knowledge of the Company, enforceable against the other party or parties thereto in accordance with its terms.  The Company and/or its Subsidiaries party thereto, as applicable, and, to the knowledge of the Company, each other party thereto, has performed its obligations required to be performed by it, as and when required, under each Company Material Contract, except for failures to perform that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any other party to a Company Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a breach or default under the provisions of such Company Material Contract, and neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Company Material Contract.  True and complete copies of the Company Material Contracts and any amendments thereto have been made available to Parent prior to the date of this Agreement.

Section 4.21          Finders’ Fees, etc.  Except for Guggenheim Securities, LLC, there is no investment banker, broker, or finder that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries and is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.  The Company has made available to Parent complete and accurate copies of any Contract pursuant to which any amount is payable by the Company or any of its Subsidiaries to Guggenheim Securities, LLC in connection with the transactions contemplated by this Agreement.

Section 4.22          Opinion of Financial Advisor.  The Company Board has received the opinion of Guggenheim Securities, LLC, financial advisor to the Company, to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications, limitations, and matters set forth therein, the Merger Consideration to be received by the holders of Company Shares pursuant to this Agreement is fair, from a financial point of view, to such holders. A copy of such opinion will be, after the execution of this Agreement, delivered to Parent solely for informational purposes.

Section 4.23          Antitakeover Statutes.

(a)           Assuming the accuracy of the representations and warranties set forth in Section 5.15, and as a result of the approval by the Company Board referred to in Section 4.02(b):

(i)            no further action is required by the Company Board or any committee thereof or the shareholders of the Company to render inapplicable (i) the restrictions on “business combinations” with an “interested shareholder” (each as defined in Section 302A.011 of the MBCA) set forth in Section 302A.673 of the MBCA or the definitions in Section 302A.011 of the MBCA related thereto and (ii) the restrictions on “Business Combinations” in Article XIII of the articles of incorporation of the Company, in each case as they relate to the execution, delivery and performance of this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement; and

(ii)           there is no other state anti-takeover statute or regulation (or similar statute or regulation), any takeover-related provision in the articles of incorporation or the bylaws of the Company, or any shareholder rights plan or similar agreement applicable to Parent, this Agreement or the Mergers that would prohibit or restrict the ability of the Company to enter into this Agreement or to consummate the Mergers. The Mergers do not constitute a “control share acquisition” subject to the provisions of Section 302A.671 of the MBCA by virtue of Section 302A.011, Subd. 38(d) of the MBCA.

Section 4.24          Anti-Corruption.   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and since January 1, 2014 have been, in compliance with all applicable anti-corruption Laws, including the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. § 78dd-1, et seq.) and the U.K. Bribery Act 2010, and neither the Company nor any of its Subsidiaries nor any director or officer or, to the knowledge of the Company, agent or employee of the Company or any of its Subsidiaries has directly or indirectly, in the course of the Company’s business, given, made, or offered, or agreed to give, make, or offer any payment, gift, contribution, expenditure or other advantage: (i) which would violate any applicable Law; or (ii) to or for a Public Official with the intention of: (A) improperly influencing any act or decision of such Public Official; (B) inducing such Public Official to do or omit to do any act in violation of his lawful duty; or (C) securing any improper advantage, in each case in order to obtain or retain business or any business advantage.  For the purposes of this Agreement, “Public Official” includes any Person holding, officially representing or officially acting for or on behalf of a legislative, public administrative or judicial office, and any Person employed by, officially representing or acting in an official capacity for or on behalf of a Governmental Authority or enterprise thereof, any official representative or official of a public international organization, any official representative or official of a political party or candidate for any political office, or any official or employee of a hospital or health care institution that is controlled or majority-owned by a government.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2014, neither the Company nor any of its Subsidiaries nor any director or officer or, to the knowledge of the Company, agent or employee of the Company or any of its Subsidiaries has violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations (including any trade, economic or financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control) or other similar Laws.

Section 4.25          Insurance.

(a)           Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the insurance policies and all self-insurance programs and arrangements relating to the business, assets, and operations of the Company and its Subsidiaries is in full force and effect.

(b)           As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2014, neither the Company nor any of its Subsidiaries has received any written notice regarding any cancellation or invalidation of any such insurance policy other than in connection with ordinary renewals.

Section 4.26          No Additional Representations.  Except for the representations and warranties set forth in this Article 4, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company and its Subsidiaries.  In particular, and without limiting the generality of the foregoing, neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent, Merger Sub 1 and Merger Sub 2 or any of their respective Representatives with respect to (a) any financial projection or financial forecast or (b) except for the representations and warranties set forth in this Article 4, any oral or written information presented to Parent, Merger Sub 1 and Merger Sub 2 or any of their respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the transactions contemplated by this Agreement.  Except for the representations and warranties set forth in Article 5, the Company hereby acknowledges that none of Parent, Merger Sub 1, Merger Sub 2, any of their Subsidiaries, or any other Person, has made or is making any other express or implied representation or warranty with respect to Parent Merger Sub 1, or Merger Sub 2 or any of their Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Company or any of its Representatives and the

Company hereby acknowledges that it has not relied on any such information, other than the representations and warranties set forth in Article 5.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as (a) disclosed in the correspondingly numbered section of the Parent Disclosure Letter (it being agreed that any item contained in any section of Article 5 of the Parent Disclosure Letter shall be deemed to be disclosed with respect to Parent’s representations and warranties set forth in any other section of this Article 5 to the extent the relevance of such item to such other representations and warranties is reasonably apparent on its face) or (b) publicly disclosed in any report, schedule, form, statement or other document (including exhibits) filed with or furnished to, the SEC by Parent between January 1, 2014 and the date that is three Business Days prior to the date of this Agreement (it being agreed that any item disclosed in any such document shall be deemed to be disclosed with respect to Parent’s representations and warranties set forth in any section of this Article 5 only to the extent the relevance of such item to such representations and warranties is reasonably apparent on its face); provided, that no such disclosure in the Parent SEC Documents shall qualify any Parent Specified Representation; provided, further, that in no event shall any risk factor disclosure under the heading “Risk Factors” (other than statements of historical facts) or disclosure set forth in any “forward looking statements” disclaimer or other general statements to the extent they are predictive, cautionary,  or forward looking in nature be deemed to be an exception to, or, as applicable, disclosure for purposes of, any representations and warranties of Parent, Parent represents and warrants to the Company that:

Section 5.01                             Corporate Existence and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Illinois. Merger Sub 1 is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub 2 is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent, Merger Sub 1 and Merger Sub 2 has all corporate or limited liability company power and corporate or limited liability company authority necessary to carry on its business as now conducted. Each of Parent, Merger Sub 1 and Merger Sub 2 is duly qualified to do business as a foreign corporation or foreign limited liability company, as appropriate, and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where such qualification is necessary, except for any failure to be so qualified that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. True and complete copies of the articles of incorporation and bylaws of Parent as in effect on the date of this Agreement are included in the Parent SEC Documents, and Parent has delivered or made available to the Company true and complete copies of the organizational documents of Merger Sub 1 and Merger Sub 2 as in effect on the date of this Agreement. Each of Parent, Merger Sub 1 and Merger Sub 2 is not in violation of its articles of incorporation or bylaws, except as would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.

Section 5.02                             Corporate Authorization.

(a)                                 The execution, delivery and performance by Parent, Merger Sub 1 and Merger Sub 2 of this Agreement and the consummation by Parent, Merger Sub 1 and Merger Sub 2 of the transactions contemplated hereby are within the corporate or limited liability company power and authority of Parent, Merger Sub 1 and Merger Sub 2 and have been duly authorized by all necessary corporate or limited liability company action on the part of Parent, Merger Sub 1 and Merger Sub 2, subject, in the case of the consummation of the transactions contemplated hereby, to the accuracy of the representations and warranties in the second and third sentences of Section 4.05 and compliance by the Company with clauses (iii) and (xii) of Section 6.01(b) and the required approval of the First Merger by Parent as the sole stockholder of Merger Sub 1 and the required approval of the Second Merger by Parent as the sole member of Merger Sub 2.  The affirmative vote of Parent as the sole stockholder of Merger Sub 1 and Parent as the sole member of Merger Sub 2 are the only votes of the holders of any of the capital stock of Merger Sub 1 and Merger Sub 2 necessary in connection with the consummation of the transactions contemplated hereby. This Agreement, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding agreement of each of Parent, Merger Sub 1 and Merger Sub 2, enforceable against Parent, Merger Sub 1 and Merger Sub 2 in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a Proceeding in equity or at Law).

(b)                                 At a meeting duly called and held, as of the date of this Agreement, the Board of Directors of Parent has (i) unanimously determined that this Agreement and the transactions contemplated hereby are in the best interests of Parent’s shareholders, and (ii) unanimously approved and declared advisable this Agreement and the transactions contemplated hereby.  The Board of Directors of Merger Sub 1 has unanimously adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Merger Sub 1’s stockholder, (ii) approving, adopting and declaring advisable this Agreement and the transactions contemplated hereby, (iii) directing that the approval and adoption of this Agreement be submitted to a vote of Merger Sub 1’s stockholder, and (iv) recommending approval and adoption of this Agreement by Merger Sub 1’s stockholder. The Board of Directors of Merger Sub 2 has unanimously adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby (including the Second Merger) are fair to and in the best interests of Merger Sub 2’s member, (ii) approving, adopting and declaring advisable this Agreement and the transactions contemplated hereby (including the Second Merger), (iii) directing that the approval and adoption of this Agreement be submitted to a vote of Merger Sub 2’s member and (iv) recommending approval and adoption of this Agreement by Merger Sub 2’s member.

Section 5.03                             Governmental Authorization.  The execution, delivery and performance by Parent, Merger Sub 1 and Merger Sub 2 of this Agreement and the consummation by Parent, Merger Sub 1 and Merger Sub 2 of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the First Delaware Certificate of Merger with respect to the First Merger with the Delaware Secretary of State, the First Minnesota Articles of Merger with respect to the First Merger with the Minnesota Secretary of State, the Second Delaware Certificate of Merger with respect to the Second Merger with the Delaware Secretary of State, the Second Minnesota Articles of Merger with respect to the Second Merger with the Minnesota Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and any applicable non-U.S. Competition Laws, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws, (d) compliance with any applicable requirements of the NYSE and (e) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04                             Non-contravention.  Assuming the actions, filings and approvals referred to in Section 5.03 are obtained, and subject to the accuracy of the representations and warranties in the second and third sentences of Section 4.05 and in Section 4.23 and compliance by the Company with clauses (iii) and (xii) of Section 6.01(b) and the required approval of the First Merger by Parent as the sole stockholder of Merger Sub 1 and the required approval of the Second Merger by Parent as the sole member of Merger Sub 2, the execution, delivery and performance by Parent, Merger Sub 1 and Merger Sub 2 of this Agreement and the consummation by Parent, Merger Sub 1 and Merger Sub 2 of the transactions contemplated hereby do not and will not (a)  contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of Parent or similar organizational documents of Merger Sub 1 and Merger Sub 2, (b) contravene, conflict with or result in a violation or breach of any Law or Order, (c) constitute a breach, default or a violation, or an event that, with or without notice or lapse of time or both, would constitute a breach, default or a violation, under or of, or give rise to a right of termination, cancellation, acceleration or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under, any provision of any Contract to which Parent or any of its Subsidiaries is a party or any license, franchise, permit, certificate, approval or other similar authorization granted to Parent or any of its Subsidiaries or (d) result in the creation or imposition of any Lien, other than any Permitted Lien, on any asset of Parent or any of its Subsidiaries, except, in the case of each of clauses (b), (c) and (d), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05                             Capitalization.

(a)                                 As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 2,400,000,000 Parent Shares, and (ii) 1,000,000 preferred shares, par value $1.00 per share.  As of the Measurement Date, (A) 1,469,519,132 Parent Shares were issued and outstanding, (B) no preferred shares of Parent were issued or outstanding,  (C) 38,880,103 Parent Shares were subject to compensatory options to purchase Parent Shares (“Parent Options”), (D) 12,449,096 Parent Shares were subject to time-based restricted stock units in respect of Parent Shares (“Parent RSU Awards”), (E) 185,428 Parent Shares were subject to performance-based restricted stock units in respect of Parent Shares (“Parent PSU Awards”) (assuming the target level of performance is achieved) and 185,428 Parent Shares were subject to Parent PSU Awards (assuming the maximum level of performance is achieved), (F) 43,022 restricted Parent Shares were subject to time-vesting awards (“Parent Restricted Share Awards”), (G) 1,409,850 restricted Parent Shares were subject to performance-vesting awards (“Parent Performance Share Awards”) (assuming the target level of performance is achieved) and 1,409,850 restricted Parent Shares were subject to Parent Performance Share Awards (assuming the maximum level of performance is achieved) (the items in clauses (C) through (G) collectively, the “Parent

Share Awards”), (H) 56,539,263 Parent Shares were available for issuance of future awards under Parent’s equity incentive plans and (I) 4,922,898 Parent Shares were registered and remained available for issuance under Parent’s employee stock purchase plans.  Except as set forth in the preceding sentence or upon the exercise of Parent Options or settlement of Parent RSU Awards, Parent PSU Awards, Parent Restricted Share Awards or Parent Performance Share Awards, in each case, that were outstanding on the Measurement Date, as of the date hereof, there are no issued, reserved for issuance or outstanding (1) shares of capital stock or other voting securities of or other ownership interests in Parent, (2) securities of Parent convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interests in Parent, (3) warrants, calls, options or other rights to acquire from Parent or other obligation of Parent to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interests in Parent or (4) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by Parent or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of or other voting securities of or other ownership interests in Parent (the items in clauses (1) through (4) being referred to collectively as the “Parent Securities”). There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Securities (other than pursuant to the cashless exercise of Parent Options or the forfeiture or withholding of taxes with respect to Parent Options, Parent RSU Awards or Parent Restricted Share Awards). Neither Parent nor any of its Subsidiaries is a party to any voting trust, proxy, voting agreement or other similar agreement with respect to the voting of any Parent Securities. All outstanding shares of capital stock of Parent have been, and all shares that may be issued pursuant to any equity compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.

(b)                                 The Parent Shares to be issued as part of the Merger Consideration, when issued and delivered in accordance with the terms of this Agreement, will have been duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.

(c)                                  With respect to Merger Sub 1:

(i)                                     Since its date of incorporation, Merger Sub 1 has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(ii)                                  The issued and outstanding shares of capital stock of Merger Sub 1 has been validly issued, are fully paid and nonassessable and are owned directly by Parent.

(d)                                 With respect to Merger Sub 2:

(i)                                     Since its date of organization, Merger Sub 2 has not carried on any business or conducted any operations other than the execution of this

Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(ii)                                  The limited liability company interests of Merger Sub 2 have been validly issued, are fully paid and nonassessable and are owned directly by Parent.

Section 5.06                             Subsidiaries.  Each Subsidiary of Parent is an entity duly incorporated or otherwise duly organized, validly existing and (where applicable or recognized) in good standing under the laws of its jurisdiction of incorporation or organization, except where the failure to be so incorporated, organized, existing or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Each Subsidiary of Parent has all corporate, limited liability company or comparable powers and all Governmental Authorizations required to carry on its business as now conducted, except for those powers or Governmental Authorizations the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Section 5.06 of the Parent Disclosure Letter sets forth a complete and accurate list as of the date hereof of each Significant Subsidiary (for the avoidance of doubt, Section 5.06 of the Parent Disclosure Letter also sets forth additional wholly owned Subsidiaries which are not Significant Subsidiaries) of Parent and its jurisdiction of organization.

Section 5.07                             SEC Filings and the Sarbanes-Oxley Act.  (a) Parent has filed with or furnished to the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the 1934 Act) all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished, as the case may be, by Parent since January 1, 2014 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Documents”).

(b)                                 As of the date it was filed or furnished to the SEC (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed or furnished prior to the date of this Agreement), each Parent SEC Document complied in all material respects with the applicable requirements of the 1933 Act and the 1934 Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder, as the case may be.

(c)                                  As of the date it was filed or furnished to the SEC (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed or furnished prior to the date of this Agreement), each Parent SEC Document did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.  As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Parent SEC Documents.

(d)                                 Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are reasonably designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared.

(e)                                  Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“internal controls”) as required by Rule 13a-15 under the 1934 Act. As of the date hereof, Parent has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to Parent’s auditors and audit committee (i) any “significant deficiencies” and “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of Parent’s internal controls which would reasonably be expected to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud as to which Parent has knowledge, whether or not material, that involves management or other employees who have a significant role in internal controls.

Section 5.08                             Financial Statements.  The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents (including all related notes and schedules thereto) (a) fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods shown (subject to normal and immaterial year-end adjustments in the case of any unaudited quarterly and other interim financial statements), (b) comply in all material respects with the published rules and regulations of the SEC with respect thereto, and (c) have been prepared in accordance with GAAP (except, in the case of unaudited interim and quarterly statements, as may be permitted under Form 10-Q and the Exchange Act and other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or as permitted under Regulation S-X).

Section 5.09                             Disclosure Documents.  None of the information supplied or to be supplied by or on behalf of Parent, Merger Sub 1 or Merger Sub 2 for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the definitive Proxy Statement/Prospectus will, at the date it is first mailed to the Company shareholders or at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent, Merger Sub 1 or Merger Sub 2 with respect to information or statements made or incorporated by reference in the Registration Statement or the Proxy Statement/Prospectus which were not supplied by or on behalf of the Parent, Merger Sub 1 or Merger Sub 2.

Section 5.10                             Financing.

(a)                                 Parent has delivered to the Company complete and accurate copies of fully executed debt commitment letters, including all annexes, schedules and exhibits thereto and the fee letter related thereto in effect as of the date hereof, from Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bank of America, N.A. (collectively, the “Financing Commitment Letters”) pursuant to which Bank of America, N.A. has agreed, subject to the terms and conditions therein, to provide Parent with debt financing in the amounts set forth therein for purposes set forth therein (such debt financing, as it may be modified, amended, replaced or supplemented in accordance with this Agreement, the “Debt Financing”); provided, that in the case of any fee letter related to the Debt Financing, the fee amounts, yield or interest rate caps, original issue discount amounts, “market flex” and other economic terms set forth therein may be redacted in a customary manner.

(b)                                 As of the date hereof, the Financing Commitment Letters are in full force and effect and are valid, binding and enforceable obligations of Parent and, to the knowledge of Parent, the other parties thereto, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). As of the date hereof, no Financing Commitment Letter has been withdrawn, terminated, repudiated, rescinded, amended or modified in any respect.

(c)                                  As of the date hereof, no event has occurred or circumstance exists that, with or without notice, the lapse of time or both, would reasonably be expected to constitute or result in a breach or default on the part of Parent or, to the knowledge of Parent, any other Person under any of the Financing Commitment Letters.

(d)                                 As of the date hereof, there are no side letters, contracts or arrangements relating to the Debt Financing that impose conditions or contingencies related to the funding of the full amount of the Debt Financing, in each case other than as expressly set forth in the Financing Commitment Letters.  As of the date hereof, assuming the representations and warranties of the Company contained in this Agreement are true and correct in all material respects and the performance of all obligations and compliance with all covenants and agreements required by this Agreement to be performed or complied with at or prior to the Closing by the Company in all material respects, Parent has no reason to believe that any of the conditions to the Debt Financing will not be satisfied, nor does Parent have knowledge, as of the date hereof, that the Debt Financing will not be made available to Parent on the Closing Date in accordance with the terms of the Financing Commitment Letters.

(e)                                  The Debt Financing (both before and after giving effect to any “market flex” provisions), when funded on the Closing Date in accordance with the Financing Commitment Letters, together with other financial resources of Parent available on the Closing Date, will provide Parent with funds at the First Effective Time sufficient to: (i) pay all cash amounts required to be paid by Parent under or in connection with this Agreement; (ii) pay any and all fees and expenses of or payable by Parent with respect to the transactions contemplated by this Agreement, including the Mergers and the Debt Financing; and (iii) satisfy all of the other payment obligations of Parent contemplated hereunder.

(f)                                   Anything to the contrary contained herein notwithstanding, it is understood and agreed that a breach of the representations and warranties contained in this Section 5.10 shall not result in the failure of a condition precedent to the Company’s obligations under this Agreement if, notwithstanding such breach, Parent, Merger Sub 1 and Merger Sub 2 are willing and able to consummate the transactions contemplated by this Agreement on the Closing Date in accordance with the terms hereof.

Section 5.11                             Absence of Certain Changes.  From the Parent Balance Sheet Date through the date of this Agreement, except for the execution and delivery of this Agreement and actions taken in furtherance of the transactions contemplated by this Agreement, (a) the business of Parent and its Subsidiaries has been conducted in the ordinary course of business consistent with past practice in all material respects, and (b) there has not been any effect, change, condition, occurrence or event that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.12                             No Undisclosed Material Liabilities. There are no liabilities of Parent or any of its Subsidiaries of any nature (whether accrued, contingent, absolute or otherwise), that would be required under GAAP, as in effect on the date hereof, to be reflected on a consolidated balance sheet of Parent (including the notes thereto), other than:

(a)                                 liabilities disclosed, reflected, reserved against or otherwise provided for in the Parent Balance Sheet or in the notes thereto;

(b)                                 liabilities incurred in the ordinary course of business since the Parent Balance Sheet Date;

(c)                                  liabilities contemplated by this Agreement or otherwise incurred in connection with the transactions contemplated hereby; and

(d)                                 liabilities that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.13                             Compliance with Laws and Orders; Governmental Authorizations.

(a)                                 Except for as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and each of its Subsidiaries is and since January 1, 2014 has been in compliance with all applicable Laws and Orders and, to the knowledge of Parent, is not under investigation by a Governmental Authority with respect to any Law or Order, and (ii) there is no Order of any Governmental Authority outstanding against Parent or any of its Subsidiaries.

(b)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and its Subsidiaries has all Governmental Authorizations necessary for the ownership and operation of its businesses as presently conducted, and each such Governmental Authorization is in full force and effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each of Parent and its Subsidiaries is and since January 1, 2014 has been in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of its businesses, and (ii) since January 1, 2014, neither Parent nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization.

Section 5.14                             Litigation.  Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no Proceeding pending against, or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, any present or former officer, director or employee of Parent or any of its Subsidiaries or any other Person for whom Parent or any of its Subsidiaries may be liable.

Section 5.15                             Stock Ownership.  None of Parent, Merger Sub 1, Merger Sub 2, or any of their respective “affiliates” or “associates” is an “interested shareholder” of the Company subject to the restrictions on “business combinations” (in each case, as such quoted terms are defined under Section 302A.011 of the MBCA) set forth in Section 302A.673 of the MBCA.  As of the date hereof, neither Parent nor Merger Sub 1 nor Merger Sub 2 nor any of their controlled Affiliates beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Company Shares or any options, warrants or other rights to acquire Company Shares or other securities of the Company.

Section 5.16                             No Stockholder Vote Required. Assuming the accuracy of the representations and warranties in the second and third sentences of Section 4.05 and compliance by the Company with clauses (iii) and (xii) of Section 6.01(b), no vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any Law, the articles of incorporation or bylaws of Parent or the applicable rules of the NYSE in order for Parent to issue Parent Shares pursuant to the terms of this Agreement or to consummate the Merger or the Parent Share Issuance.

Section 5.17                             Taxes.

(a)                                 Parent has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(b)                                 Merger Sub 2 is a limited liability company, all of the membership interests of which are owned by Parent, and as to which Parent has not elected to treat as a corporation for United States federal income tax purposes.

Section 5.18                             Finders’ Fees, etc.  Except as set forth on Section 5.18 of the Parent Disclosure Letter, there is no investment banker, broker, or finder that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries and is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.19                             No Additional Representations.  Except for the representations and warranties set forth in this Article 5, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding Parent and its Subsidiaries.  In particular, and without limiting the generality of the foregoing, neither Parent nor any other Person makes or has made any express or implied representation or warranty to the Company or any of its Representatives with respect to (a) any financial projection or financial forecast or (b) except for the representations and warranties set forth in this Article 5, any oral or written information presented to the Company or any of its Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or the course of the transactions contemplated by this Agreement. Except for the representations and warranties set forth in Article 4, Parent hereby acknowledges that none of the Company, any of its Subsidiaries, or any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent or any of its Representatives and Parent hereby acknowledges that it has not relied on any such information or any representation or warranty, other than the representations and warranties set forth in Article 4.

ARTICLE 6

COVENANTS OF THE COMPANY

Section 6.01                             Conduct of the Company.

(a)                                 From the date of this Agreement until the First Effective Time, except as expressly contemplated by this Agreement, as set forth in Section 6.01 of the Company Disclosure Letter or as required by applicable Law, Order or a Governmental Authority, unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course in all material respects and, to the extent consistent with the foregoing, use commercially reasonable efforts, in each case in the ordinary course in all material respects, to (w) preserve substantially intact its business organization, (x) maintain in effect all of its material foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (y) preserve generally its existing business relationships with its key customers, distributors, lenders, suppliers and others having significant business relationships with it and (z) preserve generally its existing relationships with Governmental Authorities with jurisdiction over its operations and retain generally its key employees, in each case, consistent with past practice.

(b)                                 Without limiting the generality of the foregoing, from the date of this Agreement until the First Effective Time, except as expressly contemplated by this Agreement, as set forth in Section 6.01 of the Company Disclosure Letter or as required by applicable Law, Order or a Governmental Authority, unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood that the parties shall use commercially reasonable efforts to establish, within 15 days of the date of this Agreement, communication protocols with respect to requests for consent under this Section 6.01 and Section 7.01 to facilitate the furnishing of reasonably adequate information in connection with such requests and reasonably prompt action on such requests commensurate with the nature of the relevant matter), the Company shall not, nor shall it permit any of its Subsidiaries to:

(i)                                     amend the Company’s articles of incorporation or bylaws or amend in any material respect the comparable organizational documents of any Significant Subsidiary of the Company (whether by merger, consolidation or otherwise);

(ii)                                  split, combine or reclassify any shares of capital stock of the Company or any of its Subsidiaries or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company or its Subsidiaries, or, other than transactions solely among the Company and its wholly owned Subsidiaries or solely among the Company’s wholly owned Subsidiaries, redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, except for (A) quarterly dividends payable to holders of capital stock of the Company in an amount not exceeding $0.31 per Company Share, declared and paid consistent with prior timing, or dividends by any of its direct or indirect wholly owned Subsidiaries and (B) acquisitions, or deemed acquisitions, of Company Shares in connection with (1) the payment of the exercise price of Company Options with Company Shares (including in connection with “net exercises”) to the extent such Company Options, Company RSU Awards and Company Restricted Share Awards are outstanding on the date of this Agreement (and in such case, in accordance with their terms on the date of this Agreement) or are issued or granted after the date of this Agreement in accordance with this Agreement and (2) any required Tax withholding;

(iii)                               other than transactions solely among the Company and its wholly owned Subsidiaries or solely among the Company’s wholly owned Subsidiaries, issue, deliver or sell, or authorize the issuance, delivery or sale of, any Company Securities or Company Subsidiary Securities, other than the issuance of any Company Shares under the ESPP and the Japan ESPP, upon the exercise of Company Options or the settlement of Company RSU Awards or Company Restricted Share Awards that are outstanding on the date of this Agreement in accordance with the applicable terms thereof on the date of this Agreement or that are issued or granted after the date of this Agreement in accordance with this Agreement;

(iv)                              (A) incur or commit to any capital expenditures in fiscal year 2016 that exceed by more than 5% the amount budgeted for capital expenditures in the Company’s 2016 capital expenditure plan as of the date hereof that was previously made available to Parent or (B) incur or commit to any capital expenditures in fiscal year 2017 that exceed by more than 5% the amount budgeted for capital expenditures in the Company’s 2017 capital expenditure plan as of the date hereof that was previously made available to Parent;

(v)                                 acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, properties, or businesses in excess of $5 million individually or $25 million in the aggregate, other than (A)

supplies, inventory, merchandise, products and materials acquired or repurchased in the ordinary course of business, (B) pursuant to Material Contracts in effect on the date of this Agreement that are set forth in Section 4.20 of the Company Disclosure Letter, (C) capital expenditures in accordance with clause (iv) of this Section 6.01(b) (D) pursuant to intercompany agreements solely among the Company and its wholly owned Subsidiaries, and (E) purchases of securities pursuant to cash management programs in the ordinary course of business;

(vi)                              other than as contemplated by Section 8.01, sell, license, lease or otherwise transfer any of the Company’s or its Subsidiaries’ assets, securities, properties, or businesses (other than Intellectual Property Rights) that have a fair market value of, or for a purchase price of, in excess of $5 million individually or $25 million in the aggregate, other than (A) ordinary course sales, leases or other transfers of (1) inventory (including for use in research and development and clinical trial activity) or equipment to customers, or (2) obsolete, surplus or worn out assets or assets that are no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries, (B) transfers solely among the Company and its wholly owned Subsidiaries, (C) leases and subleases of real property owned by the Company or its Subsidiaries and leases or subleases of real property under which the Company or any of its Subsidiaries is a tenant or a subtenant, in each case involving lease payments (over the life of the lease) not exceeding $5 million individually or $25 million in the aggregate and following prior good faith consultation with Parent and (D) sales of securities pursuant to cash management programs in the ordinary course of business;

(vii)                           make any investment (whether in the form of a loan, capital contribution, acquisition of securities or otherwise) in any other Person, or form or acquire any Subsidiary that is not wholly owned by the Company or any of its wholly owned Subsidiaries, other than (A) purchases of securities pursuant to cash management programs in the ordinary course of business and (B) investments in any wholly owned Subsidiaries of the Company;

(viii)                        (x) create, incur or assume any indebtedness for borrowed money or guarantees thereof or issue or sell any debt securities or (y) enter into, modify or terminate any Contract with respect to indebtedness for borrowed money or guarantee thereof, except for, in each case, (A) intercompany indebtedness solely among the Company and its wholly owned Subsidiaries, or (B) Permitted Interim Debt Actions;

(ix)                              enter into any Contract that would have been considered a Material Contract if it were entered into prior to the date of this Agreement covered by Section 4.20(a)(i) (disregarding the materiality qualifiers therein);

(x)                                 other than, in each case, (A) in the ordinary course of business (including renewals in the ordinary course of business consistent with the terms thereof in all material respects) in a manner not material to the Company or any of its Subsidiaries, taken as a whole, (B) capital expenditures in accordance with clause (iv) of this Section 6.01(b), or (C) Permitted Interim Debt Actions, (x) amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with the terms thereof) any Company Material Contract or waive, release or assign any material rights, claims or benefits under any Company Material Contract or (y) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement;

(xi)                              (A) recognize any material new labor organization, union, employee association, trade union, works council or other similar employee representative, or (B) negotiate, enter into, amend, modify or terminate any material Collective Bargaining Agreement or any agreement, memorandum of understanding, Contract, letter, side letter or contractual obligation that would be a material Collective Bargaining Agreement if in effect on the date hereof, except as may be required by Law;

(xii)                           grant any equity or equity-based awards;

(xiii)                        except as required pursuant to the terms of any Company Plan in each case, in effect on the date of this Agreement, (A) grant to any current or former employee, director or independent contractor of the Company or its Subsidiaries any increase in compensation (including any obligation to gross up, indemnify or otherwise reimburse any current or former employee, director or independent contractor of the Company or any of its Subsidiaries for any Tax incurred by such individual, including under Section 409A, 457A or 4999 of the Code), other than increases in annual base salary or hourly base wages with respect to the Company’s 2017 fiscal year to employees who are not executive officers of the Company or its Subsidiaries in the ordinary course of business in a manner consistent with past practice and subject to the limitations set forth in Section 6.01(b)(xiii) of the Company Disclosure Letter, (B) grant to any current or former employee of the Company any increase in, or right to, severance, retention or termination pay, (C) establish, adopt, enter into, amend or terminate any Company Plan or any plan, program, arrangement, policy or agreement that would be a Company Plan if it were in existence on the date of this Agreement, other than amendments to Company Plans in the ordinary course and consistent with past practice that do not increase or otherwise enhance the benefits provided thereunder or increase the cost to the Company of providing benefits, (D) take any action to accelerate funding or any rights or benefits under any Company Plan, (E) hire or appoint any employee whose annual base salary and target bonus opportunity (excluding commission-based compensation) in the aggregate would exceed $500,000 on an annualized basis, promote any employee to a position with an annual base salary and target bonus opportunity (excluding commission-based compensation) that in the aggregate would exceed $500,000 on an annualized basis or hire or promote any individual who is an independent contractor with annual total compensation that in the aggregate would exceed $500,000 on an annualized basis, or (F) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP;

(xiv)                       make any material changes to the Company’s methods of financial accounting, except insofar as may be required (A) by GAAP (or any authoritative interpretation thereof), (B) by any applicable Law, including Regulation S-X of the 1934 Act, or (C) by any Governmental Authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);

(xv)                          (A) except in the ordinary course of business, make any material election with respect to Taxes, (B) change any material election with respect to Taxes, (C) amend any material Tax Return (except as is consistent with the agreement or settlement of any claim or assessment described in clause (D)), (D) agree or settle any material claim or assessment in respect of Taxes for an amount materially in excess of the amount reserved therefor in the Company Balance Sheet;

(xvi)                       settle any pending or threatened Proceeding (other than Proceedings relating to Taxes), except for settlements of non-criminal Proceedings that (A) involve monetary payments for an amount not in excess of, with respect to any individual Proceeding, (1) $5 million or, in the aggregate with respect to all Proceedings, $25 million (exclusive of any amounts covered by insurance) or (2) the amount (if any) reflected or reserved against in respect of such Proceeding in the Company Balance Sheet, (B) do not impose any material restriction on the business of the Company or any of its Subsidiaries, (C) do not involve the admission of wrongdoing by the Company or any of its Subsidiaries, (D) do not involve any injunctive or equitable or other nonmonetary relief (except for insignificant ancillary nonmonetary relief) against the Company or its Subsidiaries, (E) provide for a complete release of the claims in dispute giving rise to such settlement and (F) do not involve any license, cross license or similar arrangement with respect to Intellectual Property Rights of the Company;

(xvii)                    (A) abandon, cancel, fail to renew, permit to lapse or fail to defend any challenge (other than a frivolous challenge) to (1) any material registered Company Owned Intellectual Property Rights or (2) any material registered Company Licensed Intellectual Property Rights that are exclusively licensed to the Company or any of its Subsidiaries to the extent the Company or a Subsidiary has the right to take or cause to be taken such action pursuant to the terms of the applicable Contract under which such material registered Company Licensed Intellectual Property Rights are licensed to the Company or such Subsidiary, (B) fail to renew, terminate or permit to lapse any Contract under which material Company Licensed Intellectual Property Rights are licensed to the Company or any of its Subsidiaries, (C) disclose to any third party, other than representatives of Parent or under a confidentiality agreement or other legally binding confidentiality undertaking, any trade secret of the Company or any of its Subsidiaries that is included in the Company Owned Intellectual Property Rights in a way that results in loss of material trade secret protection except for any such disclosures made as a result of publication of a patent application filed by the Company or any of its Subsidiaries, or (D) sell, transfer, license or otherwise encumber any material Intellectual Property Rights of the Company or any of its Subsidiaries other than non-exclusive licenses ancillary to research, development, manufacture, clinical testing,  sale, distribution and commercialization activities relating to products or services entered into in the ordinary course of business consistent with past practice;

(xviii)                 take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(xix)                       adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of the Company or any Subsidiary of the Company, other than (A) with respect to dormant Subsidiaries or (B) with respect to any merger, consolidation, restructuring, recapitalization, liquidation (including without limitation a deemed liquidation for income Tax purposes), dissolution or other reorganization, solely among the Company and any wholly owned Subsidiary of the Company or solely among wholly owned Subsidiaries of the Company;

(xx)                          enter into interest rate swaps, foreign exchange or other similar hedging arrangements other than for purposes of offsetting a bona fide exposure (including counterparty risk);

(xxi)                       grant any Lien (other than Permitted Liens) on any of its material assets other than (A) to secure indebtedness and other obligations permitted under clause (viii) of this Section 6.01(b) or (B) to a wholly owned Subsidiary of the Company; or

(xxii)                    agree or commit to do any of the foregoing.

Notwithstanding anything to the contrary in the foregoing, for purposes of any references in this Section 6.01 to individual or aggregate dollar thresholds, any action taken with the prior written consent of Parent shall not count toward such dollar thresholds.  In addition, the Company and its Subsidiaries shall not be deemed to be in material breach of this Section 6.01 for purposes of Section 9.02(a) or 10.01(c)(ii) as a result of an unintentional breach by the Company or its Subsidiaries, where the consequence of such breach was not material to the Company and Parent and, if curable, the Company shall have commenced good-faith efforts to cure such breach following written notice of such breach.

Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the First Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations.  Prior to the First Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.02                             Company Shareholder Meeting.  The Company shall duly call, give notice of, convene and hold a meeting of its shareholders (as it may be adjourned or postponed, the “Company Shareholder Meeting”) as soon as reasonably practicable (but in no event later than 50 days) after the Registration Statement is declared effective under the 1933 Act for the purpose of voting on the approval of the First Merger and adoption of the Plan of Merger in accordance with MBCA.  In connection with the Company Shareholder Meeting, the Company shall (a) subject to Section 8.03, recommend approval of the First Merger and adoption of the Plan of Merger and the other transactions contemplated hereby by the Company’s shareholders in the Proxy Statement/Prospectus and (b) otherwise substantially comply with all legal requirements applicable to such meeting.  Subject to Section 8.03, the Company will use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval of the First merger and adoption of the Plan of Merger and take all other actions reasonably necessary or advisable to secure the approval of the First Merger and adoption of the Plan of Merger by the Company’s shareholders.  Subject to Section 8.03, the Company shall keep Parent, Merger Sub 1 and Merger Sub 2 updated with respect to proxy solicitation results as reasonably requested by Parent, Merger Sub 1 or Merger Sub 2.  Notwithstanding anything to the contrary contained in this Agreement, the Company may, in its sole discretion, adjourn, recess, or postpone the Company Shareholder Meeting (i) after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement/Prospectus is provided to the shareholders of the Company within a reasonable amount of time in advance of the Company Shareholder Meeting, (ii) if as of the time for which the Company Shareholder Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholder Meeting or (iii) to solicit additional proxies if, as of the time the Company Shareholder Meeting is scheduled to be held, insufficient Company Shares have been voted in favor of the approval of the First Merger and adoption of the Plan of Merger to obtain the Company Shareholder Approval; provided, however, that the Company shall not in any event adjourn, recess or postpone the Company Shareholder Meeting for more than 30 days with respect to any one adjournment, recess or postponement without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).  The Company may propose that the shareholders of the Company also act at the Company Shareholder Meeting on the matters set forth in the Company’s definitive proxy statement filed on March 22, 2016 and any other matters required by applicable Law to be proposed at the next annual meeting of shareholders of the Company.  It is agreed that regardless of whether there is a Company Adverse Recommendation Change, the Company Shareholder Meeting shall be held in accordance with the terms hereof unless this Agreement is terminated in accordance with Article 10.

ARTICLE 7

COVENANTS OF PARENT

Section 7.01                             Conduct of Parent.

(a)                                 From the date of this Agreement until the First Effective Time, except as expressly contemplated by this Agreement, as set forth in Section 7.01 of the Parent Disclosure Letter or as required by applicable Law, Order or a Governmental Authority, unless the Company otherwise consents in writing (such consent not to be unreasonably withheld,  delayed, or conditioned), Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course in all material respects, and, to the extent consistent with the foregoing, use commercially reasonable efforts, in each case in the ordinary course in all material respects, to (w) preserve substantially intact its business organization, (x) maintain in effect all of its material foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (y) preserve generally its existing business relationships with its key customers, distributors, lenders, suppliers and others having significant business relationships with it and (z) preserve generally its existing relationships with Governmental Authorities with jurisdiction over its operations and retain generally its key employees, in each case, consistent with past practice.

(b)                                 Without limiting the generality of the foregoing, from the date of this Agreement until the First Effective Time, except as expressly contemplated by this Agreement, as set forth in Section 7.01 of the Parent Disclosure Letter or as required by applicable Law, Order or a Governmental Authority, unless the Company otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), Parent shall not, nor shall it permit any of its Subsidiaries to:

(i)                                     amend Parent’s certificate of incorporation or bylaws (whether by merger, consolidation or otherwise) in a manner that would have a material and adverse impact on the value of Parent Shares or would prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement or to consummate the Mergers; provided, that any amendment to Parent’s certificate of incorporation to increase the authorized number of shares of any class or series of the capital stock of Parent shall in no way be restricted by the foregoing;

(ii)                                  declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of Parent with a record date prior to the Closing, except for quarterly dividends payable to holders of capital stock of Parent (and related dividends or dividend equivalents in respect of equity-based awards) in amounts consistent with past practice (including annual adjustments consistent with past practice), declared and paid consistent with prior timing;

(iii)                               redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Parent Securities if such redemption,

repurchase or acquisition would reasonably be expected to materially delay or prevent the closing of the Mergers;

(iv)                              issue, deliver or sell, or authorize the issuance, delivery or sale of, a number of Parent Shares that would violate Section 312.03(c) of the NYSE Listed Company Manual in the event Parent’s shareholders do not approve the issuance of such Parent Shares;

(v)                                 acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, or businesses if any such acquisition, either individually or in the aggregate, would reasonably be expected to materially delay or adversely affect in any material respect the satisfaction of the closing conditions set forth in Section 9.01(e);

(vi)                              adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution of Parent;

(vii)                           take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(viii)                        agree or commit to do any of the foregoing.

Notwithstanding anything to the contrary in the foregoing, Parent and its Subsidiaries shall not be deemed to be in material breach of this Section 7.01 for purposes of Section 9.03(a) or Section 10.01(d)(i) as a result of an unintentional breach by Parent or its Subsidiaries, where the consequence of such breach was not material to the Company and Parent and, if curable, Parent shall have commenced good-faith efforts to cure such breach following written notice of such breach.

Section 7.02                             Obligations of Merger Sub 1 and Merger Sub 2.  Parent shall cause Merger Sub 1 and Merger Sub 2 to perform when due each of its respective obligations under this Agreement and to consummate the Mergers pursuant to the terms and subject to the conditions set forth in this Agreement.

Section 7.03                             Approval by Parent.  Promptly following the execution and delivery of this Agreement by the Parties hereto, (a) Parent, as sole stockholder of Merger Sub 1, shall adopt this Agreement and approve the First Merger, in accordance with the DGCL, by written consent and (b) Parent, as sole member of Merger Sub 2, shall adopt this Agreement and approve the Second Merger, in accordance with the DLLCA, by written consent, which written consents shall be provided to the Company.

Section 7.04                             Director and Officer Indemnification.

(a)                                 From and after the First Effective Time, each of Parent, the First Surviving Corporation, and the Surviving Company shall, and Parent shall cause the First Surviving

Corporation and the Surviving Company to, (x) in the case of a Company Indemnitee, as defined below, to the fullest extent that the Company may do so (as of immediately prior to the First Effective Time) under applicable Law with respect to its own directors and officers and (y) in the case of a Subsidiary Indemnitee, as defined below, to the fullest extent that the Subsidiary of which such Subsidiary Indemnitee is or was a director or officer may do so (as of immediately prior to the First Effective Time) under applicable Law with respect to its own directors and officers, (i) jointly and severally indemnify and hold harmless each individual who at the First Effective Time is, or at any time prior to the First Effective Time was, a director or officer of the Company (a “Company Indemnitee”) or of a Subsidiary of the Company (a “Subsidiary Indemnitee” and, together with the Company Indemnitees, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including reasonable fees and expenses of legal counsel) in connection with any Proceeding (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee is or was a director or officer of the Company or such Subsidiary, (B) the fact that an Indemnitee is or was a director, partner, trustee, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person is or was serving at the request of the Company or such Subsidiary, (C) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director or officer of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary or (D) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, partner, trustee, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person is or was serving at the request of the Company or taken at the request of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in each case under clauses (A), (B), (C) or (D), at, or at any time prior to, the First Effective Time (including any Proceeding relating in whole or in part to the Mergers or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnitee) and (ii) assume (in the case of the First Surviving Corporation, and the Surviving Company, in the Mergers without any further action) all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the First Effective Time as provided in the articles of incorporation or bylaws of the Company and the organizational documents of such Subsidiaries as in effect on the date of this Agreement or in any agreement in existence as of the date of this Agreement providing for indemnification between the Company or any of its Subsidiaries and any Indemnitee, a complete copy of which has been provided by the Company to Parent prior to the date of this Agreement. Without limiting the foregoing, Parent, from and after the First Effective Time, shall cause, unless otherwise required by Law, the articles of incorporation and bylaws of the First Surviving Corporation and the Surviving Company, as applicable, to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the articles of incorporation or bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from the First Effective Time, Parent shall, and shall cause the First Surviving Corporation and the Surviving Company, as applicable, to advance any expenses (including reasonable fees and expenses of legal counsel) of any Indemnitee under this Section

7.04 (including in connection with enforcing the indemnity and other obligations referred to in this Section 7.04) as incurred (x) in the case of a Company Indemnitee, to the fullest extent that the Company may do so (as of immediately prior to the First Effective Time) under applicable Law with respect to its own directors and officers and (y) in the case of a Subsidiary Indemnitee, to the fullest extent that the Subsidiary of which such Subsidiary Indemnitee is or was a director or officer may do so (as of immediately prior to the First Effective Time) under applicable Law with respect to its own directors and officers; provided that the individual to whom expenses are advanced provides an undertaking to repay such advances if it shall be determined that such Person is not entitled to be indemnified pursuant to this Section 7.04(a) or applicable Law.

(b)                                 None of Parent, the First Surviving Corporation or the Surviving Company shall settle, compromise or consent to the entry of any judgment in any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under this Section 7.04 (each, a “Claim”) for which indemnification has been sought by an Indemnitee hereunder, unless such settlement, compromise or consent includes a complete release of such Indemnitee from all liability arising out of such Claim or such Indemnitee otherwise consents in writing to such settlement, compromise or consent. Each of Parent, the First Surviving Corporation, the Surviving Company and the Indemnitees shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c)                                  Parent shall cause the First Surviving Corporation and the Surviving Company, and the First Surviving Corporation and the Surviving Company hereby agree, to either (i) continue to maintain in effect for a period of no less than six (6) years after the First Effective Time the Company’s directors’ and officers’ insurance policies (the “D&O Insurance”) in place as of the date of this Agreement or (ii) purchase comparable D&O Insurance for such six (6)-year period from a reputable insurer, in each case, with coverage for Indemnitees, with terms, conditions, retentions and levels of coverage at least as favorable to the Indemnitees as the Company’s existing D&O Insurance with respect to matters existing or occurring at or prior to the First Effective Time; provided, that in no event shall Parent, the First Surviving Corporation and the Surviving Company be required to expend for such policies pursuant to this sentence an aggregate annual premium amount in excess of 250% of the amount per annum the Company paid in its last full fiscal year, which amount is set forth in Section 7.04(c) of the Company Disclosure Letter (the “Premium Cap”); and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the First Surviving Corporation and the Surviving Company shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the First Effective Time, for a cost not exceeding the Premium Cap. At the Company’s option, the Company may (in consultation with Parent) purchase, prior to the First Effective Time, a prepaid “tail policy” for a period of no more than six (6) years after the First Effective Time with coverage for Indemnitees, with terms, conditions, retentions and levels of coverage substantially equivalent in terms of favorability to the insured individuals as the Company’s existing D&O Insurance with respect to matters existing or occurring at or prior to the First Effective Time at an aggregate cost up to but not exceeding the aggregate maximum amount payable pursuant to the proviso above for such six year period, in which event Parent shall cease to have any obligations to obtain insurance pursuant to this Section 7.04(c). In the event the Company elects to purchase such a “tail policy,” the First

Surviving Corporation and the Surviving Company shall (and Parent shall cause the First Surviving Corporation and the Surviving Company to) use reasonable best efforts to maintain such “tail policy” in full force and effect for its full term and continue to honor its obligations thereunder.

(d)                                 In the event that Parent or any of its successors and assigns dissolves the First Surviving Corporation and the Surviving Company, or either Parent, the First Surviving Corporation, or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or, (ii) transfers or conveys all or substantially all of its properties, rights and other assets to any Person, then, and in each such case, Parent shall cause the successors and assigns of Parent, the First Surviving Corporation, or the Surviving Company, as the case may be, to succeed to or assume the applicable obligations of such Party set forth in this Section 7.04.

(e)                                  The provisions of this Section 7.04 are intended to be for the benefit of, and will be enforceable by, each Indemnitee, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by the articles of incorporation and bylaws of the Company, Contract, at Law or otherwise.  The obligations of Parent, the First Surviving Corporation, and the Surviving Company under this Section 7.04 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 7.04 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 7.04 applies shall be third party beneficiaries of this Section 7.04).

(f)                                   Parent’s, the First Surviving Corporation’s, and the Surviving Company’s obligations under this Section 7.04 shall continue in full force and effect for a period of six years from the First Effective Time; provided, however, that if any Claim (whether arising before, at or after the First Effective Time) is brought against an Indemnitee on or prior to the sixth anniversary of the First Effective Time, the provisions of this Section 7.04 shall continue in effect until the full and final resolution of such Claim.

(g)                                  Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers, other employees, or other Indemnitees, it being understood and agreed that the indemnification provided for in this Section 7.04 is not prior to or in substitution for any such claims under such policies.

Section 7.05                             Stock Exchange Listing.  Parent shall use its reasonable best efforts to cause the Parent Shares to be issued as part of the Merger Consideration to be approved for listing on the NYSE, subject to official notice of issuance, prior to the First Effective Time.

Section 7.06                             Employee Matters.

(a)                                 Subject to the requirements of applicable Law and the terms of any applicable Collective Bargaining Agreement, from the First Effective Time until the later of December 31, 2017 or the first anniversary of the First Effective Time, Parent shall provide, or shall cause to be provided, to each employee of the Company and its Subsidiaries who continues to be employed by Parent or its Subsidiaries (including the Surviving Company and its Subsidiaries) immediately following the First Effective Time (each, a “Continuing Employee”) while such employee is so employed, with (i) base salary or wages and (subject to the terms of Section 7.06(a) of the Company Disclosure Letter) annual cash incentive compensation opportunity that, in each case, are no less favorable than the base salary or wages and annual cash incentive compensation opportunity available to such Continuing Employee immediately prior to the First Effective Time, (ii) severance benefits to each Continuing Employee that are no less favorable than those that would have been provided to such Continuing Employee under the Company Plans that provide severance benefits as in effect on the date of this Agreement and identified in Section 4.17(a) of the Company Disclosure Letter (it being understood that upon the expiration of the change-in-control protection period in effect as of the date hereof under the Thoratec Corporation and Subsidiaries Separation Benefits Plan (whether prior to or after the Closing Date), any individuals who were eligible participants in such plan who become Continuing Employees will cease to be covered by such plan and will instead be covered by the broad-based Company severance plan applicable to similarly situated Continuing Employees), and (iii) employee health and welfare and retirement benefits that are no less favorable in the aggregate than those provided to employees of the Company and its Subsidiaries as of immediately prior to the First Effective Time. In addition, unless the Company has granted the awards contemplated by Item 4 of Section 6.01(b)(xii) of the Company Disclosure Letter, Parent shall provide, or cause to be provided, a long-term incentive award opportunity in 2017 to each Continuing Employee employed by Parent or its Subsidiaries at the time annual long-term incentive awards are made by Parent generally, on a basis consistent with Parent’s practices (including with respect to eligibility) for awarding long-term incentive awards to similarly situated employees of Parent and its Subsidiaries generally.

(b)                                 Without limiting the generality of Section 7.06(a), from and after the First Effective Time, Parent shall honor, or shall cause to be honored, in accordance with their terms all the Company Plans as in effect at the First Effective Time, including the Company’s Management Savings Plan, it being understood that the foregoing shall not limit the right of Parent and its Subsidiaries, including the Surviving Company, to amend or terminate any Company Plan, including the Company’s Management Savings Plan, in accordance with its terms. Parent acknowledges and agrees that the consummation of the First Merger shall be considered a “change in control” for all purposes under all Company Plans (and related award agreements) that contain a definition “change in control” or any similar term relating to the Company, and excluding the Company Plans that are or were sponsored or maintained by Thoratec Corporation and its Subsidiaries (including any severance or equity plans).

(c)                                  To the extent that Continuing Employees become eligible to participate in the “employee benefit plans,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), maintained by Parent or any of its Subsidiaries (collectively, the “Parent Plans”), then, for purposes of determining (i) eligibility to participate, vesting, level of benefits and benefit accrual, service with the Company or any of its Subsidiaries prior to the First Effective Time shall be treated as service with Parent or any of its Subsidiaries to the extent recognized by the Company and its Subsidiaries prior to the First Effective Time; provided, however, that such service shall not be recognized to the extent that such recognition would result in any duplication of benefits, and Parent shall not be required to provide credit for any purpose under any Parent Plan that is (A) a cash or equity incentive compensation plan, (B) a defined benefit pension plan, (C) a post-retirement welfare plan or (D) any Parent Plan under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or that is grandfathered or frozen, either with respect to level of benefits or participation.  In addition, subject to applicable Law, Parent shall, or shall cause the Surviving Company to,  (x) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Continuing Employees under any Parent Plan that is a welfare benefit plan in which such Continuing Employees may be eligible to participate after the First Effective Time and (y) use commercially reasonable efforts to provide each Continuing Employee with credit for any co-payments and deductibles paid during the plan year in which the First Effective Time occurs (or, if later, the year in which the applicable Continuing Employee is first eligible to participate in the applicable Parent Plan) in satisfying any applicable deductible or out-of-pocket requirements under any Parent Plans that are welfare plans in which such Continuing Employee is eligible to participate after the First Effective Time, in each case, to the extent such expenses would have been credited under the Company Plan in which such Continuing Employee participated immediately prior to the First Effective Time.

(d)                                 If requested by Parent not less than ten (10) Business Days before the Closing Date, the Company shall adopt resolutions and take such corporate action as is necessary to terminate the Company Plans that are Tax-qualified defined contribution plans (collectively, the “Company Qualified DC Plan”), effective as of the day prior to the Closing Date. The form and substance of such resolutions and any other actions taken in connection with the foregoing termination shall be subject to the review and approval of Parent, not to be unreasonably withheld.  Upon the distribution of the assets in the accounts under the Company Qualified DC Plan to the participants, Parent shall permit such participants who are then actively employed by Parent or its Subsidiaries to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), in the form of cash or in kind with respect to any plan loans, from the Company Qualified DC Plan to the applicable Tax-qualified defined contribution plans of Parent or its Subsidiaries.

(e)                                  Nothing contained in this Section 7.06, expressed or implied, shall (i) be treated as the establishment, amendment or modification of any Company Plan or Parent Plan or constitute a limitation on rights to amend, modify, merge or terminate after the First Effective Time any Company Plan or Parent Plan, (ii) give any current or former employee, director or independent contractor of the Company or any of its Subsidiaries (including any beneficiary or dependent thereof), or any labor organization, union, works council, employee association, trade union, other similar employee representative or employee committee or plan, any third-party beneficiary or other rights under this Agreement or (iii) obligate Parent or any of its Affiliates to (A) maintain any particular Company Plan or Parent Plan or (B) retain the employment or services of any current or former employee, director or independent contractor.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

Section 8.01                             Efforts. (a) Subject to the terms and conditions of this Agreement, each of the Company and Parent shall use its reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied and to consummate and make effective the Mergers and the other transactions contemplated by this Agreement, including (i) preparing and filing as promptly as reasonably practicable with any Governmental Authority or other Third Party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, consents, registrations, waivers, permits, authorizations, Orders and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate and make effective the Mergers and the other transactions contemplated by this Agreement (whether or not such approvals, consents, registrations, permits, authorizations and other confirmations are conditions to the consummation of the Mergers pursuant to Article 9), and (iii) executing and delivering any additional instruments necessary to consummate the Mergers and the other transactions contemplated by this Agreement.

(b)                                 In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make, as promptly as reasonably practicable (and in any event, unless otherwise agreed by the Parties, within 45 calendar days after the date of this Agreement with respect to subclause (i) below), (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby, (ii) an appropriate filing of a Form CO with the European Commission, (iii) all necessary filings to obtain consents from the state regulators that are required in connection with the Mergers and (iv) all other registrations, declarations, notices and filings with Governmental Authorities that are required in connection with the Mergers in order to satisfy the condition set forth in Section 9.01(e)(ii).  Each of the Company and Parent shall use its reasonable best efforts to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the foregoing or pursuant to any other applicable Competition Laws, and use its reasonable best efforts to take all other actions necessary, or cooperate with the other Party with respect to its actions, including taking the actions set forth in Section 8.01(e), to cause the expiration or termination of the applicable waiting periods or obtain consents regarding the foregoing in order to satisfy the condition set forth in Section 9.01(e)(ii) as soon as practicable. All filings made in connection with this Section 8.01(b) shall be made in substantial compliance with the requirements of applicable Law, including any Competition Law.

(c)                                  Except as prohibited by applicable Law or Order, each of the Parties hereto shall use its reasonable best efforts to (i) cooperate with each other in connection with any filing or submission with a Governmental Authority (including if requested by Parent any applicable Competition Law not set forth in Section 9.01(e)(ii)) in connection with the Mergers and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Mergers, and consult with each other prior to taking any material substantive position with respect to the filings under the HSR Act or any other Competition Law in discussions with or filings to be submitted to any Governmental Authority (ii) keep the other Parties hereto informed in all material respects and on a reasonably timely basis of any material communication received by such Party from, or given by such Party to, the FTC, the DOJ or any other Governmental Authority and of any material communication received or given in connection with any Proceeding, in each case regarding the Mergers or the transactions contemplated by this Agreement; (iii) to the extent reasonably practicable, permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals to be submitted to any Governmental Authority with respect to filings under the HSR Act or any other Competition Law and consult with the other Parties hereto with respect to information relating to the other Parties hereto and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Mergers and (iv) coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such Party with any Governmental Authority relating to this Agreement or the transactions contemplated hereby under the HSR Act or any other Competition Law; provided that any such information or materials referred to in clauses (i) - (iv) may be redacted (x) to remove references concerning the valuation of the Company and (y) as necessary to address reasonable attorney-client or other privilege concerns (provided, that the redacting Party shall use its reasonable best efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of attorney-client or other privilege).  Notwithstanding anything to the contrary herein, Parent shall, on behalf of the Parties, have control over and lead all communications and strategy relating to obtaining all approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Authority or other Third Party necessary, proper or advisable to consummate the Mergers or to any litigation arising therefrom; provided, however, that Parent shall consult in advance with the Company and in good faith take the Company’s views into account regarding the overall strategic direction of any such approval process, as applicable, and consult with the Company prior to taking any material substantive positions, making dispositive motions or other material substantive filings or submissions or entering into any negotiations concerning such approvals, as applicable. The Parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 8.01(c) in a manner so as to preserve the applicable privilege.

(d)                                 Unless prohibited by applicable Law or Order or by the applicable Governmental Authority, each of the Company and Parent shall (i) to the extent reasonably practicable, not participate in or attend any meeting, or engage in any substantive conversation with any Governmental Authority in respect of the Mergers (including with respect to any of the actions referred to in Section 8.01(a)) without the other, (ii) to the extent reasonably practicable, give the other reasonable prior notice of any such meeting or conversation and (iii) in the event one such Party is prohibited by applicable Law or Order or by the applicable Governmental Authority from participating or attending any such meeting or engaging in any such conversation, keep such non-participating Party reasonably apprised with respect thereto; provided, that Parent and its Representatives may conduct such a meeting or conversation without the Company or its Representatives present upon the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).

(e)                                  Notwithstanding anything in this Agreement to the contrary, the Parties hereto understand and agree that “reasonable best efforts” shall not require Parent to (i) divest or otherwise hold separate (including by establishing a trust or otherwise) any businesses, assets, equity interests, product lines, properties or Contracts or other arrangements or terminate any Contracts or other arrangements relating to any businesses, assets, equity interests, product lines or properties of Parent or the Company or any of their respective Subsidiaries or (ii) accept any conditions or take any other actions that would apply to, or affect, any businesses, assets, equity interests, product lines, properties or Contracts or other arrangements of Parent or the Company or any of their respective Subsidiaries; provided, however, that notwithstanding the foregoing, Parent shall be obligated to take the actions described in the foregoing clauses (i) and (ii) if and only if any such divestiture or divestitures (or agreement or agreements to hold separate), conditions or other actions do not relate to a development program or a development-stage product and would not, and would not reasonably be expected to, individually or in the aggregate, result in a one-year loss of revenues (as measured by fiscal year 2015 revenue) of either the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, in excess of US$325 million.  Notwithstanding the foregoing, (x) neither Parent nor the Company shall be required to agree to any material modification or waiver of the terms and conditions of this Agreement and (y) neither Parent nor the Company shall be required to litigate or participate in the litigation of any Proceeding involving the Federal Trade Commission or Department of Justice or similar Governmental Authority, whether judicial or administrative, in connection with the Mergers or any of the other transactions contemplated by this Agreement.  The Company shall not divest, agree to hold separate, accept any condition or take any other action (whether or not consistent in scope and magnitude with prior conditions and actions), or agree or offer to do so, without Parent’s prior written consent.  If so requested by Parent in connection with Parent’s compliance with this Section 8.01, the Company agrees to, and to cause its Subsidiaries to, assist and cooperate with Parent and its Affiliates in taking, or causing to be taken (including by its Subsidiaries), any and all actions with respect to proposing, negotiating, agreeing to and effecting the sale, divestiture, hold separate or disposition of, or the accepting of any conditions or taking of any other actions that would apply to or affect, any businesses, assets, equity interests, product lines or properties or Contracts or other arrangements of the Company or any of its Subsidiaries, in each case as may be required in order to obtain all approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Authority; provided that the Company and its Subsidiaries shall not be obligated to consummate any such sale, divestiture, hold separate or disposition prior to the Closing.

Section 8.02                             Proxy Statement/Prospectus; Registration Statement.

(a)                                 As promptly as reasonably practicable after the execution of this Agreement, (i) the Company shall prepare (with Parent’s reasonable cooperation) and file with the SEC the Proxy Statement/Prospectus to be sent to the stockholders of the Company relating to the Company Shareholder Meeting and (ii) Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the 1933 Act of the Parent Shares to be issued in the First Merger.  Each of the Company and

Parent shall use its reasonable best efforts to ensure that the Registration Statement and the Proxy Statement/Prospectus comply as to form in all material respects with the rules and regulations promulgated by the SEC under the 1933 Act and the 1934 Act, respectively.  Subject to Section 8.02(d) and unless the Company Board has made a Company Adverse Recommendation Change in accordance with Section 8.03, the Proxy Statement/Prospectus shall include (A) a statement to the effect that the Company Board has determined that this Agreement and the First Merger are in the best interests of the Company and its shareholders and (B) the recommendation of the Company Board in favor of approval and adoption of this Agreement.  Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the 1933 Act as promptly as practicable after such filing (including by responding to comments of the SEC).  As promptly as practicable after the Registration Statement shall have become effective, the Company shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to its shareholders.

(b)                                 Each of the Company and Parent shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested by such other Party to be included therein and shall otherwise reasonably assist and cooperate with the other in the preparation, filing and distribution of the Proxy Statement/Prospectus, the Registration Statement, and the resolution of any comments to either received from the SEC. If at any time prior to the receipt of the Company Shareholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which is required to be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, with respect to the Proxy Statement/Prospectus, to the extent required by applicable Law, disseminated to the shareholders of the Company.

(c)                                  The Parties shall notify each other promptly of the receipt of any comments, whether written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement/Prospectus or the Registration Statement or for additional information and shall (A) supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement/Prospectus, or the Registration Statement and (ii) all stop orders of the SEC relating to the Registration Statement and (B) provide each other with a reasonable opportunity to participate in the response to those comments and requests.

(d)                                 No amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement will be made by Parent or the Company without the approval of the other Parties hereto, which approval shall not be unreasonably withheld, delayed or conditioned; provided, that the Company, in connection with a Company Adverse Recommendation Change made in compliance with the terms hereof may amend or supplement the Proxy Statement/Prospectus (including by incorporation by reference) pursuant to an amendment or supplement (including by incorporation by reference) to the extent it contains (i) a Company Adverse Recommendation Change, (ii) a statement of the reason of the board for making such a Company Adverse Recommendation Change, and (iii) additional information reasonably related to the foregoing.   Notwithstanding a Company Adverse Recommendation Change, the Company shall nonetheless submit this Agreement to the Company Shareholders for approval and adoption, unless this Agreement is terminated in accordance with Article 10.

Section 8.03                             No Solicitation.

(a)                                 The Company shall immediately cease any discussions or negotiations with any Person that may be ongoing with respect to a Company Acquisition Proposal and, if applicable, shall use reasonable best efforts to have returned to the Company any confidential information that has been provided to any Person in any such discussions or negotiations.  From and after the date of this Agreement until the earlier to occur of the First Effective Time or the date of termination of this Agreement in accordance with Article 10, the Company shall not, and shall cause its Affiliates and its and their respective officers, directors and employees not to (and shall use its reasonable best efforts to cause its and its Affiliates’ other Representatives not to), directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information which has not been previously publicly disseminated), any inquiry, proposal, indication of interest or offer which constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal, (ii) subject to Section 8.03(b), approve or recommend, or propose to approve or recommend, a Company Acquisition Proposal, (iii) subject to Section 8.03(b), approve or recommend, or propose to approve or recommend, or execute or enter into any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement), (iv) enter into, continue or otherwise participate in any discussions or negotiations regarding any Company Acquisition Proposal, or (v) agree to do any of the foregoing; provided, however, that if, prior to obtaining the Company Shareholder Approval, the Company receives a bona fide written Company Acquisition Proposal made after the date of this Agreement, which Company Acquisition Proposal did not result from a breach of this Section 8.03(a), if the Company Board determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, that such Company Acquisition Proposal is or is reasonably expected to lead to a Superior Proposal and that a failure to take such action with respect to such Company Acquisition Proposal is reasonably likely to be inconsistent with the fiduciary duties of the Company’s directors under applicable Law, the Company may, in response to such Company Acquisition Proposal, and subject to compliance with Section 8.03(c), furnish information with respect to the Company and its Subsidiaries to the Person or Persons making such Company Acquisition Proposal and engage in discussions or negotiations with such Person or Persons regarding such Company Acquisition Proposal; provided, that (A) the Company, prior to furnishing, or causing to be furnished, any nonpublic information related to the Company and its Subsidiaries to such Person or Persons, enters into a confidentiality agreement with the Person or Persons making such Company Acquisition Proposal that (x) does not contain any provision that would prevent the Company from complying with its obligation to provide any disclosure to Parent required pursuant to this Section 8.03 and (y) contains confidentiality provisions no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement, except that such confidentiality agreement need not include explicit or implicit standstill provisions or otherwise restrict the making of or amendment or modification to Company Acquisition Proposals (an

“Acceptable Confidentiality Agreement”) and (B) promptly (and in any event within 24 hours) following furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished to Parent or its Representatives).

(b)                                 Except as permitted pursuant to this Section 8.03(b), neither the Company Board nor any committee thereof shall (x) effect a Company Adverse Recommendation Change or (y) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, merger agreement or other similar agreement relating to any Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (each an “Alternative Acquisition Agreement”); provided that the foregoing shall not prohibit the disclosure that the Company Board or any committee thereof has determined that a Company Acquisition Proposal constitutes a Superior Proposal, that the Board of Directors of the Company or any committee thereof intends to make a Company Adverse Recommendation Change or that the Company intends to terminate this Agreement to enter into an Alternative Acquisition Agreement and in each case any material facts and circumstances relating thereto, in each case in compliance with the remaining provisions of this Section 8.03(b).  Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to receipt of the Company Shareholder Approval, the Company Board may (1) make a Company Adverse Recommendation Change or (2) cause the Company to enter into an Alternative Acquisition Agreement with respect to a Company Acquisition Proposal that did not result from a breach of this Section 8.03 and terminate this Agreement pursuant to Section 10.01(d)(ii), in either case if (and only if): the Company Board concludes in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, that (i) in the case of clause (1) where the Company Adverse Recommendation Change is not made in response to a Company Acquisition Proposal, failure to take such action is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law and (ii) in the case of (A) clause (1) where such Company Adverse Recommendation Change is made in response to a Company Acquisition Proposal or (B) clause (2), such Company Acquisition Proposal constitutes a Superior Proposal and the failure to take such action is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that notwithstanding anything set forth in this Section 8.03(b), neither the Company Board, nor any committee thereof, as applicable, shall take any action set forth in clause (1) or clause (2), unless (I) the Company Board provides Parent at least five (5) calendar days’ prior written notice of its intention to take such action, which notice shall specify the reasons therefor and, if relating to a Company Acquisition Proposal, include the information with respect to the Superior Proposal that is specified in Section 8.03(c), as well as a copy of such Company Acquisition Proposal; (II) during the five (5) calendar days following such written notice, the Company Board and its Representatives have negotiated in good faith with Parent, to the extent Parent wishes to negotiate, regarding any revisions to the terms of the transactions contemplated hereby proposed by Parent in response to such Superior Proposal or other underlying relevant facts and circumstances with respect to the Company Adverse Recommendation Change; and (III) at the end of the five (5) calendar day period described in the foregoing clause (II), the Company Board concludes in good faith, after consultation with the Company’s outside legal counsel and financial advisors (and taking into account any binding adjustment or modification of the terms of this Agreement proposed by Parent), that (x) the Company Acquisition Proposal continues to be a Superior Proposal (or, if the action set forth in clause (1) does not relate to a Company

Acquisition Proposal, that the failure to effect an Adverse Recommendation Change would continue to be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law) and (y) the failure to make such Company Adverse Recommendation Change would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law.

In the event of any change in the financial terms of or any material amendment or modification to any Superior Proposal (or, if the action set forth in clause (1) does not relate to a Company Acquisition Proposal, any material change to the underlying relevant facts and circumstances), the immediately preceding proviso shall again apply (but the five (5) calendar day period shall instead be the longer of (x) two (2) calendar days and (y) the amount of time remaining in such five (5) calendar day period); provided, further, that (aa) whether or not there is a Company Adverse Recommendation Change, unless this Agreement has been terminated in accordance with Article 10, the Company Board shall submit this Agreement for approval by the Company shareholders at the Company Shareholder Meeting and (bb) in the event the Company Board or any committee thereof authorizes the Company to enter into any Alternative Acquisition Agreement in compliance with this Section 8.03(b) with respect to a Superior Proposal, the Company shall only enter into an Alternative Acquisition Agreement with respect thereto by terminating this Agreement in accordance with Section 10.01(d)(ii);

(c)                                  In addition to the obligations of the Company and Parent set forth in Section 8.03(a) and Section 8.03(b), the Company shall promptly (and in any event within 24 hours of receipt or knowledge of receipt by an officer or director of the Company) notify Parent in the event that the Company or any of its Subsidiaries or any of their respective Representatives receives a Company Acquisition Proposal or any proposal or inquiry with respect to a Company Acquisition Proposal, indicating, in connection with such notice, the identity of the Person or group of Persons making such proposal, inquiry or Company Acquisition Proposal, including the material terms and conditions of any such proposal, inquiry or Company Acquisition Proposal and thereafter shall keep Parent reasonably informed, on a prompt basis (and, in any event, within 24 hours after knowledge of the applicable developments by an officer or director of the Company), of any material amendments or material developments with respect to any such proposal, inquiry or Company Acquisition Proposal (including any material changes thereto, and including by providing copies of any revised or new documents evidencing or delivered in connection therewith) and with respect to any Company Acquisition Proposal that the Company notifies Parent is a Superior Proposal, copies of any documents evidencing or delivered in connection with such Company Acquisition Proposal.

(d)                                 Nothing contained in this Section 8.03 or elsewhere in this Agreement shall prohibit the Company or the Company Board or any committee thereof from (i) taking and disclosing to their shareholders a position contemplated by Rule 14e-2(a) promulgated under the 1934 Act or making a statement contemplated by Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the 1934 Act or (ii) making any disclosure to the shareholders of the Company that is required by applicable Law; provided, however, that any such disclosure or statement that constitutes or contains a Company Adverse Recommendation Change shall be subject to the provisions of Section 8.03(b).

Section 8.04                             Parent Financing Covenant.

(a)                                 Parent shall, and shall cause its Subsidiaries to, use its and their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to timely arrange and obtain, on the terms and conditions set forth in the Financing Commitment Letters, the proceeds of the Debt Financing in an amount sufficient, together with other financial resources available to Parent, to consummate the transactions contemplated by this Agreement and make the payments referred to in Section 5.10(e).  In furtherance of the foregoing, to the extent necessary to consummate the transactions contemplated by this Agreement and make the payments referred to in Section 5.10(e), Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to:

(i)                                     maintain in full force and effect the Financing Commitment Letters in accordance with the terms and subject to the conditions set forth therein, except to the extent (A) there is a reduction of commitments in accordance with the terms thereof, (B) any of the commitments under the Financing Commitment Letters are replaced (dollar for dollar) with Definitive Financing Agreements or (C) there is a reduction for any amendment or modification or replacement thereof in accordance with Section 8.04(c) or Section 8.04(d);

(ii)                                  negotiate, execute and deliver (and use reasonable best efforts to cause any other parties to the Financing Commitment Letters to negotiate, execute and deliver) definitive agreements in respect of the facilities contemplated by the Financing Commitment Letters (the “Definitive Financing Agreements”) on the terms and conditions (including, as necessary, “market flex” terms and conditions) contained in the Financing Commitment Letters; and

(iii)                               satisfy on a timely basis all the conditions applicable to Parent to the funding of the Debt Financing set forth in the Financing Commitment Letter or Definitive Financing Agreements, as applicable, within Parent’s control.

In the event that all conditions set forth in Section 9.01 and Section 9.02 have been satisfied or waived or, upon funding shall be satisfied or waived, Parent shall use its reasonable best efforts to cause the Financing Source Parties to fund on the Closing Date the Debt Financing, to the extent the proceeds thereof are required to consummate the transactions contemplated by this Agreement and make the payments referred to in Section 5.10(e).

(b)                                 Upon request, Parent shall keep the Company reasonably informed, on a reasonably current basis, as to the status of the Debt Financing.  Parent shall promptly following execution deliver to the Company copies of any amendment, modification or replacement of the Financing Commitment Letters (including any Replacement Financing Commitment Letter) (which may be redacted in a customary manner).

(c)                                  Parent shall not, without the consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), amend or modify, or waive any provision or remedy under, any Financing Commitment Letter or Definitive Financing Agreement if such amendment, modification or waiver:  (i) reduces the aggregate amount of the Debt Financing

(including by changing the amount of fees to be paid or original issue discount) unless the aggregate amount of the Debt Financing following such reduction, together with other financial resources available to Parent (including amounts funded into an escrow account with release provisions no less favorable in any material respect to Parent than the conditions precedent set forth in the Financing Commitment Letters), is sufficient to consummate the transactions contemplated by this Agreement and make the payments referred to in Section 5.10(e) or (ii) expands the conditions or other contingencies relating to the receipt or funding of the Debt Financing or imposes additional conditions or other contingencies relating to the receipt or funding of the Debt Financing, in a manner that in any such case would reasonably be expected to (1) materially delay or make materially less likely the funding of the Debt Financing (or satisfaction of the conditions to the Debt Financing) on the Closing Date, (2) materially adversely impact the ability of Parent to enforce its rights against the Financing Source Parties or any other parties to any Financing Commitment Letter or Definitive Financing Agreement or (3) materially adversely affect the ability of Parent to timely consummate the Mergers and the other transactions contemplated hereby; provided, that notwithstanding the foregoing Parent may amend the Financing Commitment Letters to (x) add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities, and (y) implement or exercise any “market flex” provisions contained in the Financing Commitment Letters.

(d)                                 Replacement Financing.

(i)                                     Notwithstanding any other provision of this Agreement, Parent may substitute the cash proceeds received by Parent or a wholly owned Subsidiary of Parent (to the extent segregated and limited in use to the consummation of the Mergers and the other transactions contemplated in this Agreement, or funded into an escrow account with release provisions no less favorable to Parent in any material respect than the conditions precedent set forth in the Financing Commitment Letters) from consummated debt or equity offerings or asset sales for all or any portion of the Debt Financing by reducing commitments under the Financing Commitment Letters; provided, that the aggregate amount of the Debt Financing following such reduction, together with other financial resources available to Parent (including amounts funded into an escrow account with release provisions no less favorable in any material respect to Parent than the conditions precedent set forth in the Financing Commitment Letters), is sufficient to consummate the transactions contemplated by this Agreement and make the payments referred to in Section 5.10(e).

(ii)                                  If funds in the amounts set forth in the Financing Commitment Letters or the Definitive Financing Agreements, as applicable, or any portion thereof, become unavailable, Parent shall, and shall cause its Subsidiaries, as promptly as practicable following the occurrence of such event to use its or their reasonable best efforts to obtain substitute financing sufficient, together with other financial resources available to Parent, to consummate the transactions contemplated by this Agreement and make the payments referred to in Section 5.10(e) (any such financing, a “Substitute Financing”).

(iii)                               Notwithstanding any other provision in this Agreement, Parent may substitute commitments in respect of other financing from the same and/or alternative third-party financing sources for all or any portion of the Debt Financing so long as (x) all conditions precedent to the availability of such financing have been satisfied or are no less favorable in any material respect to Parent than the conditions precedent set forth in the Financing Commitment Letters and (y) the aggregate amount of the Debt Financing is not reduced as a result of such substitution if, as a result of such reduction, such reduced amount would not be sufficient, together with other financial resources available to Parent, to consummate the transactions contemplated by this Agreement and make the payments referred to in Section 5.10(e)  (such financing, the “Replacement Commitments”, and together with any Substitute Financing, the “Replacement Financing”; the definitive documentation for any such Replacement Financing, the “Replacement Financing Documents” and any commitment letter in respect of any such Replacement Financing, the “Replacement Financing Commitment Letter”).

(iv)                              In the event any Replacement Financing is obtained, references in this Agreement to the Debt Financing shall also be deemed to refer to such Replacement Financing, and references in this Agreement to the Financing Commitment Letters and the Definitive Financing Agreements shall also be deemed to refer to the Replacement Financing Commitment Letter and Replacement Financing Documents, respectively, relating to such Replacement Financing, and all obligations of Parent pursuant to this Section 8.04 shall be applicable thereto to the same extent as Parent’s obligations with respect to the Debt Financing.

(e)                                  Notwithstanding anything contained in this Agreement to the contrary, Parent, Merger Sub 1 and Merger Sub 2 expressly acknowledge and agree that neither Parent’s nor Merger Sub 1’s nor Merger Sub 2’s obligations hereunder are conditioned in any manner upon Parent or any of its Affiliates obtaining the Debt Financing, any Replacement Financing or any other financing.

Section 8.05                             Financing Cooperation.

(a)                                 The Company shall, and shall cause each of its Subsidiaries to, and shall use its reasonable best efforts to cause its and their Representatives to, provide to Parent all cooperation that is necessary, customary or advisable and reasonably requested by Parent to assist Parent in arranging, obtaining and syndicating any debt or equity financing, including the Debt Financing, in connection with the transactions contemplated by this Agreement (the “Financing”).  Such cooperation shall include, without limitation:

(i)                                     cooperating with customary marketing efforts of Parent for all or any portion of the Financing, including causing the management team, with appropriate seniority and expertise, including senior executive officers, external auditors and advisors, in each case of the Company and its Subsidiaries, to assist in preparation for and to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with proposed lenders, underwriters, initial purchasers, placement agents or rating agencies;

(ii)                                  providing reasonable and timely assistance with the preparation of customary rating agency presentations, road show materials, bank information memoranda, prospectuses and bank syndication materials, offering documents, private placement memoranda and similar documents customarily required in connection with the Financing, including the marketing and syndication thereof;

(iii)                               furnishing Parent and its Financing Source Parties, promptly following Parent’s reasonable request, with all information relating to the Company and its Subsidiaries required to consummate the Financing, and using reasonable best efforts to assist Parent with Parent’s preparation of pro forma financial information and projections;

(iv)                              using reasonable best efforts to assist Parent in obtaining corporate and facilities ratings in connection with the Financing;

(v)                                 furnishing Parent and its Financing Source Parties promptly, and in any event at least five Business Days prior to the Closing Date (to the extent requested within ten (10) Business Days prior to the Closing Date), with all documentation and other information required by any Governmental Authority with respect to the Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

(vi)                              assisting in preparing schedules in connection with any Financing as may be reasonably requested by Parent;

(vii)                           providing customary authorization letters authorizing the distribution of information to prospective lenders and containing a customary representation to the Financing Source Parties for the Financing that such information does not contain a material misstatement or omission and containing a representation to the Financing Source Parties that the public side versions of such documents, if any, do not include material non-public information about the Company and its Subsidiaries or its or their securities;

(viii)                        using reasonable best efforts to cause the Company’s independent accountants to provide assistance and cooperation to Parent, including using reasonable best efforts to cause their participation in drafting sessions and accounting due diligence sessions, using reasonable best efforts to cause them to agree that Parent may use their audit reports on the consolidated financial statements of the Company in any materials relating to the Financing or in connection with any filings made with the SEC or pursuant to applicable law, and using reasonable best efforts to cause them to provide any comfort letters necessary and reasonably requested by Parent in connection with any debt or equity capital markets transaction comprising a part of the Financing, in each case, on customary terms and consistent with their customary practice; and

(ix)                              as promptly as practicable on an ongoing basis, and in any event by the First Effective Time, (I) furnishing Parent and its Financing Source Parties with (A) U.S. GAAP audited consolidated balance sheets and related statements of earnings, comprehensive income, shareholders’ equity and cash flows of the Company, for the fiscal years ended December 31, 2015, December 31, 2014 and December 31, 2013 and for any subsequent fiscal year ended at least 60 days prior to the First Effective Time (and the audit reports for such financial statements shall not be subject to any “going concern” qualifications) and (B) U.S. GAAP unaudited consolidated balance sheets and related statements of earnings, comprehensive income and cash flows of the Company (in each case, except as permitted by the rules and regulations promulgated by the SEC and subject to normal year-end adjustments and absence of footnotes) for each subsequent fiscal quarter ended at least 40 days before the First Effective Time (it being understood and agreed that the timely filing of such financial statements on Form 10-K or Form 10-Q, as applicable, shall satisfy the requirements under the foregoing clause (I)(A) or (I)(B), as applicable, to the extent that the information included in such Form 10-K and Form 10-Q meets and continues to meet the requirements of the foregoing clause (I)(A) or (I)(B), as applicable); and (C) all other financial statements, financial data, audit reports and other information regarding the Company and its Subsidiaries as is necessary to prepare pro forma financial statements of Parent that shall meet the requirements of Regulation S-X and Regulation S-K under the 1933 Act to the extent applicable in a registration statement of the Parent’s securities under the 1933 Act on Form S-1 for the most recent period for which financial statements are required to be delivered pursuant to clause (I)(A) and (I)(B), and (II) using reasonable best efforts to furnish Parent and its Financing Source Parties (A) all other financial statements, financial data, audit reports and other information (other than information described in clause (I)) regarding the Company and its Subsidiaries of the type required by Regulation S-X and Regulation S-K under the 1933 Act for a registered public offering of debt or equity securities of Parent or as otherwise necessary to permit the Company’s independent accountants to issue “comfort letters” to Parent’s Financing Source Parties (which such accountants have confirmed they are prepared to issue), including as to customary negative assurances and change period in order to consummate any debt or equity capital markets transaction comprising a part of the Financing and (B) such other financial and other information relating to the Company and its Subsidiaries customary or reasonably necessary for the completion of such Financing to the extent reasonably requested by Parent to assist in preparation of customary offering or confidential information memoranda or otherwise to be used in connection with the marketing or consummation of the Financing.

(b)                                 Notwithstanding anything to the contrary contained in this Section 8.05: (i) the Company and its Subsidiaries shall not be required in connection with any Financing to (A) pay any commitment or other fees or reimburse any expenses prior to the Closing for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent, (B) take any action that would unreasonably interfere with the ongoing business or operations of the Company and its Subsidiaries, (C) require the Company, any of its Subsidiaries or any of their respective Representatives to take any action that conflicts with, or results in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the organizational documents of the Company or its Subsidiaries, any applicable Laws, or any Company Material Contract, (D) provide any information subject to attorney-client privilege, attorney work product protection or other legal privilege, or (E) enter into or approve any agreement or other documentation (other than delivery of customary authorization and representation letters in connection with the Financing), or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Closing, and (ii) no action, liability or obligation of the Company, its Subsidiaries, or any of its and their Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Financing (other than customary authorization and representation letters) shall be effective until (or not be contingent upon) the Closing.

(c)                                  Parent shall (i) promptly upon request by the Company, reimburse the Company for all of its reasonable and documented out-of-pocket fees and expenses (including reasonable and documented out-of-pocket attorneys’ fees, but excluding the costs of the Company’s preparation of its annual and quarterly financial statements) incurred by the Company, its Subsidiaries or its or their Representatives in connection with any cooperation contemplated by this Section 8.05 and (ii) indemnify and hold harmless the Company, its Subsidiaries and its and their Representatives against any claim, loss, damage, injury, liability, judgment, award, penalty, fine, cost, settlement payment or expense incurred in connection with, or as a result of, the arrangement of the Financing, any Debt Transaction or their cooperation therewith and any information (other than information provided in writing by the Company, its Subsidiaries or any of its or their Representatives) used in connection therewith, except to the extent arising from any fraud, intentional misrepresentation, gross negligence, bad faith or willful misconduct of the Company, its Subsidiaries or any of its or their Representatives.

(d)                                 The Company hereby consents to the use of the trademarks and logos of the Company and its Subsidiaries in connection with the Financing; provided, that such trademarks and logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(e)                                  Treatment of Company Indebtedness.

(i)                                     The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to, as soon as reasonably practicable after (and not prior to) the receipt of a written request from Parent to do so, on the terms and conditions specified by Parent and in compliance with all applicable terms and conditions of the Existing Term Loan or Existing Note Purchase Agreement, as applicable, (A) seek an amendment or amendments to the Existing Note Purchase Agreement to enable the entry into payoff documentation providing for the conditional discharge and termination of, or pursue any other approach chosen by Parent to the defeasance, satisfaction and discharge, constructive satisfaction and discharge, refinancing, repayment, repurchase, redemption, termination, amendment, guarantee or other treatment of, the Existing Note Purchase Agreement, 2017 Private Placement Notes and 2020 Private Placement Notes upon the occurrence of the Closing (any transaction pursuant to this clause (A), a “Note Purchase Agreement Transaction”) and (B) seek an amendment or amendments to the Existing Term Loan to permit the Mergers and the other transactions contemplated by this Agreement, including the Debt Financing, or pursue any other approach chosen by Parent to the defeasance, satisfaction and discharge, constructive satisfaction and discharge, refinancing, repayment, repurchase, redemption, termination, amendment, guarantee or other treatment of the Existing Term Loan (any transaction pursuant to this clause (B), a “Term Loan Transaction”).  Parent will be permitted to commence and conduct offers to purchase or exchange, and conduct consent solicitations with respect to, any or all of the outstanding Senior Notes on such terms and conditions, including pricing terms and amendments to the terms and provisions of the Existing Senior Notes Indenture, that are specified, from time to time, by Parent (each, a “Debt Offer” and collectively, the “Debt Offers”) and which are permitted by the terms of such Senior Notes, the Existing Senior Notes Indenture and applicable Law, including SEC rules and regulations; provided, that any such Debt Offer shall be consummated substantially simultaneously with or after the Closing using funds provided by Parent (the Note Purchase Agreement Transactions, Term Loan Transactions and Debt Offers, collectively the “Debt Transactions”).  The Company shall not be required to take any action in respect of any Debt Transaction, or to execute or deliver any document in connection therewith, until Parent shall have provided the Company with the necessary documentation (including any reasonably requested indemnification) required in connection with such Debt Transaction that shall comply with the requirements of this clause (e) and otherwise be in a form reasonably satisfactory to the Company (collectively, the “Debt Transaction Documents”).  Parent will consult with the Company regarding the timing of any Debt Offer conducted by the Company in light of the regular financial reporting schedule of the Company and the requirements of applicable Law.  The Company shall use commercially reasonable efforts to, and shall cause its Subsidiaries to use commercially reasonable efforts to, cause their respective Representatives to provide cooperation and assistance reasonably requested by Parent in connection with the Debt Transactions (including (i) taking all corporate action reasonably necessary to authorize the execution and delivery of any Debt Transaction Documents to be entered into prior to Closing (such corporate action, execution and delivery not to be unreasonably withheld, delayed or conditioned), (ii) delivering any certificate, document or instrument reasonably required by the Depository Trust Company or any dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with any consent solicitation that is part of any Debt Offer, and (iii) to the extent required by the policies or procedures of the Depository Trust Company in connection with any consent solicitation that is part of any Debt Offer, the Company conducting any such consent solicitation); provided, that (1) such cooperation does not unreasonably interfere with the operations of the Company and its Subsidiaries, (2) the effectiveness of any such Debt Transaction with respect to the Existing Term Loan and the closing of any such Debt Transaction with respect to the 2017 Private Placement Notes, 2020 Private Placement Notes or any of the Senior Notes shall be expressly conditioned on the Closing, (3) the Company and its Subsidiaries shall not be required in connection with any Debt Transaction to pay any fees or reimburse any expenses prior to the Closing for which it has, upon written request to Parent, not received prior reimbursement by or on behalf of Parent, and (4) such Debt Transaction shall be conducted in compliance with applicable Law, including applicable SEC rules and regulations, and the terms and conditions of the Existing Note Purchase Agreement, the Existing Term Loan or the Existing Senior Notes Indenture, as applicable. It is understood and agreed that a failure to obtain the amendments or consummate any offer or consent solicitation contemplated by the Debt Transactions (as described above) shall not constitute a failure by the Company to satisfy its obligations under this Section 8.05(e).

(ii)                                  Following the commencement of any Debt Transaction, the Company shall not, and shall cause its Subsidiaries not to, make any change to the terms and conditions of such Debt Transaction, unless such change is previously approved by Parent in writing (such consent not to be unreasonably withheld or delayed) or required by applicable Law or the terms and conditions of the Existing Note Purchase Agreement, Existing Term Loan or the Existing Senior Notes Indenture, as applicable.  The Company shall, and shall cause its Subsidiaries to, waive any of the conditions to such Debt Transaction (other than that the Closing shall have occurred and that there shall be no Law, injunction or other legal restraint prohibiting such waiver or consummation of such Debt Transaction) as may be reasonably requested by Parent and shall not, without the written consent of Parent, waive any condition to such Debt Transaction other than as agreed in writing between Parent and the Company.

(iii)                               Parent shall keep the Company reasonably informed, on a reasonably current basis, as to the status of communications with the holders of the 2017 Private Placement Notes, 2020 Private Placement Notes, Senior Notes or the agent or lenders under the Existing Term Loan in connection with any Debt Transaction.

(iv)                              The Company shall, and shall cause its Subsidiaries to, deliver all notices and take all other actions to facilitate the termination at the Effective Time of all commitments in respect of the Company Credit Facilities and any other indebtedness of the Company to be paid off, discharged and terminated on the Closing Date, the repayment in full on the Closing Date of all obligations in respect of the indebtedness thereunder, and the release on the Closing Date of any Liens securing such indebtedness and guarantees in connection therewith. In furtherance and not in limitation of the foregoing, the Company and its Subsidiaries shall use commercially reasonable efforts to deliver to Parent (x) at least ten (10) Business Days prior to the Closing Date, a draft payoff letter with respect to the Company Credit Facilities and any other indebtedness of the Company to be paid off, discharged and terminated on the Closing Date and (y) at least three (3) Business Days prior to the Closing Date, an executed payoff letter with respect to each of the Company Credit Facilities (the “Payoff Letters”) and any other indebtedness of the Company to be paid off, discharged and terminated on the Closing Date, in each case in form and substance customary for transactions of this type, from the applicable agent on behalf of the Persons to whom such indebtedness is owed, which Payoff Letters together with any related release documentation shall, among other things, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection with the Company Credit Facilities or any other indebtedness of the Company to be paid off, discharged and terminated on the Closing Date relating to the assets, rights and properties of the Company and its Subsidiaries securing or relating to such indebtedness, shall, upon the payment of the amount set forth in the applicable Payoff Letter at or prior to the Effective Time, be released and terminated. The obligations of the Company pursuant to this Section 8.05(e)(iv) shall be subject to Parent providing or causing to be provided all funds required to effect all such repayments at or prior to the Effective Time.  For purposes of this Section 8.05(e)(iv), upon the receipt of a written notice from Parent to the Company at least fifteen (15) Business Days prior to the Closing Date, the Existing Term Loan shall be deemed one of the Company Credit Facilities.

Section 8.06                             Public Announcements.  The initial press release with respect to the execution of this Agreement and the transactions contemplated hereby shall be a joint press release in a form reasonably acceptable to Parent and the Company. Thereafter, Parent and the Company (unless the Company Board has made a Company Adverse Recommendation Change in accordance with Section 8.03) will use their respective reasonable best efforts to consult with the other Party before (a) participating in any media interviews, (b) engaging in meetings or calls with analysts, institutional investors or other similar Persons or (c) providing any statements (including press releases) which are public, in any such case to the extent relating to the transactions contemplated hereby (a “Public Statement”) except as may be required by applicable Law, Order, court process or the rules and regulations of any national securities exchange or national securities quotation system and except for any matters referred to in, and made in compliance with, Section 8.03.  Prior to the Closing, Parent and the Company shall use commercially reasonable efforts to cooperate with respect to material communication plans to employees and other service providers and customers, suppliers and distributors of the Company and its Subsidiaries related to the transactions contemplated hereby.  In addition, Parent and the Company (unless the Company Board has made a Company Adverse Recommendation Change in accordance with Section 8.03) agree to cause their respective directors and executives officers to refrain from taking any position in any such Public Statement that is, without limiting the obligations set forth in Section 8.03, (x) contrary to the positions previously taken by Parent and the Company with respect to this Agreement and the transactions contemplated hereby, including the Mergers, or (y) reasonably likely to have a significant, adverse impact on the ability of the Parties to consummate the transactions contemplated hereby. None of the limitations set forth in this Section 8.06 shall apply to any disclosure of any information concerning this Agreement or the transactions contemplated by this Agreement (i) which Parent or the Company deems appropriate in its reasonable judgment, in light of its status as a publicly owned company, including to securities analysts and institutional investors and in press interviews; and (ii) in connection with any dispute between the Parties regarding this Agreement or the transactions contemplated by this Agreement.

Section 8.07                             Notices of Certain Events; Regulatory Matters.

(a)                                 Prior to the First Effective Time, each of the Company and Parent shall promptly notify and provide copies to the other of:

(i)                                     any written notice from any Person alleging that the approval or consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement if the failure of such Party to obtain such consent could be material to the Company, the Surviving Company or Parent, as the case may be;

(ii)                                  any written notice or other communication from any Governmental Authority or securities exchange in connection with the Mergers or the other transactions contemplated by this Agreement if the subject matter of such communication could be material to the Company, the Surviving Company or Parent;

(iii)                               any Proceedings commenced or, to its knowledge, threatened against, such Party that relate to the consummation of the Mergers or the other transactions contemplated by this Agreement or that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to such Party’s representations and warranties; and

(iv)                              the occurrence of any event which would or would be reasonably likely to (A) result in a Company Material Adverse Effect or a Parent Material Adverse Effect or (B) result in the failure of any condition to the Mergers set forth in Article 9 to be satisfied.

(b)                                 Prior to the First Effective Time, the Company shall promptly notify Parent of any material written correspondence to or from the FDA or any other Healthcare Regulatory Authority with respect to (i) the receipt of any FDA 483 observations or substantially equivalent notices involving any facility of the Company or its Subsidiaries, (ii) the recall, correction, removal, market withdrawal or replacement of any Company Product that is material to the Company and its Subsidiaries, taken as a whole, (iii) a change in the marketing classification or a change in the labelling of any Company Product, the effect of which would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (iv) a non-substantial equivalence determination or denial of market approval by any U.S. Governmental Authority of a Company Product or a non-substantial equivalence determination or denial of market approval by any non-U.S. Governmental Authority of a Company Product that is material to the Company and its Subsidiaries, taken as a whole, (v) the mandatory or voluntary termination, enjoinment or suspension of the testing, manufacturing, marketing, export, import, or distribution of any Company Product that is material to the Company and its Subsidiaries, taken as a whole or (vi) a non-coverage determination by the Centers for Medicare and Medicaid Services or any other third-party payor with respect to any Company Product, the effect of which would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c)           The delivery of any notice pursuant to this Section 8.07 shall not (i) affect or be deemed to modify any representation, warranty, covenant, right, remedy, or condition to any obligation of any Party hereunder or (ii) update any section of the Company Disclosure Letter or the Parent Disclosure Letter.

Section 8.08          Access to Information.

(a)           Upon reasonable notice, and subject to applicable Law, the Company shall (and shall cause its Subsidiaries to) afford to Parent and its Representatives reasonable access during normal business hours and upon reasonable prior notice to the Company during the period prior to the First Effective Time, to all its and its Subsidiaries’ properties, books, Contracts, commitments, records, officers and employees (other than any of the foregoing to the extent related to the negotiation and execution of this Agreement, or, without limiting Section 8.03, to any Company Acquisition Proposal or any other transactions potentially competing with or alternative to the Mergers or proposals from other parties relating to any competing or alternative transactions) and, during such period as Parent may from time to time reasonably request, and during such period the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all other information concerning it, its Subsidiaries and each of their respective businesses, properties and personnel as Parent may reasonably request; provided that Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company.  Notwithstanding the foregoing, the Company shall not be obligated to provide such access or information to the extent the Company determines, in its reasonable judgment, that (i) any Law applicable to the Company (including any Competition Law) requires the Company or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) such disclosure would result in disclosure of any trade secrets of Third Parties, (iii) disclosure of any such information or document could result in the loss of attorney-client or other legal privilege (provided, that the Company shall, and shall cause its counsel to, use their reasonable best efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of attorney client privilege) or (iv) disclosure of any such information would expose the Company to material risk of liability for disclosure of sensitive or personal information; provided, however, that with respect to clauses (i) through (iv) of this Section 8.08(a), the Company shall use its commercially reasonable efforts to develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company. All requests for information made pursuant to this Section 8.08(a) shall be directed to a Person designated by the Company.  Subject to the Confidentiality Agreement, Parent will be permitted to disclose such information to any Financing Source Parties or prospective financing sources that are or may become parties to the Financing (and, in each case, to their respective counsel and auditors) so long as such information is furnished by Parent subject to customary confidentiality undertakings in connection with the Financing.

(b)           With respect to the information disclosed pursuant to this Agreement, each of Parent and the Company shall comply with, and shall cause such Party’s Representatives to comply with, all of its obligations under the Confidentiality Agreement, which agreement shall remain in full force and effect in accordance with its terms.

Section 8.09          Section 16 Matters.  Prior to the First Effective Time, Parent and the Company shall use reasonable best efforts to take all such steps as may be required to cause any dispositions of Company Shares (including derivative securities with respect to Company Shares) or acquisitions of Parent Shares (including derivative securities with respect to Parent Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company or will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the 1934 Act, to the extent permitted by applicable Law.

Section 8.10          Stock Exchange De-listing; 1934 Act Deregistration.  Parent shall use its reasonable best efforts to cause the Company Shares to be de-listed from the NYSE and de-registered under the 1934 Act as soon as reasonably practicable following the First Effective Time.  The Company shall reasonably cooperate with Parent in connection with the actions contemplated by this Section 8.10.

Section 8.11          Shareholder Litigation.  Each Party hereto shall promptly notify the other Parties hereto in writing of any litigation related to this Agreement, the Mergers or the other transactions contemplated by this Agreement that is brought (or, to the knowledge of such Party, threatened in writing) against such Party and/or its directors (any such litigation relating to the Company and/or directors of the Company, a “Company Transaction Litigation”) and shall keep such other Parties reasonably informed on a current basis with respect to the status thereof. The Company shall give Parent the opportunity to participate, subject to a customary joint defense agreement, in the defense or settlement of any Company Transaction Litigation brought by or on behalf of shareholders against the Company and/or any of its directors, and the Company shall not settle, agree to any undertakings or approve or otherwise agree to any waiver that may be sought in connection with such Company Transaction Litigation, without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned). Without limiting in any way the Parties’ obligations under Section 8.01, each of the Company and Parent shall, and shall cause their respective Subsidiaries to, cooperate in the defense or settlement of any litigation contemplated by this Section 8.11.

Section 8.12          Tax Cooperation.  Each of Parent and the Company shall use its reasonable best efforts to (i) cause the Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) obtain the Tax opinions described in Section 9.02(e) and Section 9.03(e), respectively, and (iii) execute and deliver to counsel for Parent and the Company the certificates referred to in Section 9.02(e) and Section 9.03(e), and to cause the statements therein to continue to be true and correct at all relevant times.

ARTICLE 9

CONDITIONS TO THE MERGERS

Section 9.01          Conditions to Obligations of Each Party.  The obligations of Parent, Merger Sub 1, Merger Sub 2 and the Company to consummate the Mergers are subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by Parent and the Company):

(a)           Shareholder Approval.  The Company shall have obtained the Company Shareholder Approval.

(b)           NYSE Listing.  The Parent Shares to be issued as part of the Merger Consideration shall have been approved for listing on the NYSE, subject to official notice of issuance.

(c)           Statutes and Injunctions.  No Law or Order (whether temporary, preliminary or permanent) shall have been promulgated, entered, enforced, enacted or issued by any Governmental Authority that prohibits, enjoins, or makes illegal the consummation of either of the Mergers or the Parent Share Issuance.

(d)           Registration Statement.  The Registration Statement shall have become effective under the 1933 Act and shall not be the subject of any stop order that is in effect or pending Proceedings seeking a stop order.

(e)           Governmental Consents.  (i) The waiting period (or extensions thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated and (ii) all applicable filings, registrations, waiting periods (or extensions thereof) and approvals under each other applicable Competition Law relating to the transactions contemplated by this Agreement that are set forth on Section 9.01(e) of the Company Disclosure Letter shall have been made, expired, terminated or obtained, as the case may be.

Section 9.02          Conditions to the Obligations of Parent, Merger Sub 1 and Merger Sub 2. The obligations of Parent, Merger Sub 1 and Merger Sub 2 to consummate the Mergers are subject to the satisfaction on or prior to the Closing Date of the following conditions (which may be waived in whole or in part by Parent):

(a)           the Company shall have performed in all material respects all of its covenants and obligations hereunder required to be performed by it at or prior to the Closing;

(b)           (i) the representations and warranties of the Company contained in the first sentence of Section 4.01 (Corporate Existence and Power), Section 4.02(a) (Corporate Authorization), Section 4.05 (Capitalization) (other than the second and third sentences of Section 4.05), Section 4.21 (Finders’ Fees), and Section 4.23 (Antitakeover Statutes) shall be true and correct in all material respects, in each case at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (other than any such representations and warranties that by their terms address matters only at and as of another specified time, which shall be true and correct in all material respects only at and as of such time), (ii) the representations and warranties of the Company contained in the second and third sentences of Section 4.05 (Capitalization) shall be true and correct, except where the failure to be true and correct, individually or in the aggregate, is a de minimis inaccuracy and (iii) all other representations and warranties of the Company contained in this Agreement or in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct in all respects (disregarding all materiality and Company Material Adverse Effect qualifiers contained therein), in each case at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (other than any such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct in all respects (disregarding all materiality and Company Material Adverse Effect qualifiers contained therein) only at and as of such time), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(c)           since the date of this Agreement, there shall not have been any effect, change, condition, occurrence or event that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(d)           Parent shall have received a certificate signed by an executive officer of the Company certifying that each of the conditions set forth in Section 9.02(a), Section 9.02(b) and Section 9.02(c) has been satisfied; and

(e)           Parent shall have received the opinion of nationally recognized outside counsel, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent, the Company, Merger Sub 1 and Merger Sub 2, reasonably satisfactory in form and substance to such counsel.

Section 9.03          Conditions to the Obligations of the Company.  The obligation of the Company to consummate the Mergers is subject to the satisfaction on or prior to the Closing Date of the following conditions (which may be waived in whole or in part by the Company):

(a)           each of Parent, Merger Sub 1 and Merger Sub 2 shall have performed in all material respects all of its covenants and obligations hereunder required to be performed by it at or prior to the Closing;

(b)           (i) the representations and warranties of Parent contained in the first sentence of Section 5.01 (Corporate Existence and Power), Section 5.02 (Corporate Authorization), Section 5.05(a) (Capitalization) (other than the second and third sentences of Section 5.05(a)) and Section 5.18 (Finders’ Fees) shall be true and correct in all material respects, in each case at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (other than any such representations and warranties that by their terms address matters only at and as of another specified time, which shall be true and correct in all material respects only at and as of such time), (ii) the representations and warranties of Parent contained in the second and third sentences of Section 5.05(a) (Capitalization) shall be true and correct, except where the failure to be true and correct, individually or in the aggregate, is a de minimis inaccuracy, and (iii) all other representations and warranties of Parent contained in this Agreement or in any certificate or other writing delivered by Parent pursuant hereto shall be true and correct in all respects (disregarding all materiality and Parent Material Adverse Effect qualifiers contained therein), in each case at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (other than any such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct in all respects (disregarding all materiality and Parent Material Adverse Effect qualifiers contained therein) only at and as of such time), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(c)           since the date of this Agreement, there shall not have been any effect, change, condition, occurrence or event that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect;

(d)           the Company shall have received a certificate signed by an executive officer of Parent certifying that each of the conditions set forth in Section 9.03(a), Section 9.03(b) and Section 9.03(c) has been satisfied; and

(e)           the Company shall have received the opinion of nationally recognized outside counsel, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent, the Company, Merger Sub 1 and Merger Sub 2, reasonably satisfactory in form and substance to such counsel.

ARTICLE 10

TERMINATION

Section 10.01       Termination.  This Agreement may be terminated and the Mergers may be abandoned at any time prior to the First Effective Time, whether before or after the Company Shareholder Approval has been obtained (except as otherwise stated below):

(a)           by mutual written consent of the Company and Parent;

(b)           by either the Company or Parent:

(i)            if the First Merger is not consummated on or before April 27, 2017 (as such date may be extended pursuant to the immediately succeeding proviso, the “End Date”);  provided, however, that if on the End Date, any of the conditions to Closing set forth in (x) Section 9.01(c) (if the reason for the failure of such condition is an Order under any Competition Law) or (y) Section 9.01(e) shall not have been satisfied but all other conditions to Closing set forth in Article

9 shall have been satisfied or waived (other than those conditions that by their nature can only be satisfied on the Closing Date; provided, that such conditions are reasonably capable of being satisfied), then the End Date shall be extended, if Parent or the Company notifies the other Party in writing on or prior to the End Date, to July 27, 2017; provided, however, that the right to terminate this Agreement under this Section 10.01(b)(i) shall not be available to a Party if the failure of the Closing to have occurred by the End Date was due to the failure of such Party to perform any of its obligations under this Agreement or due to the breach by such Party of its representations and warranties set forth in this Agreement;

(ii)           if any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the Mergers or the Parent Share Issuance and such Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 10.01(b)(ii) shall not be available to a Party if such Order was due to the failure of such Party to perform any of its obligations under this Agreement or due to the breach by such Party of its representations and warranties set forth in this Agreement; or

(iii)          if the Company Shareholder Approval shall not have been obtained upon a vote taken thereon at the Company Shareholder Meeting (including any postponement or adjournment thereof) duly convened therefor;

(c)           by Parent:

(i)            if a Company Adverse Recommendation Change shall have occurred; or

(ii)           if the Company shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 9.02(a) or 9.02(b) and (B) is incapable of being cured by the End Date or, if capable of being cured by the End Date, the Company shall not have commenced good-faith efforts to cure the breach or failure to perform within thirty (30) calendar days following (or the breach or failure to perform is not cured within sixty (60) calendar days following) receipt by the Company of written notice from Parent of such breach or failure to perform; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 10.01(c)(ii) if Parent is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement, which breach would give rise to the failure of a condition set forth in Section 9.03(a) or 9.03(b);

(d)           by the Company:

(i)            if Parent shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 9.03(a) or 9.03(b) and (B) is incapable of being cured by the End Date or, if capable of being cured by the End Date, Parent shall not have commenced good-faith efforts to cure the breach or failure to perform within thirty (30) calendar days following (or the breach or failure to perform is not cured within sixty (60) calendar days following) receipt by Parent of written notice from the Company of such breach or failure to perform; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(d)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement, which breach would give rise to the failure of a condition set forth in Section 9.02(a) or 9.02(b); or

(ii)           prior to the Company Shareholder Approval, if (A) the Company Board authorizes the Company to enter into an Alternative Acquisition Agreement with respect to a Company Superior Proposal in accordance with Section 8.03, (B) substantially concurrently with the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement providing for such Company Superior Proposal and (C) prior to or concurrently with such termination, the Company pays to Parent in immediately available funds the Company Termination Fee required to be paid pursuant to Section 10.03.

The Party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other Party specifying the provision of this Agreement pursuant to which such termination is being effected.

Section 10.02       Effect of Termination.  In the event of the termination of this Agreement in compliance with Section 10.01, this Agreement shall be terminated and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Party (or any shareholder or Representative of such Party), other than Section 8.05(c), this Section 10.02, Section 10.03, and Article 11 (and the definitions used in each such section), all of which shall survive such termination; provided, however, that nothing in this Section 10.02 shall relieve any Party from liability for any fraud or knowing, material and intentional breach of this Agreement, subject to Section 10.03(c). No termination of this Agreement shall affect the obligations of the Parties contained in the Confidentiality Agreement.

Section 10.03       Termination Fees.

(a)           In the event that this Agreement is terminated by Parent pursuant to Section 10.01(c)(i) (or, at the time that this Agreement is terminated, Parent had the right to terminate this Agreement pursuant to Section 10.01(c)(i)) or by the Company pursuant to Section 10.01(d)(ii), then at or prior to the termination of this Agreement in the case of a termination pursuant to Section 10.01(d)(ii), or within two Business Days following such termination in the case of a termination pursuant to Section 10.01(c)(i) (or if such termination occurred at a time that Parent had the right to terminate this Agreement pursuant to Section 10.01(c)(i)), the Company shall pay, by wire transfer of immediately available funds, to Parent a fee in the amount of $685,000,000 (the “Company Termination Fee”).

(b)           In the event that this Agreement is terminated by the Company or Parent pursuant to Section 10.01(b)(i) or Section 10.01(b)(iii), or by Parent pursuant to Section 10.01(c)(ii) due to a breach or failure to perform of covenants or agreements set forth in this Agreement, and (i) at any time after the date of this Agreement and prior to such termination (in the case of a termination pursuant to Section 10.01(b)(i) or Section 10.01(c)(ii)) or prior to the completion of the Company Shareholder Meeting (including any adjournment or postponement thereof) (in the case of a termination pursuant to Section 10.01(b)(iii)), a Company Acquisition Proposal shall either (x) have been made or communicated to the Company Board (in the case of a termination pursuant to Section 10.01(c)(ii) due to a breach or failure to perform of covenants or agreements set forth in this Agreement or a termination pursuant to Section 10.01(b)(i)) and not withdrawn without qualification prior to such termination (provided, that, in the case of a breach or failure to perform a covenant or agreement set forth in this Agreement, such withdrawal shall have taken place prior to such breach or failure) or (y) have been publicly announced or publicly made known and not publicly withdrawn without qualification (1) prior to such termination (in the case of a termination pursuant to Section 10.01(b)(i)), (2) prior to the Company Shareholder Meeting (including any adjournment or postponement thereof) (in the case of a termination pursuant to Section 10.01(b)(iii)) or (3) prior to such breach or failure to perform (in the case of a termination pursuant to Section 10.01(c)(ii) due to a breach or failure to perform of covenants or agreements set forth in this Agreement) and (ii) within twelve months after such termination, the Company shall have entered into a definitive agreement with respect to any Company Acquisition Proposal, or any Company Acquisition Proposal shall have been consummated (in each case, whether or not such Company Acquisition Proposal is the same as the original Company Acquisition Proposal made, communicated or publicly made known or publicly announced), then, in any such event, the Company shall pay, by wire transfer of immediately available funds, to Parent the Company Termination Fee on the earlier to occur of the Company’s entry into an agreement with respect to such Company Acquisition Proposal or the consummation of such Company Acquisition Proposal; provided, however, that for purposes of the definition of “Company Acquisition Proposal” in this Section 10.03(b), references to “15%” shall be replaced by “50%.”

(c)           Notwithstanding anything in this Agreement to the contrary, in the event the Company Termination Fee is paid to Parent in circumstances for which such fee is payable pursuant to Section 10.03(a) or Section 10.03(b), other than with respect to claims for, or arising out of or in connection with fraud or knowing, intentional and material breach of any covenant in this Agreement, payment of the Company Termination Fee shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of Parent, its stockholders and their respective Representatives against the Company and its Representatives for any loss suffered as a result of the failure of the Mergers to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Company or its Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Mergers or transactions contemplated by this Agreement except as specified above.  Any Termination Fee paid by the Company to Parent pursuant to this Agreement shall be offset against any award for damages awarded to Parent pursuant to any claim based on fraud or knowing, intentional and material breach of this Agreement.  Nothing in this Section 10.03(c) shall modify Section 11.04.

(d)           The Parties acknowledge that the agreements contained in this Section 10.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 10.03, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for any amount due pursuant to this Section 10.03, the Company shall pay Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount due pursuant to this Section 10.03 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. All payments under this Section 10.03 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent.  In no event shall the Company Termination Fee be payable more than once.

ARTICLE 11

MISCELLANEOUS

Section 11.01       No Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any schedule, certificate, instrument or other document delivered pursuant to this Agreement shall survive the First Effective Time.  This Section 11.01 shall not limit Section 10.02, Section 10.03 or any covenant or agreement of the Parties which by its terms contemplates performance after the First Effective Time.

Section 11.02       Amendment and Modification.  Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company or Parent contemplated hereby, by written agreement of the Parties hereto at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the Company Shareholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the shareholders of the Company under applicable Law without such approval having first been obtained; provided further that, no amendment to or waiver of any DFS Provision that is materially adverse to the Financing Source Parties shall be effective without the written consent of the Financing Source Parties.

Section 11.03       Extension; Waiver.  At any time prior to the First Effective Time, subject to applicable Law, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the first proviso of Section 11.02, waive compliance with any of the agreements or conditions contained in this Agreement.  Except as required by applicable Law, no waiver of this Agreement shall require the approval of the shareholders of either Parent or the Company.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  The failure of any

Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any Party of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 11.04                      Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.  Except as otherwise provided herein, all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) payable by the Company or any of its Subsidiaries in connection with the Mergers (including any real property transfer tax and any similar Tax) shall be paid by the Surviving Company (or the applicable Subsidiary of the Surviving Company) when due, without deduction from any amounts payable to holders of Company Shares or Company Share Awards pursuant to this Agreement, and the Surviving Company (or the applicable Subsidiary of the Surviving Company) shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, provided that if any such Tax Returns are required or permitted to be filed on or before the First Effective Time, the Company and Parent shall cooperate in the preparation, execution and filing of all such Tax Returns.

Section 11.05                      Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (with confirmation of transmission) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 11.05):

if to Parent, Merger Sub 1 or Merger Sub 2, to:

Abbott Laboratories
100 Abbott Park Road, D-364
Abbott Park, Illinois 60064-3500
Attention:                                         Executive Vice President, General Counsel and Secretary
Facsimile:                                         (224) 667-3966

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:                                         Edward D. Herlihy
                                                                                                David K. Lam
                                                                                                Victor Goldfeld
Facsimile:                                         (212) 403-2000

if to the Company, to:

St. Jude Medical, Inc.
One St. Jude Medical Drive
St. Paul, MN 55117
Attention:                                         General Counsel
Facsimile:                                         (651) 756-2156

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
1881 Page Mill Road
Palo Alto, CA 94304
Attention:                                         Joseph M. Barbeau

Dennis J. Friedman
                                                                                                Christopher D. Dillon
Facsimile:                                         (650) 849-5094

Section 11.06                      Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, it being understood that each Party need not sign the same counterpart.  This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by all of the other Parties hereto. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 11.07                      Entire Agreement; Third Party Beneficiaries.  This Agreement (including the Exhibits and Schedules hereto and the documents and the instruments referred to herein), the Confidentiality Agreement and any agreements entered into contemporaneously herewith (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof (provided that any provisions of the Confidentiality Agreement conflicting with this Agreement or the transactions contemplated hereby shall be superseded by this Agreement) and (b) are not intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the Parties hereto and their respective successors and permitted assigns; provided, that notwithstanding the foregoing clause (b), following the First Effective Time, (i) the provisions of Section 7.04 shall be enforceable by each Party entitled to indemnification hereunder and his or her heirs and his or her representatives, (ii) the right of the Company’s shareholders to receive the Merger Consideration shall be enforceable by such holders, (iii) the rights of the holders of Company Options, Company RSU Awards and Company Restricted Share Awards to receive such amounts as provided for in Section 2.12 shall be enforceable by such holders and (iv) the provisions of Section 8.05(c) shall be enforceable by each Party entitled to reimbursement and indemnification thereunder; provided, further that the Financing Source Parties shall be express third-party beneficiaries with respect to the last proviso of Section 11.02, this proviso in this

Section 11.07, Section 11.10(b), Section 11.11(c), Section 11.12 and Section 11.13 (collectively, the “DFS Provisions”).

Section 11.08                      Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any Party hereto.  Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.09                      Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other Parties, and any such assignment without such consent shall be null and void; provided, that, with the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned), Parent may designate, prior to the First Effective Time, another wholly owned Subsidiary to be a Party to the Mergers in lieu of Merger Sub 1 and/or Merger Sub 2, in which event all references herein to Merger Sub 1 and/or Merger Sub 2, as applicable, shall be deemed references to such other Subsidiary (except with respect to representations and warranties made herein with respect to Merger Sub 1 and/or Merger Sub 2, as applicable, as of the date of this Agreement) and all representations and warranties made herein with respect to Merger Sub 1 and/or Merger Sub 2, as applicable, as of the date of this Agreement shall also be made with respect to such other Subsidiary as of the date of such designation (with such modifications as necessary to reflect any different organizational form of such other Subsidiary); provided further, that such assignment shall not relieve Parent of its obligations hereunder or otherwise enlarge, alter or change any obligation of any other Party hereto or due to Parent or such other Subsidiary.  Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 11.10                      Governing Law.  This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction that would result in the application of the Laws of any other jurisdiction, except that, notwithstanding the foregoing , (a) the interpretation of the duties of directors of the Company and, to the extent required by the Laws of the State of Minnesota, the Mergers shall be governed and construed in accordance with the Laws of the State of Minnesota without giving effect to the principles of conflicts of law thereof or of any other jurisdiction that would result in the application of the Laws of any other jurisdiction and (b) subject in all respects to the provisions of any other agreement (including any commitment letter or definitive agreement relating to any Financing) between any Financing Source Party and any Party hereto, all matters relating to any action or claim against any Financing Source Party, and all matters relating to the interpretation, construction, validity and enforcement (whether at law, in equity, in contract, in tort, or otherwise) against any of the Financing Source Parties in any way relating to the Financing Commitment Letters or the performance thereof or the Financing, shall be exclusively governed by, and construed in accordance with, the domestic Law of the State of New York without giving effect to any choice or conflict of law provision or rule whether of the State of New York or any other jurisdiction that would cause the application of Law of any jurisdiction other than the State of New York.

Section 11.11                      Enforcement; Exclusive Jurisdiction.

(a)                                 The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

(b)                                 In addition, each of the Parties hereto (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, solely if such court declines jurisdiction, any federal court located in the State of Delaware) in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial Proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware (or, solely if such court declines jurisdiction, any federal court located in the State of Delaware), and (iv) consents to service of process being made through the notice procedures set forth in Section 11.05.

(c)                                  Notwithstanding anything to the contrary in this Agreement, each Party agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Source Parties in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law jurisdiction is vested in the Federal courts, the U.S. District Court for the Southern District of New York (and of the appropriate appellate courts therefrom).

Section 11.12                      Waiver of Claims Against Financing Source Parties.  The Company agrees, on behalf of itself and its Affiliates, that none of the Financing Source Parties shall have any liability to the Company or its Affiliates (other than Parent and its Subsidiaries) relating to or arising out of this Agreement or the transactions contemplated by this Agreement, including the financing of the transactions contemplated by this Agreement, whether at law or equity, in contract, in tort or otherwise, and that neither the Company nor any of its Affiliates (other than

Parent and its Subsidiaries) will have any rights or claims against any Financing Source Parties under this Agreement and any other agreement contemplated by, or entered into in connection with, the transactions contemplated by this Agreement, including any commitments by the Financing Source Parties in respect of financing the transactions contemplated by this Agreement.

Section 11.13                      WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY LEGAL PROCEEDING AGAINST THE FINANCING SOURCE PARTIES ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED HEREBY, THE FINANCING OR THE PERFORMANCE OF SERVICES WITH RESPECT THERETO).

[Remainder page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

Abbott Laboratories

By:	/s/ Brian B. Yoor
	Name:	Brian B. Yoor
	Title:	Senior Vice President, Finance
and Chief Financial Officer

St. Jude Medical, Inc.

By:	/s/ John C. Heinmiller
	Name:	John C. Heinmiller
	Title:	Executive Vice President

Vault Merger Sub, Inc.

By:	/s/ Brian B. Yoor
	Name:	Brian B. Yoor
	Title:	President

Vault Merger Sub, LLC

By:	/s/ Brian B. Yoor
	Name:	Brian B. Yoor
	Title:	President